Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128662

CNL INCOME PROPERTIES, INC.

Supplement No. Three dated January 15, 2008

to Prospectus dated April 20, 2007

This Supplement is part of, and should be read in conjunction with, our prospectus dated April 20, 2007. This Supplement replaces all prior Supplements and Sticker Supplements to the prospectus. Capitalized terms used in this Supplement have the same meaning as in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “CNL Income Properties” include CNL Income Properties, Inc. and its subsidiaries.

Information as to the number and types of properties we have acquired and properties we have entered into commitments to acquire is presented as of January 1, 2008, and all references to property acquisitions and commitments should be read in that context. Properties we acquire and properties we enter into commitments to acquire after January 1, 2008 will be reported in a subsequent Supplement.

RECENT DEVELOPMENTS

At January 1, 2008, we had a portfolio of 99 lifestyle properties within seven asset classes: Marinas, Ski and Mountain Lifestyle, Destination Retail, Golf Courses, Merchandise Marts, Attractions and Dealerships. Ten of these 99 properties are owned through unconsolidated ventures. We have also made ten outstanding loans and have committed to acquire four additional properties. All of the properties in which we own an interest are leased on a long-term basis to either affiliated or third-party tenants and are managed by third-party operators that we consider to be significant industry leaders.

Since our supplement dated October 15, 2007, we have acquired the following properties (in millions):

Property	Property Description	Initial Purchase Price
Ancala Country Club – Scottsdale, Arizona	18-hole private course	$14.1

Arrowhead Country Club – Glendale (Phoenix), Arizona	18-hole private course	$17.4

Arrowhead Golf Club – Littleton (Denver), Colorado	18-hole public course	$15.8

Continental Golf Course – Scottsdale, Arizona	18-hole public course	$6.4

Deer Creek Golf Club – Overland Park (Kansas City), Kansas	18-hole public course	$8.9

Desert Lakes Golf Course – Bullhead City, Arizona	18-hole public course	$2.6

Eagle Brook Country Club – Geneva (Chicago), Illinois	18-hole private course	$16.3

Foothills Golf Club – Phoenix, Arizona	18-hole public course	$9.9

Forest Park Golf Course – St. Louis, Missouri; Leasehold interest	27-hole public course	$13.4

Property	Property Description	Initial Purchase Price
Hunt Valley Golf Club – Phoenix (Baltimore), Maryland	18-hole public course	$23.4

Kokopelli Golf Course – Gilbert (Phoenix), Arizona	18-hole public course	$9.4

Legend at Arrowhead Golf Resort – Glendale (Scottsdale), Arizona	18-hole public course	$10.4

London Bridge Golf Club – Lake Havasu, Arizona	Two 18-hole public courses	$11.8

Majestic Oaks Golf Club – Ham Lake (Minneapolis), Minnesota	45-hole public course	$13.2

Meadowbrook Country Club – Tulsa, Oklahoma	18-hole private course	$11.5

Micke Grove Golf Course – Lodi, California; Leasehold interest	18-hole public course	$6.6

Mission Hills Country Club – Northbrook (Chicago), Illinois	18-hole private course	$4.8

Painted Desert Golf Club – Las Vegas, Nevada	18-hole public course	$9.5

Ruffled Feathers Golf Club – Lemont (Chicago), Illinois	18-hole public course	$13.9

Stonecreek Golf Club – Phoenix, Arizona	18-hole public course	$14.1

Superstition Springs Golf Club – Mesa, Arizona	18-hole public course	$11.0

Tallgrass Country Club – Wichita, Kansas	18-hole private course	$5.4

Tamarack Golf Club – Naperville (Chicago), Illinois	18-hole public course	$7.8

Tatum Ranch Golf Club – Cave Creek (Phoenix), Arizona	18-hole private course	$6.4

We entered into an purchase and sale agreement on October 29, 2007 agreeing to acquire 28 golf courses from American Golf Corporation and certain of its affiliates (collectively, “AGC”) for a purchase price of $301.0 million. Additionally, $5.6 million will be paid to Nevada Links, Inc., a company not affiliated with AGC (“NVI”), pursuant to a November 30, 2007 purchase agreement to acquire NVI’s share of the Las Vegas Golf Club property. On November 30, 2007, we acquired 22 of those golf courses for an aggregate purchase price of $244.0 million. On December 19, 2007, we acquired leasehold interests in two more of the golf courses, Micke Grove Golf Course and Forest Park Golf Course for an aggregate purchase price of $20.0 million. Additional information about these properties is provided in the table above.

We have leased our interests in these properties on a long-term, triple-net basis to Evergreen Alliance Golf Limited, L.P. (“EAGLE Golf”) to operate on our behalf. Except for Micke Grove Golf Course, the leases have a 20-year initial term, with four 5-year renewal options, and all are cross-defaulted with the 15 other leases for golf course properties operated by EAGLE Golf on our behalf. The lease for Micke Grove Golf Course has a 19-year initial term, with three 5-year renewal options and a final 6-year renewal option.

Under the purchase and sale agreement, we have agreed to acquire the four remaining properties listed below by April 17, 2008:

David L. Baker Memorial Golf Center in Fountain Valley (Orange County), California

Las Vegas Golf Club in Las Vegas, Nevada

Meadowlark Golf Course in Huntington Beach (Orange County), California

Shandin Hills Golf Club in San Bernardino, California

Our acquisition of these remaining properties is conditioned upon the receipt of certain consents and estoppels. There can be no assurance that these conditions will be satisfied and, if satisfied, that the remaining properties will ultimately be acquired.

We expect to borrow an aggregate amount of $140.0 million from the Prudential Insurance Company of America in the first quarter of 2008 through loans on the 22 golf properties we acquired from AGC on November 30, 2007. Each loan will be collateralized by a mortgage or deed of trust on a respective property and is expected to bear interest annually at a fixed rate of 6.09% for a term of ten years. Monthly payments of principal and interest on the loans will be based on a 25-year amortization period. All of these loans will be cross-defaulted and cross-collateralized. We intend to use the proceeds of these loans to fund additional acquisitions.

On November 15, 2007, we acquired additional commercial condominium units in The Northstar Commercial Village from a subsidiary of Northstar Mountain Properties, LLC for $14.1 million. We have leased The Northstar Commercial Village on a long-term triple-net basis to Northstar Group Commercial Properties, an affiliate of Booth Creek. The lease has an initial term of 20 years with three 10-year renewal options.

On October 15, 2007, we obtained a $100.0 million syndicated revolving line of credit with Colonial Bank, N.A. acting as agent, which replaced our $20.0 million revolving line of credit. The new line of credit is collateralized by various of our ski, marina and attractions properties. The new line of credit bears interest at LIBOR plus 2.0% and matures on October 15, 2010.

On March 10, 2006, we purchased a $15.0 million mezzanine loan from Column Financial, Inc., in its capacity as lender to Mizner Court Holdings, L.P. The proceeds from the mezzanine loan, in addition to proceeds from an $89.0 million first mortgage loan, were used to acquire an apartment complex in Boca Raton, Florida with the intent to convert the complex into condominiums. On July 9, 2007, Mizner Court Holdings, LP defaulted on its loan payment to us, at which point we deemed the loan to be impaired and ceased recording interest income. Pursuant to an agreement between the borrower, the owner, the senior lender and us, on December 17, 2007, a foreclosure sale was completed on the apartment complex property and on December 28, 2007, we received title to the property, refinanced the property for approximately $85.4 million and repaid part of the existing senior debt on the property. Our refinancing is through PB (USA) Realty Corporation and PB Capital Corporation, and is collateralized by a mortgage on the Mizner Court apartment complex. The $85.4 million loan bears interest annually at a variable rate based on LIBOR. We have entered into an interest rate hedging instrument that swaps the rate on the first $54.0 million of debt to a blended fixed rate of 6.0% per year, and on the next $16.7 million to a blended rate of 5.805% for the term of the loan (of which 1.25% is deferred until maturity). Interest only payments are due monthly and a portion of the interest is deferred until the maturity date at the end of seven years. All principal and deferred interest is due in full on the maturity date. Prepayment is permitted upon payment of a fee.

On December 19, 2007, the Pennsylvania Securities Commission waived its prior requirement that we amend certain provisions of our articles of incorporation subject to the board of directors’ agreement to act as if the amendments to Sections 10.2, 10.3, and 12.1 will remain in place.

Our board of directors amended our bylaws on November 30, 2007 to increase directors’ compensation for service on our board of directors and audit committee effective January 1, 2008. Specifically, the board of directors agreed to increase (i) the annual fee for directors to $45,000 from $30,000, (ii) the annual fee for the audit committee chairperson to $10,000 from $5,000 and (iii) the board and audit committee meeting fees to $2,000 from $1,500 per meeting attended.

Our board of directors previously declared a distribution of $0.05 per share to stockholders of record on October 1, 2007, November 1, 2007 and December 1, 2007, which distributions were paid by December 31, 2007. Approximately 63.3% of the distributions for the nine months ended September 30, 2007 represent a return of capital in accordance with generally accepted accounting principles (“GAAP”). Cash distributions treated as a return of capital on a GAAP basis, for purposes of this disclosure, represent the amount of cash distributions in excess of net earnings on a GAAP basis, including deductions for depreciation expense. On January 1, 2008, our board of directors declared an increased distribution of $0.05125 per share to stockholders of record on January 1, 2008, which distribution will be paid by March 31, 2008. On an annualized basis, this increase in distribution would represent a 6.15% return based on the current $10.00 per share offering price of our common stock. Historically, the board of directors has declared distributions based on various factors, including cash flows from operations, rather than net earnings on a GAAP basis. No assurance can be made that distributions will be sustained at current levels.

THE OFFERING

As of November 30, 2007, we had received $1.4 billion (135.6 million shares) in subscription proceeds for this offering, including $44.4 million (4.7 million shares) received through our reinvestment plan. As of that same date, we had received $1.9 billion (187.7 million shares) in total proceeds in connection with our public offerings, including proceeds received through our reinvestment plan. Our total proceeds exclude $200,000 for 20,000 shares purchased by our Advisor preceding the commencement of our initial offering and $1.2 million for 117,708 restricted common shares issued to CNL Financial Group, Inc. in December 2004.

BUSINESS

The following table supplements information under “Business – Investment Focus” on page 68 of the prospectus:

The following summary of our operator concentration, rents and revenues is presented as of January 1, 2008. It does not include properties owned through unconsolidated subsidiaries:

Operator	Number of Properties	Annualized Base Rent*	Percent of Revenue
Ski
BW Resort Management Company	1	$3,623,000	2.71%
Booth Creek	3	14,516,000	10.84
Mountain High Associates	1	4,240,000	3.17
Boyne USA	6	18,968,000	14.16
Golf
Billy Casper Golf	1	992,000	0.74
EAGLE GOLF	39	35,029,000	26.15
Heritage Golf	4	8,531,000	6.37
I.R.I. Golf	1	1,162,000	0.87
Attractions
Boyne USA	1	2,129,000	1.59
HFE Horizon	2	1,461,000	1.09
Magic Springs Development	1	2,290,000	1.71
PARC Management	7	28,416,000	21.22
Trancas	11	3,219,000	2.40
Other Lifestyle Properties
Marinas International	10	8,800,000	6.57
Route 66 Real Estate	1	559,000	0.42

Total:	89	$133,935,000	100.0%

(*)	These figures have not been adjusted for straightlining of rents.

The following information updates and supplements the information under “Business – Marinas – Marinas International Marinas” on page 71 of our prospectus:

MARINAS

Crystal Point Marina and Manasquan River Club

On June 8, 2007, we acquired Crystal Point Marina and Manasquan River Club in Point Pleasant and Brick Township, New Jersey, respectively, from Marinas International for an aggregate purchase price of $14.5 million. These marinas are part of a larger portfolio that we entered into an agreement to purchase from Marinas International, and pursuant to which we acquired five other marinas on December 22, 2006. Crystal Point Marina has 200 floating slips and dry rack storage. Manasquan River Club is a full-service family-oriented marina featuring 199 open floating slips and 13 jet ski docks. We believe the Crystal Point Marina and Manasquan River Club are adequately insured, and there are currently no major capital expenditures planned for the properties. The approximate federal income tax basis of the depreciable portion of the marinas is $8.3 million.

Lease. The properties are being leased to Marinas International under long-term triple-net leases until December 2022 with five 5-year renewal options.

Operator. For information on Marinas International, see “Business-Marinas-Marinas International Marinas-Operator” on page 71 of our prospectus.

Competition. Crystal Point Marina and Manasquan River Club compete with other local marinas, including Clarks Landing Marina, Brielle Yacht Club and Hoffman’s Marina.

Holly Creek Resort and Eagle Cove Resort

On August 1, 2007, we acquired Holly Creek Resort and Eagle Cove Resort for an aggregate purchase price of $12.1 million from Marinas International. The marinas are located on Dale Hollow Lake in Celina and Byrdstown, Tennessee, respectively. Their amenities include 2 ship stores, 356 wet slips, 29 cabins and 38 houseboats. We believe the marinas are adequately insured, and there are currently no major capital expenditures planned for the properties. The approximate federal income tax basis of the depreciable portion of the marinas is $11.9 million.

Lease. We are leasing Holly Creek Resort to Marinas International under a long-term triple-net lease until 2026 with four five-year renewal options. We are leasing Eagle Cove Resort to Marinas International under a long-term triple-net lease until 2021 with four 5-year renewal options. The leases for Holly Creek and Eagle Cove Resorts are cross-defaulted with the lease for Great Lakes Marina.

Operator. For information on Marinas International, see “Business Marinas – Marinas International Marinas – Operator” on page 71 of our prospectus.

Competition. Holly Creek Resort and Eagle Cove Resort compete with other local marinas, including Cedar Hill Marina, Dale Hollow Marina, Horse Creek Marina, Star Point Marina and Sunset Marina.

Great Lakes Marina and Storage

On August 20, 2007, we acquired Great Lakes Marina & Storage in Muskegon, Michigan for a purchase price of $10.1 million from Great Lakes Marina & Storage, LLC. Great Lakes Marina & Storage has 301 slips, 150 dry storage units and a clubhouse. We believe the marina is adequately insured, and there are currently no major capital expenditures planned for the property. The approximate federal income tax basis of the depreciable portion of the marinas is $7.3 million

Lease. The property is being leased to Marinas International under a long-term triple-net lease for a term of 20 years and four 5-year renewal options. The lease for Great Lakes Marina & Storage is cross-defaulted with the Holly Creek Resort lease and the Eagle Cove Marina lease.

Operator. For information on Marinas International, see “Business – Marinas – Marinas International Marinas – Operator” at the second paragraph on page 71 of our prospectus.

Competition. Great Lakes Marina competes with other marinas located in Muskegon, Michigan, including Harbour Towne Marina, Terrace Point Marina, Torresen Marine, Hartshorn Municipal Harbor and Pointe Marine.

The following subsection updates and supplements the information under “Business – Ski and Mountain Lifestyle,” which begins on page 71 of our prospectus:

SKI AND MOUNTAIN LIFESTYLE

Mountain High Ski Resort

On June 29, 2007, we acquired Mountain High Ski Resort, a ski resort property in Wrightwood, California, from Mountain High Resort Associates, LLC for a purchase price of $45.0 million. The property consists of a permit interest in land owned by the U.S. Forest Service. The ski area is located 75 miles northeast of Los Angeles, California, and features 290 skiable acres, 59 trails and 16 chairlifts. We believe the property is adequately insured, and there are currently no major capital expenditures planned for the property. The approximate federal income tax basis of the depreciable portion of the property is approximately $45.0 million.

Lease. We have leased the ski area back to Mountain High Resorts Associates, LLC to operate the property under a long-term, triple-net lease with an initial term of 20 years with two 10-year renewal options.

Operator. Mountain High Resorts Associates, LLC is an affiliate of Valor Equity Partners, a private equity firm that purchased Mountain High Ski Resort in 2005. Mountain High Resorts Associates, LLC continues to operate the ski area, which it has operated since 1997. The members of its senior management team average more than eight years with the company.

Competition. Mountain High Ski Resort draws its visitors from the large population in the Los Angeles basin. The ski area’s major competitors in the Southern California region include Bear Mountain, Snow Summit Mountain and Snow Valley Mountain resorts located in the San Bernadino Mountains. The largest alternative skiing destination to the Southern California ski market is Central California with Mammoth Mountain and June Mountain Resorts. The second largest alternative market consists of resorts in the Lake Tahoe, Nevada and California area. The Southern California market differentiates itself from these alternative destinations by serving as a drive-to market and satisfying local demand. In contrast, Mammoth Mountain and June Mountain Resorts and the Lake Tahoe resorts are considered destination resorts.

Sugarloaf Mountain Resort and Sunday River Resort

On August 7, 2007, we acquired the Sugarloaf Mountain Resort and the Sunday River Resort in Carrabasset and Newry, Maine, respectively, for an aggregate purchase price of $76.5 million from Boyne USA. In connection with the transaction, we agreed to sell a portion of the developable land to Boyne USA for approximately $13.3 million. Sunday River Resort has 131 trails extending across eight interconnected mountains, 18 lifts, and seven on-mountain restaurant facilities, all spread over a total of 668 skiable acres. Sugarloaf Mountain Resort features 525 skiable acres, 134 trails and 15 lifts. We believe the resorts are adequately insured, and there are currently no major capital expenditures planned for the properties. The approximate federal tax basis of the depreciable portion of the resorts is $65.8 million.

Lease. The properties are being leased to affiliates of Boyne USA under long-term triple-net leases which are coterminous with our other leases to Boyne USA. The Sugarloaf Mountain Resort lease has an initial term expiring in 2026, with four 5-year renewal options. The Sunday River Resort lease has an initial term expiring in 2026, with four renewal terms of varying lengths. The Sunday River Resort and Sugarloaf Mountain Resort leases are cross-defaulted with the leases for our other Boyne USA-operated properties.

Operator. For more information on Boyne USA, see “Business-Ski and Mountain Lifestyle-Cypress Mountain-Operator” on page 74 of our prospectus.

Competition. Bretton Woods, Loon Mountain, Mount Sunapee, Okemo Mountain, Stratton Mountain, Stowe Mountain and Waterville Valley all compete with Sugarloaf Mountain Resort and Sunday River Resort.

Loon Mountain and Summit-at-Snoqualmie Resort

As part of our January 2007 acquisition of the Booth Creek properties we acquired the Summit-at-Snoqualmie and Loon Mountain ski resorts. We originally leased the properties to Booth Creek; however, on October 5, 2007, Booth Creek sold its rights in the entities that operate the Summit-at-Snoqualmie and Loon Mountain resorts to Boyne USA. Boyne USA was assigned the Booth Creek leases at closing and will operate the resorts on our behalf. For more information on Boyne USA, see “Business-Ski and Mountain Lifestyle-Cypress Mountain-Operator” on page 74 of our prospectus.

The Northstar Commercial Village

In conjunction with our acquisition in January 2007 of the Booth Creek properties, we agreed to take an assignment of an existing contract with a subsidiary of Northstar Mountain Properties, LLC (“Northstar Mountain Properties”) for the purchase of The Northstar Commercial Village in Lake Tahoe, California, which consists of commercial condominium units. On October 2, 2007, we acquired a portion of The Northstar Commercial Village from Northstar Mountain Properties for $22.0 million. On November 15, 2007, we acquired additional property in The Northstar Commercial Village for $14.1 million from Northstar Mountain Properties. We believe the property is adequately insured, and there are currently no major capital expenditures planned for the property. The approximate federal income tax basis of the depreciable portion of the property is $36.0 million.

Lease. We have leased The Northstar Commercial Village on a long-term triple-net basis to Northstar Group Commercial Properties, an affiliate of Booth Creek. The lease has an initial term of 20 years with three 10-year renewal options.

Operator. For more information about Booth Creek, see “Business - Ski and Mountain Lifestyle-Booth Creek Ski Resorts - Operator” on page 75 of our prospectus.

Competition. The competition at The Northstar Commercial Village is driven by the competition at the Northstar Resort. This competition comes in the form of destination retail, such as the ski village at Squaw Valley, and transient commercial locations such as the nearby town of Truckee, California, and, to a lesser degree, Incline Village, Nevada on the south shore of Lake Tahoe.

The following information updates and supplements the “Golf Courses” section beginning on page 80 of the prospectus:

GOLF COURSES

The table below supplements the table that begins on page 80 of the prospectus (in thousands). A description of the transactions in which we acquired these properties follows the table.

Property	Date Acquired	Initial Purchase Price	Outstanding Debt as of January 1, 2008	Lessee	Lease Term and Renewal Period
Ancala Country Club Scottsdale, Arizona 18-hole private course	11/30/07	$14,107	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Arrowhead Country Club Glendale (Phoenix), Arizona 18-hole private course	11/30/07	$17,357	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Arrowhead Golf Club Littleton (Denver), Colorado 18-hole public course	11/30/07	$15,783	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Continental Golf Course Scottsdale, Arizona 18-hole public course	11/30/07	$6,419	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Deer Creek Golf Club Overland Park (Kansas City), Kansas 18-hole public course	11/30/07	$8,934	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Desert Lakes Golf Course Bullhead City, Arizona 18-hole public course	11/30/07	$2,637	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Eagle Brook Country Club Geneva (Chicago), Illinois 18-hole private course	11/30/07	$16,253	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Foothills Golf Club Phoenix, Arizona 18-hole public course	11/30/07	$9,881	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Property	Date Acquired	Initial Purchase Price	Outstanding Debt as of January 1, 2008	Lessee	Lease Term and Renewal Period

Hunt Valley Golf Club Phoenix (Baltimore), Maryland 18-hole public course	11/30/07	$23,430	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Kokopelli Golf Course Phoenix, Arizona 18-hole public course	11/30/07	$9,416	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Legend at Arrowhead Golf Resort Glendale (Scottsdale), Arizona 18-hole public course	11/30/07	$10,438	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

London Bridge Golf Club Lake Havasu, Arizona 45-hole public course	11/30/07	$11,805	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Majestic Oaks Golf Club Ham Lake (Minneapolis), Minnesota Two 18-hole and one 9-hole public courses	11/30/07	$13,217	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Meadowbrook Country Club Tulsa, Oklahoma 18-hole private course	11/30/07	$11,530	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Mission Hills Country Club Northbrook (Chicago), Illinois 18-hole private course	11/30/07	$4,779	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Painted Desert Golf Club Las Vegas, Nevada 18-hole public course	11/30/07	$9,468	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Ruffled Feathers Golf Club Lemont (Chicago), Illinois 18-hole public course	11/30/07	$13,883	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Stonecreek Golf Club Phoenix, Arizona 18-hole public course	11/30/07	$14,095	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Superstition Springs Golf Club Mesa, Arizona 18-hole public course	11/30/07	$11,042	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Tallgrass Country Club Wichita, Kansas 18-hole private course	11/30/07	$5,405	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Tamarack Golf Club Naperville (Chicago), Illinois 18-hole public course	11/30/07	$7,747	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Tatum Ranch Golf Club Cave Creek (Phoenix), Arizona 18-hole private course	11/30/07	$6,379	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Property	Date Acquired	Initial Purchase Price	Outstanding Debt as of January 1, 2008	Lessee	Lease Term and Renewal Period

Forest Park Golf Course St. Louis, Missouri 27-hole public course; leasehold interest	12/19/07	$13,372	$—	EAGLE Golf	20-year initial term with four 5-year renewal options

Micke Grove Golf Course Lodi, California 18-hole public course; leasehold interest	12/19/07	$6,550	$—	EAGLE Golf	19-year initial term with three 5-year renewal options and a final 6-year renewal option

The following information updates and supplements “Golf Courses – EAGL Golf Clubs” beginning on page 85 of the prospectus:

EAGLE Golf Clubs

We entered into a purchase and sale agreement on October 29, 2007 to acquire 28 golf course properties from American Golf Corporation and certain of its affiliates (collectively “AGC”) for a purchase price of $301.0 million. Additionally, $5.6 million will be paid to Nevada Links, Inc., a company not affiliated with AGC (“NVI”), pursuant to a November 30, 2007 purchase agreement to acquire NVI’s share of the Las Vegas Golf Club property. On November 30, 2007, we acquired the following 22 of those golf course properties for a purchase price of $244.0 million:

Ancala Country Club, Scottsdale, Arizona

Arrowhead Country Club, Glendale (Phoenix), Arizona

Arrowhead Golf Club, Littleton (Denver), Colorado

Continental Golf Course, Scottsdale, Arizona

Deer Creek Golf Club, Overland Park (Kansas City), Kansas

Desert Lakes Golf Course, Bullhead City, Arizona

Eagle Brook Country Club, Geneva (Chicago), Illinois

Foothills Golf Club, Phoenix, Arizona

Hunt Valley Golf Club, Phoenix (Baltimore), Maryland

Kokopelli Golf Course, Gilbert (Phoenix), Arizona

Legend at Arrowhead Golf Resort, Glendale (Phoenix), Arizona

London Bridge Golf Club, Lake Havasu, Arizona

Majestic Oaks Golf Club, Ham Lake (Minneapolis), Minnesota

Meadowbrook Country Club, Tulsa, Oklahoma

Mission Hills Country Club, Northbrook (Chicago), Illinois

Painted Desert Golf Club, Las Vegas, Nevada

Ruffled Feathers Golf Club, Lemont (Chicago), Illinois

Stonecreek Golf Club, Phoenix, Arizona

Superstition Springs Golf Club, Mesa, Arizona

Tallgrass Country Club, Wichita, Kansas

Tamarack Golf Club, Naperville (Chicago), Illinois

Tatum Ranch Golf Club, Cave Creek (Phoenix), Arizona

The approximate federal income tax basis of the depreciable portion of these 22 golf course properties is $166.9 million. The properties are adequately insured and the fee and leasehold properties are expected to require approximately an aggregate of $12.0 million in capital expenditures over the next three years.

On December 19, 2007, we acquired leasehold interests in two more of the golf courses, Micke Grove Golf Course in Lodi, California for $6.6 million and Forest Park Golf Course in St. Louis, Missouri for $13.4 million. The approximate federal income tax basis of these two properties is $15.0 million. These properties are adequately insured.

Under the purchase and sale agreement with AGC, fourteen additional properties were assigned to EAGLE Golf for no value. Due to the nature of this transaction, U.S. GAAP requires us to record the inherent value of these courses as a lease incentive to our tenant which is amortized against rental income from our tenant over the life of the leases for these properties. Lease incentives represent the value attributable to the golf courses that were transferred to our tenant. AGC required that these courses be sold with the portfolio of 28 that we acquired. We, in turn, required our tenant to take title to these courses and they will continue to operate them on their own behalf.

Under the purchase and sale agreement, we have agreed to acquire the remaining four properties listed below by April 17, 2008:

David L. Baker Memorial Golf Center in Fountain Valley (Orange County), California

Las Vegas Golf Club in Las Vegas, Nevada

Meadowlark Golf Course in Huntington Beach (Orange County), California

Shandin Hills Golf Club in San Bernardino, California

Our acquisition of the remaining four properties is conditioned upon the receipt of certain consents and estoppels. There can be no assurance that these conditions will be satisfied and, if satisfied, that the remaining properties will ultimately be acquired.

Operator. We have leased our interests in the golf course properties that we acquired from AGC to EAGLE Golf. The terms of the leases are included in the table above. The leases are cross-defaulted with the 15 other leases for golf course properties operated by EAGLE Golf on our behalf. Information concerning EAGLE Golf, formerly known as EAGL Golf, is included in the section entitled “Business – Golf Courses – EAGL Golf Clubs,” that begins on page 85 of the prospectus. As of January 1, 2008, we terminated our management agreement for the operation of the Cowboys Golf Club with a subsidiary of EAGLE Golf, and simultaneously entered into a long term-lease agreement for the operation of the Cowboys Golf Club with EAGLE Golf.

Competition. Generally, the acquired courses face a variety of competitors depending on their location and quality. The private courses compete with other private courses or high-end public courses within a 50-mile radius, and generally compete on the basis of management expertise, reputation, featured facilities, quality of services and price. The public courses compete with other public courses in their local metropolitan areas and, depending on the quality of the public course, with private courses as well.

The following information updates and supplements “Business – Attractions” on page 87 of our prospectus:

ATTRACTIONS

Magic Springs and Crystal Falls Theme Park

On April 16, 2007, we acquired Magic Springs and Crystal Falls Theme Park, which is located 50 miles from Hot Springs, Arkansas, from Magic Springs Development Co., LLC for a purchase price of $20.0 million. This theme park offers more than 75 rides and major attractions, including roller coasters and concerts. The waterpark in the Crystal Falls area of the theme park features a wave pool, a lazy river and over 15 waterslides and attractions. We believe the theme park is adequately insured. We have committed to fund an additional park development plan in the amount of $10.0 million for improvements to the theme park during the first two years of the operating lease. The approximate federal income tax basis of the depreciable portion of the property is approximately $16.3 million.

Lease. We have leased the theme park on a long-term, triple-net basis to Magic Springs Development Co., LLC. The lease has an initial term of 20 years with four 5-year renewal options.

Operator. Magic Springs Development Co., LLC rebuilt Magic Springs and opened the new park in 2000. The company is managed by Ed Hart, who has been involved in the theme park industry since 1989, when he developed Kentucky Kingdom in Louisville, Kentucky, which was sold to Six Flags, Inc. in 1997.

Competition. The nearest competitors of Magic Springs and Crystal Falls Theme Park are Silver Dollar City in Branson, Missouri and Six Flags over Texas in Arlington, Texas. Both parks are five hours or more from Hot Springs, Arkansas.

The following information updates and supplements “Business – Mortgage Loans and Other Loans” on page 102 of our prospectus:

MORTGAGE LOANS AND OTHER LOANS

On June 15, 2007, we filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral for our $16.8 million loan to Plaza Partners, LLC. On September 28, 2007, the borrower filed an amended and restated answer and counter claim. We believe, based on initial appraisals and current market conditions, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a valuation allowance has not been established for this loan.

On March 10, 2006, we purchased a $15.0 million mezzanine loan from Column Financial, Inc., in its capacity as lender to Mizner Court Holdings, L.P. The proceeds from the mezzanine loan, in addition to proceeds from an $89.0 million first mortgage loan, were used to acquire an apartment complex in Boca Raton, Florida with the intent to convert the complex into condominiums. Due to the softening in the Florida condominium market we began considering other options along with the borrower and the senior lender. On July 9, 2007, Mizner Court Holdings, LP defaulted on its loan payment to us, at which point we deemed the loan to be impaired and ceased recording interest income. While options were being evaluated, we paid approximately $1.2 million on behalf of the owner, Mizner Court, LP, to keep the owner’s first mortgage current, and paid an additional $619,395 to cover operating shortfalls at the property in order to protect our investment position. Pursuant to an agreement between the borrower, the owner, the senior lender and us, on December 17, 2007, a foreclosure sale was completed on the apartment complex property and on December 28, 2007, we received title to the property, refinanced the property for approximately $85.4 million and repaid part of the existing senior debt on the property. Our refinancing is through PB (USA) Realty Corporation and PB Capital Corporation, and is collateralized by a mortgage on the Mizner Court apartment complex. The $85.4 million loan bears interest annually at a variable rate based on LIBOR. We have entered into an interest rate hedging instrument that swaps the rate on the first $54.0 million of debt to a blended fixed rate of 6.0% per year, and on the next $16.7 million to a blended rate of 5.805% for the term of the loan (of which 1.25% is deferred until maturity). Interest only payments are due monthly and a portion of the interest is deferred until the maturity date at the end of seven years. All principal and deferred interest is due in full on the maturity date. Prepayment is permitted upon payment of a fee.

The following information supplements “Borrowing” that begins on page 106 of the prospectus:

BORROWING

On April 23, 2007, Colonial Bank, N.A. extended the maturity of a $20.0 million revolving line of credit from May 1, 2007 to August 1, 2007. The line of credit bore interest at the 30-day LIBOR plus 2% per annum. On July 13, 2007, we entered into an amended and restated loan agreement with Colonial Bank, N.A., converting the $20.0 million revolving line of credit agreement to a $25.0 million non-revolving construction loan with substantially similar terms as the original line of credit in order to finance improvements at the Bretton Woods resort. The loan has a maturity date of three years from the date of the closing, with a one-year extension available for a payment equal to 25 basis points of the total loan amount.

On June 8, 2007, we borrowed approximately $42.1 million in the fourth tranche in a series of golf course property financings with Sun Life Assurance Company of Canada and certain of its affiliates. The fourth tranche is comprised of eight separate loans collateralized by a mortgage or deed of trust on one of the following golf course properties for the approximate amount indicated (in millions):

Mesa Del Sol Country Club	$3.5
Royal Meadows Golf Club	$1.2
Cowboys Golf Club	$12.7
Fox Meadows Country Club	$4.8
LakeRidge Country Club	$4.0
Painted Hills Golf Course	$2.0
Signature Golf Course	$8.6
Weymouth Country Club	$5.3

Each loan bears interest annually at a fixed rate of 6.58% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principal and interest due on the loan. Prepayment on the loan is prohibited for the first two years, after which time early repayment is allowed subject to a prepayment fee. The loans in all four tranches are cross-defaulted and cross-collateralized. We intend to use the proceeds of this loan to fund additional acquisitions.

On October 15, 2007, we obtained a $100.0 million syndicated revolving line of credit with Colonial Bank, N.A. acting as agent, which replaced our $20.0 million revolving line of credit. The new line of credit is collateralized by a mortgage or deed of trust on each of the following ski, marina and attractions properties:

Beaver Creek Marina
Burnside Marina
Camelot Park
Crystal Point Marina
Eagle Cove Resort
Fiddlesticks Fun Center
Funtasticks Fun Center
Grand Prix Tampa
Great Lakes Marina & Storage
Hawaiian Falls – Garland
Holly Creek Resort
Lakefront Marina
Magic Springs and Crystal Falls
Manasquan River Club
Mountain High Ski Resort
Mountasia Family Fun Center
Pier 121 Marina and Easthill Park
Putt Putt Fun Center-Raleigh
Putt Putt Fun Center-Lubbock
Route 66 Harley-Davidson
Sandusky Harbor Marina
Zuma Fun Center (Charlotte)
Zuma Fun Center (Knoxville)
Zuma Fun Center (North Houston)
Zuma Fun Center (South Houston)

The new line of credit bears interest at LIBOR plus 2.0% and matures on October 15, 2010. Prepayment of the loan is permitted subject to certain fees, and mandatory prepayments are required in certain situations under the loan agreement.

We expect to borrow an aggregate amount of $140.0 million from the Prudential Insurance Company of America in the first quarter of 2008 through loans on the 22 golf properties we acquired from AGC on November 30, 2007. Each loan is expected to bear interest annually at a fixed rate of 6.09% for a term of ten years. Monthly payments of principal and interest on the loans will be based on a 25-year amortization period. All of these loans will be cross-defaulted and cross-collateralized. We intend to use the proceeds of these loans to fund additional acquisitions. Each loan will be collateralized by a mortgage or deed of trust on each of the following golf properties for the amount indicated (in millions):

Ancala Country Club	$7.6
Arrowhead Country Club	$9.4
Arrowhead Golf Club	$10.4
Continental Golf Course	$4.0
Deer Creek Golf Club	$4.9
Desert Lakes Golf Course	$1.3
Eagle Brook Country Club	$9.2
Foothills Golf Club	$5.7
Hunt Valley Golf Club	$14.0
Kokopelli Golf Course	$5.8
Legend at Arrowhead Golf Resort	$6.3
London Bridge Golf Club	$7.0
Majestic Oaks Golf Club	$7.2
Meadowbrook Country Club	$6.8
Mission Hills Country Club	$1.8
Painted Desert Golf Club	$5.4
Ruffled Feathers Golf Club	$8.3
Stonecreek Golf Club	$8.8
Superstition Springs Golf Club	$6.4
Tallgrass Country Club	$2.8
Tamarack Golf Club	$4.5
Tatum Ranch Golf Club	$2.4

SELECTED FINANCIAL DATA

The following selected financial data for CNL Income Properties should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (in thousands except per share data):

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006 (1)	2005 (1)	2004 (1)	2003 (1)
Operating Data:
Revenues	$96,548	$11,484	$22,256	$227	$—	$—
Operating income (loss)	22,670	(276)	1,478	(4,984)	(1,280)	—
Net income (loss)	24,315	14,895	19,385	6,583	(683)	—
Net income (loss) per share	0.16	0.28	0.31	0.33	(0.17)	—
Weighted average number of shares outstanding (basic and diluted)	150,741	53,078	62,461	19,796	4,076	20
Cash distributions declared and paid (2)	66,292	21,490	33,726	10,096	1,173	—
Cash distributions declared and paid per share	0.45	0.41	0.56	0.54	0.26	—
Cash provided by (used in) operating activities	73,088	21,135	45,293	4,616	755	(199)
Cash used in investing activities	792,016	159,571	562,480	199,063	41,781	—
Cash provided by financing activities	739,624	221,708	721,293	251,542	77,735	200

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006 (1)	2005 (1)	2004 (1)	2003 (1)
Balance Sheet Data:
Real estate investment properties	$1,189,908	$148,881	$464,892	$20,953	$—	$—
Investment in unconsolidated entities	173,979	178,178	178,672	212,025	41,913	—
Mortgages and other notes receivable	129,111	54,139	106,356	3,171	—	—
Cash	317,047	176,685	296,163	93,804	36,710	1
Total assets	1,905,588	582,844	1,103,699	336,795	85,956	1,312
Long-term debt obligations	270,195	6,838	69,996	—	—	—
Total liabilities	342,072	28,752	104,505	12,163	11,004	1,112
Stockholders’ equity	1,513,038	554,092	977,506	324,632	74,952	200
Other Data:
Funds from operations (“FFO”) (3)	83,782	27,666	40,037	14,170	(579)	—
FFO per share	0.56	0.52	0.64	0.72	(0.14)	—
Properties owned directly at the end of period	74	9	42	1	—	—
Properties owned by unconsolidated entities at end of the period	10	10	10	10	7	—
Investments in mortgages and other notes receivable at the end of period	10	3	7	1	—	—

FOOTNOTES:

(1)	The selected financial data for 2003 covers the period August 11, 2003 (our date of inception) through December 31, 2003. Operations commenced on June 23, 2004 when we received minimum offering proceeds of $2.5 million and funds were released from escrow. We completed our first investment in December 2004. The historical results of operations are not necessarily indicative of future performance due to our limited operating history and our rate of growth attributable to the significant increase in proceeds raised through our offerings as well as the number and magnitude of real estate acquisitions made in recent periods.

(2)	Cash distributions are declared by the board of directors and generally are based on various factors, including expected and actual net cash from operations and our general financial condition, among others. Approximately 68.8%, 74.9%, 71.9%, 51.9%, 24.0% and 0.0% of the distributions received by stockholders were considered to be ordinary income and approximately 31.2%, 25.1%, 28.1%, 48.1%, 76.0% and 0.0% were considered a return of capital for federal income tax purposes for the nine months ended September 30, 2007 and 2006 and for the years ended December 31, 2006, 2005, 2004 and 2003, respectively. We have not treated such amounts as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

(3)	We consider funds from operations (“FFO”) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as used herein, means net income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income); (ii) is not necessarily indicative of cash flow available to fund cash needs; and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies. Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income as reported in the accompanying consolidated financial statements and notes thereto.

Reconciliation of net income (loss) to FFO for the nine months ended September 30, 2007 and 2006 and for the years ended December 31, 2006, 2005, 2004 and 2003 (in thousands except per share data):

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003
Net income (loss)	$24,315	$14,895	$19,385	$6,583	$(683)	$—
Adjustments:
Depreciation and amortization	44,893	3,702	8,489	17	—	—
Net effect of FFO adjustment from unconsolidated entities (a)	14,574	9,069	12,163	7,570	104	—

Total funds from operations	$83,782	$27,666	$40,037	$14,170	$(579)	$—

Weighted average number of shares of common stock outstanding (basic and diluted)	150,741	53,078	62,461	19,796	4,076	20

FFO per share (basic and diluted)	$0.56	$0.52	$0.64	$0.72	$(0.14)	$—

FOOTNOTES:

(a)    Represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the HLBV method of accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis relates to the quarter and nine months ended September 30, 2007 and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 114 of the prospectus:

INTRODUCTION

The following discussion is based on the condensed consolidated financial statements as of September 30, 2007 and December 31, 2006 and for the three and nine months ended September 30, 2007 and 2006. Amounts as of December 31, 2006 included in the unaudited condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date. This information should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto, as well as the consolidated financial statements, notes and Management’s Discussion and Analysis thereto included in our annual report on Form 10-K for the year ended December 31, 2006.

STATEMENT REGARDING FORWARD LOOKING INFORMATION

The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: conditions affecting the CNL brand name, increased direct competition, changes in general economic conditions, changes in government regulations, changes in local and national real estate conditions, terrorism, extended U.S. military combat operations, our ability to obtain additional lines of credit or permanent financing on satisfactory terms, availability of proceeds from our offering of shares, changes in interest rates, our ability to identify suitable investments, our ability to close on identified investments, inaccuracies of our accounting estimates, our ability to locate suitable tenants and operators for our properties and borrowers for mortgage loans, and the ability of such tenants and borrowers to make payments under their respective leases or loans. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GENERAL

CNL Income Properties, Inc. was organized pursuant to the laws of the State of Maryland on August 11, 2003. We were formed primarily to acquire lifestyle properties in the United States and Canada that we lease on a long-term basis (generally between five to 20 years, plus multiple renewal options) to tenants or operators who are significant industry leaders. We define lifestyle properties as those properties that reflect or are impacted by the social, consumption and entertainment values and choices of our society. We also make and acquire loans (including mortgage, mezzanine and other loans) generally secured by interests in real estate. We currently operate and have elected to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2004.

As of September 30, 2007, we had invested through consolidated entities in 21 golf courses, 22 attractions, ten ski and mountain lifestyle properties, ten marinas and one dealership and had made 11 loans, ten of which are outstanding. We had also invested through unconsolidated entities in seven destination retail properties (two of which are located in Canada), one merchandise mart property and two waterpark resorts. Subsequent to September 30, 2007, we acquired one additional property.

We have elected to be taxed as a REIT for federal income tax purposes. As a REIT we generally will not be subject to federal income tax on income that we distribute annually to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is lost. Such an event could materially and adversely affect our net income and cash flows. However, we believe that we are organized and have operated in a manner to qualify for treatment as a REIT beginning with the year ended December 31, 2004. In addition, we intend to continue to be organized and to operate so as to remain qualified as a REIT for federal income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

General

Our principal demand for funds during the short and long-term will be for property acquisitions, loans and other permitted investments, and for the payment of operating expenses and distributions to stockholders. Generally, our cash needs for items other than property acquisitions and making loans will be generated from operations and our investments. The sources of our operating cash flows are primarily driven by the rental income and net security deposits received from leased properties, from interest payments on the loans we make and by distributions from our unconsolidated entities. A reduction in cash flows from any of these sources could significantly decrease our ability to pay distributions to our stockholders. We have also entered into a revolving line of credit with a current capacity of $100.0 million, which will be used to bridge short-term liquidity needs that arise due to timing of cash receipts and payments.

We intend to continue to acquire properties and make loans and other permitted investments with proceeds from our public offering and long term debt financing. If sufficient capital is not raised, it would limit our ability to acquire additional properties, make loans or permitted investments. A failure to raise necessary capital could impact our ability to pay distributions unless we choose to borrow to do so.

We intend to continue to pay distributions to our stockholders on a quarterly basis. Operating cash flows are expected to be generated from properties, loans and other permitted investments to cover such distributions. In the event we are unable to acquire properties at the pace expected, we may not be able to continue to pay distributions to stockholders or may need to reduce the distribution rate or borrow to continue paying distributions, all of which may negatively impact a stockholder’s investment in the long term. Our ability to acquire properties is in part dependent upon our ability to locate and contract with suitable third-party tenants. The inability to locate suitable tenants may delay our ability to acquire certain properties. Not only are we experiencing increased competition in our targeted asset classes, we are also challenged due to the complex and expensive structures we must use to acquire properties due to the tax and legal requirements of being a REIT. Delays in acquiring properties or making loans with the capital raised from our common stock offerings adversely affect our ability to pay distributions to our existing stockholders.

We believe that our current and anticipated capital resources, including cash on hand and the availability of funds from our line of credit and from other potential borrowings are sufficient to meet our liquidity needs for the coming year and beyond.

Sources of Liquidity and Capital Resources

Common Stock Offering

Our main source of capital is from our common stock offerings. As of September 30, 2007, we had received approximately $1.8 billion (182.9 million shares) in total offering proceeds. The following table summarizes our public offerings as of September 30, 2007:

	1st Offering		2nd Offering		Total
	Shares	Proceeds (in millions)	Shares	Proceeds (in millions)	Shares	Proceeds (in millions)
Subscriptions received	51,246,465	$513.0	126,150,370	$1,260.3	177,396,835	$1,773.3
Subscriptions received pursuant to reinvestment plan	861,879	8.2	4,670,787	44.4	5,532,666	52.6
Redemptions	(648,616)	(6.2)	(9,500)	(0.1)	(658,116)	(6.3)

Total	51,459,728	$515.0	130,811,657	$1,304.6	182,271,385	$1,819.6

Number of investors	17,505		41,679		59,184

In addition to the shares sold through our public offerings, our advisor purchased 20,000 shares for $200,000 preceding the commencement of our Initial Offering. In December 2004, 117,708 restricted common shares were issued to CNL Financial Group, Inc., a company affiliated with our advisor and wholly-owned indirectly by our chairman of the board and his wife, for approximately $1.2 million.

Borrowings

We have borrowed and intend to continue to borrow money to acquire assets and to pay certain related fees. We have also borrowed, and may continue to borrow, money to pay distributions to stockholders. In general, we pledge our assets in connection with such borrowings. The aggregate amount of permanent financing is not expected to exceed 50% of our total assets on an annual basis. The maximum amount we may borrow is 300% of our net assets in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our net assets, a majority of the independent members of our board of directors must approve the borrowing and the borrowing must be disclosed and explained to stockholders in our first quarterly report after such approval occurs.

Our indebtedness consisted of the following (in thousands):

	September 30, 2007	December 31, 2006
Mortgages payable	$241,357	$63,158
Seller financing	28,838	6,838

	270,195	69,996
Revolving line of credit	19,000	3,000

Total	$289,195	$72,996

Operating Cash Flows

Our net cash flow provided by operating activities was approximately $73.1 million for the nine months ended September 30, 2007 and consisted primarily of interest earned on uninvested offering proceeds, rental revenues, interest income on mortgages and other notes receivable, the receipt of distributions from our unconsolidated entities and $17.1 million in security deposits from our third-party tenants, offset by payments made for operating expenses (including asset management fees to our advisor), as compared to the net cash flow from operating activities of approximately $21.1 million for the nine months ended September 30, 2006. The fluctuation in operating cash flow is principally due to the increase of our total assets under management and the related revenues and cash flows generated from these investments.

Distributions from Unconsolidated Entities

As of September 30, 2007, we had investments in ten properties through unconsolidated entities. We are entitled to receive quarterly cash distributions from our unconsolidated entities. For the nine months ended September 30, 2007 and 2006, we received operating distributions of approximately $8.5 million and $14.2 million, respectively, from the operation of these entities. These distributions are generally received within 45 days after each quarter end. Distributions receivable from our unconsolidated entities as of September 30, 2007 and December 31, 2006 were approximately $3.3 million and $2.2 million, respectively.

The following table summarizes the change in distributions declared to us from our unconsolidated entities (in thousands):

Period	Wolf Partnership (1)	DMC Partnership (2)	Intrawest Venture (3)	Total
Nine months ended September 30, 2007	$—	$7,904	$2,589	$10,493
Nine months ended September 30, 2006	1,535	7,963	2,729	12,227

Decrease	$(1,535)	$(59)	$(140)	$(1,734)

FOOTNOTES:

(1)	The Wolf Partnership has been adversely affected by a regional economic downturn impacting the Sandusky, Ohio property and by greater than expected competitive pressures, including competitor rate cuts and expansion, at both the Wisconsin Dells and Sandusky, Ohio locations. We expect that cash flows will continue to be affected by these economic and competitive pressures and do not expect to receive any distributions in the near term. We are working with our partner and operator to develop strategies that seek to improve the performance of the properties and our returns over the long-term at both of these locations. In addition, on March 1, 2006, the Wolf Partnership obtained a $63.0 million loan encumbering its two waterpark resort properties. The decrease in the distribution declared was partially due to a decrease in cash available for distribution as a result of debt service payments being required for the entire nine months of 2007 as compared to the partial nine month period in 2006.

(2)	The distribution for the nine months ended September 30, 2006 was greater than expected due to a distribution of a one-time payment the partnership received in connection with foregoing certain parking rights, which did not impact the operations of the property. In 2007, the recurring operating cash distributions increased over the same period in 2006 due to an increased lease basis from the lighting expansion at the Trade Mart and an increase in percentage rent.

(3)	The operating cash flows at the Intrawest Venture were not sufficient to provide us with our preferred return for the nine months ended September 30, 2007 and we currently estimate that total distributions for the year ending December 31, 2007 will be less than the same period in 2006 as a result of poor performance of certain resort locations. In addition, during 2006 we had guarantee payments from Intrawest totaling $0.4 million which are not available to us in 2007.

Uses of Liquidity and Capital Resources

Property Acquisitions and Investments in Unconsolidated Entities

During the nine months ended September 30, 2007, we acquired the following properties and portfolios, all of which have been leased under a long-term, triple-net basis to either an affiliate or third-party tenants and managed by third-party operators that we consider significant industry leaders.

Property	Location	Date of Acquisition	Purchase Price (in thousands)
Brighton Ski Resort	Utah	1/08/07	$35,000
Clear Creek Golf Club	Texas	1/11/07	1,888
Booth Creek Ski Portfolio	Four Various	1/19/07	172,081
The PARC Portfolio	Seven Various	4/6/07	312,000
Magic Springs Theme Parks	Arkansas	4/16/07	20,000
Manasquan and Crystal Point Marinas	New Jersey	6/8/07	14,553
Mountain High Ski Resort	California	6/29/07	45,000
Holly Creek and Eagle Cove Marinas	Tennessee	8/1/2007	12,125
Sugarloaf Mountain & Sunday River Ski Resorts	Maine	8/7/2007	76,500
Great Lakes Marina	Michigan	8/20/2007	10,088

Total			$699,235

We acquired one additional property subsequent to September 30, 2007 and have committed to acquire additional properties and to fund development costs for a significant addition to one of our existing properties. See “Events Occurring Subsequent to September 30, 2007” and “Commitments, Contingencies and Contractual Obligations” for additional information.

Mortgages and Other Notes Receivable

As of September 30, 2007, we had the following loans outstanding (in thousands):

Borrower and Description of Property	Date of Loan Agreement	Maturity date	Interest Rate		Loan Principal Amount	Accrued Interest
Plaza Partners, LLC(1) (condominium conversion)	2/28/2006	2/28/2007	19.0%		$16,800	$1,727
Mizner Court Holdings, LP (2) (condominium conversion)	3/10/2006	11/9/2007	LIBOR + 7.0%		15,000	—
Shorefox Development, LLC (lifestyle community development)	3/13/2006	3/10/2009	13.50%		40,000	2,010
Marinas International, Inc. (four marinas)	12/22/2006	12/22/2021	10.25%		39,151	674
Booth Creek Resort Properties LLC (two ski properties & one parcel of land)	1/18/2007	1/19/2010	15.0	% (3)	12,000	595

Total					122,951	$5,006

Accrued interest					5,006
Acquisition fees, net					2,995
Allowance for loan loss (2)					(1,557)
Loan origination fees, net					(284)

Total carrying amount					$129,111

FOOTNOTES:

(1)	On February 28, 2007, the loan matured. However, the borrower was unable to repay the loan. We deemed the loan impaired and ceased its recording of interest upon the loan’s maturity. On June 15, 2007, we filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral of the loan. We believe, based on a recently obtained appraisal and current market conditions, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a valuation allowance has not been established for this loan.

(2)	On July 9, 2007, Mizner Court Holdings, LP defaulted on its loan payment, at which point we deemed the loan to be impaired and ceased recording interest income. During the quarter ended September 30, 2007, we made approximately $880,000 in payments due under the borrower’s first mortgage on behalf of Mizner in order to protect our investment position. In addition, on October 9, 2007, we paid approximately $314,000 to cover operating shortfalls at the property. These amounts were expensed as incurred and are included in other operating expenses in the accompanying condensed consolidated statement of operations. We engaged an independent appraiser to assist in determining whether the fair value of the collateral property for this loan is sufficient to cover the amount of the loan including all accrued interest and fees. Based on the current appraised value, we established an allowance for loan loss of approximately $1.6 million relating to this loan. However, due to the favorable condition of the property, its location and improving local market trends, we believe the property is an asset that fits within our long-term investment strategy. As such, we are currently in the process of taking ownership of the property and arranging refinancing.

(3)	Pursuant to the three loan agreements with an aggregate principal of $12.0 million, the loans require monthly interest-only payments for the first three years based on an annual percentage rate of 9.0%. The loans are cross-collateralized by two ski properties and one parcel of land and may be prepaid anytime after 60 days written notice from the borrower. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, the borrower agreed to pay an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15.0% rather than 9.0%.

We will continue to monitor the value of the collateral for these loans and evaluate our alternatives during the remainder of 2007. In the event additional information indicates changes in the underlying value of the collateral, we may adjust our allowance for loan losses.

Distributions

We intend to pay distributions to our stockholders on a quarterly basis. The amount of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash from operations for the year, our financial condition, a balanced analysis of both current and expected long-term stabilized cash flows from our properties, our objective of continuing to qualify as a REIT for federal income tax purposes, the actual operating results of each quarter, economic conditions, other operating trends, capital requirements and avoidance of volatility of distributions. Operating cash flows are expected to be generated from properties, loans and other permitted investments acquired or made by us. Distributions declared and paid were covered by cash flows from operating activities during the quarter and nine months ended September 30, 2007. We expect cash flows from operating activities to exceed distributions for the year ending December 31, 2007.

We do not pay distributions from proceeds from our common stock offerings. We have historically made, and may continue to make, advances under our revolving line of credit to temporarily fund the payment of distributions at the end of each fiscal quarter. We currently have up to $100.0 million available under our revolving line of credit.

Distributions declared and paid during the nine months ended September 30, 2007 and 2006 were $66.3 million and $21.5 million, respectively, and exceeded net income for the nine months ended September 30, 2007 and 2006 by approximately $42.0 million and $6.6 million, respectively. Distributions to stockholders may be considered a return of capital to the extent the amount of such distributions exceeds net income calculated in accordance with generally accepted accounting principles (“GAAP”). Accordingly, for the nine months ended September 30, 2007, approximately 63.3% of the distributions represented a return of capital, if calculated using GAAP net income as the basis. Approximately 31.35% of the distributions for the nine months ended September 30, 2007 constitute a return of capital for federal income tax purposes. No amounts distributed to stockholders are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

The following table compares cash flows provided by operations to cash distributions declared (in thousands):

	Nine Months Ended September 30,
	2007	2006
Cash flows provided by operations	$73,088	$21,135
Distributions declared	66,292	21,490

Excess (deficiency)	$6,796	$(355)

In 2006, the deficiency was temporarily funded with an advance under our revolving line of credit.

Common Stock Redemptions

For the quarter and nine months ended September 30, 2007, approximately 156,990 and 354,000 shares, respectively, were redeemed at approximately $1.5 million and $3.4 million, respectively, for an average price per share of $9.52 and $9.51, respectively. These shares are considered retired and will not be reissued.

Related Party Arrangements

On June 1, 2007, our advisor filed a certificate of conversion with the State of Florida to change its name and form of entity from CNL Income Corp. to CNL Income Company, LLC. The certificate of conversion will have no effect on the Advisory Agreement and related agreements except to change the name from CNL Income Corp. to CNL Income Company, LLC.

Certain of our directors and officers hold similar positions with CNL Income Company, LLC which is both a stockholder and our advisor, and CNL Securities Corp., which is the managing dealer for our public offerings. Our chairman of the board indirectly owns a controlling interest in CNL Financial Group, the parent company of our advisor. These entities receive fees and compensation in connection with our stock offerings and the acquisition, management and sale of our assets. Amounts incurred relating to these transactions were approximately $99.3 million and $38.1 million for the nine months ended September 30, 2007 and 2006, respectively. Of these amounts, approximately $3.5 million and $11.1 million are included in the amounts due to affiliates in the accompanying condensed consolidated balance sheets as of September 30, 2007 and December 31, 2006, respectively. CNL Income Company, LLC and its affiliates are entitled to reimbursement of certain expenses and amounts incurred on our behalf in connection with our organization, offering, acquisitions, and operating activities. Reimbursable expenses for the nine months ended September 30, 2007 and 2006 were approximately $7.1 million and $12.2 million, respectively. In addition, to the extent that operating expenses, in any four consecutive fiscal quarters (the “Expense Year”), exceed the greater of 2% of average invested assets or 25% of net income, the advisor is required to reimburse us the amount by which the total operating expenses paid or incurred exceed the greater of the 2% or 25% threshold (the “Expense Cap”). For the Expense Year ended September 30, 2007, operating expenses did not exceed the Expense Cap.

We maintain accounts at a bank for which our chairman and vice chairman serve as directors. We had deposits of approximately $1.0 million and $3.5 million in those accounts as of September 30, 2007 and December 31, 2006, respectively.

CRITICAL ACCOUNTING POLICIES

There have been no changes to our Critical Accounting Policies since the filing of our annual report on Form 10-K for the year ended December 31, 2006.

Mortgages and other notes receivable are recorded at the stated principal amounts net of deferred loan origination costs or fees. A loan is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the note. An allowance for loan loss is calculated by comparing the carrying value of the note to the value of the underlying collateral. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan loss. Interest income on performing loans is accrued as earned. Interest income on impaired loans is recognized as collected. As of September 30, 2007, we established an allowance for loan loss of approximately $1.6 million.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide “Investment Companies” must be applied by an entity and whether investment company accounting must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. SOP 07-1 is effective for our fiscal year beginning January 1, 2008. We do not believe we are an investment company under the provisions of SOP 07-1 and do not expect to retain specialized investment company accounting for any of our consolidated or equity method investments where the investment entity may be deemed an investment company. Accordingly, we do not expect the adoption of SOP 07-1 to have a material impact on our financial position or results of operations.

In February 2007, the Financial Accounting Standard Board (the “FASB”) issued Statement of Financial Accounting Standard No. 159, “Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of FAS 157 “Fair Value Measurement” discussed below. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007 and is not expected to have a significant impact to our current practice nor on our financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurement” (FAS 157). FAS 157 creates consistency in valuing all assets and liabilities. Fair value is defined as what would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FAS 157 requires certain methods to be used to measure fair value and expands disclosures about fair value measurements. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007 and is not expected to have any significant impact to our current practice nor on our financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes”. The interpretation clearly excludes income tax positions related to FASB Statement No. 5, “Accounting for Contingencies.” We adopted the provisions of this statement in the first quarter of 2007 and there was no effect on our financial position or results of operations.

RESULTS OF OPERATIONS

The following tables summarize our operations for the quarter and nine months ended September 30, 2007 as compared to September 30, 2006 (in thousands except per share data):

	Quarters Ended September 30,
	2007	2006	$ Change	% Change
Revenues:
Rental income from operating leases	$34,116	$4,705	$29,411	625.1%
Interest income on mortgages and other notes receivable	2,566	1,874	692	36.9%
Other operating income	1,884	—	1,884	n/a

Total revenue	38,566	6,579	31,987	486.2%

Expenses:
Asset management fees to advisor	3,980	1,415	2,565	181.3%
General and administrative	2,775	1,364	1,411	103.4%
Ground leases and permits	1,343	411	932	226.8%
Repairs and maintenance	1,125	171	954	557.9%
Loan loss provision	1,557	—	1,557	n/a
Other operating expenses	2,474	—	2,474	n/a
Depreciation and amortization	20,267	2,542	17,725	697.3%

Total expenses	33,521	5,903	27,618	467.9%

Operating income (loss)	5,045	676	4,369	646.3%

Other income (expense):
Interest and other income	2,945	1,783	1,162	65.2%
Interest expense and loan cost amortization	(4,588)	(248)	(4,340)	1750.0%
Equity in earnings of unconsolidated entities	2,084	3,829	(1,745)	-45.6%

Total other income	441	5,364	(4,923)	-91.8%

Net income	$5,486	$6,040	$(554)	-9.2%

Earnings per share of common stock
(basic and diluted)	$0.03	$0.10	$(0.07)	-70.0%

Weighted average number of shares of common stock outstanding (basic and diluted)	176,183	61,073

	Nine Months Ended
	September 30,
	2007	2006	$ Change	% Change
Revenues:
Rental income from operating leases	$82,825	$7,529	$75,296	1000.1%
Interest income on mortgages and other notes receivable	8,400	3,955	4,445	112.4%
Other operating income	5,323	—	5,323	n/a

Total revenue	96,548	11,484	85,064	740.7%

Expenses:
Asset management fees to advisor	10,277	3,634	6,643	182.8%
General and administrative	6,820	3,538	3,282	92.8%
Ground leases and permits	3,909	698	3,211	460.0%
Repairs and maintenance	1,435	171	1,264	739.2%
Loan loss provision	1,557	—	1,557	n/a
Other operating expenses	4,987	—	4,987	n/a
Depreciation and amortization	44,893	3,719	41,174	1107.1%

Total expenses	73,878	11,760	62,118	528.2%

Operating income (loss)	22,670	(276)	22,946	8313.8%

Other income (expense):
Interest and other income	7,748	4,941	2,807	56.8%
Interest expense and loan cost amortization	(10,171)	(420)	(9,751)	2321.7%
Equity in earnings of unconsolidated entities	4,068	10,650	(6,582)	-61.8%

Total other income	1,645	15,171	(13,526)	-89.2%

Net income	$24,315	$14,895	$9,420	63.2%

Earnings per share of common stock
(basic and diluted)	$0.16	$0.28	$(0.12)	-42.9%

Weighted average number of shares of common stock outstanding (basic and diluted)	150,741	53,078

Rental income from operating leases. The significant increase in rental income for the quarter and nine months ended September 30, 2007 as compared to September 30, 2006 is attributable to our acquisition of additional real estate properties. Approximately 10.1% of the total revenue growth was related to nine properties that were acquired during the nine months ended September 30, 2006 for which we recognized only a partial period of revenue in 2006 as compared to the full nine months ended September 30, 2007. The remaining 89.9% increase in rental revenue is attributable to the 65 properties that we acquired between September 30, 2006 and September 30, 2007. Only one property was owned and leased for both the entire nine month periods ended September 30, 2007 and 2006, which contributed approximately $2.7 million, or 3.3% and 35.9%, respectively, of total rental income during the nine month periods ended September 30, 2007 and 2006.

Interest income on mortgages and other notes receivable. Between September 2005 and March 2007, we made eleven loans to third-party borrowers, which resulted in interest income of approximately $8.4 million and $4.0 for the nine months ended September 30, 2007 and 2006, respectively and approximately $2.6 million and $1.9 million for the quarters ended September 30, 2007 and 2006, respectively. On August 14, 2006, one of the loans was repaid in full. The significant increase in interest income for the nine months ended September 30, 2007 as compared to the same period in 2006 is due to the periods during which the loans were outstanding and bearing interest. Over half of the loans outstanding for the period ended September 30, 2007 were issued subsequent to September 30, 2006. The balance of the loans at September 30, 2007 was approximately $129.1 million as compared to $54.1 million at September 30, 2006.

Other operating income and expense. The other operating income and expenses for the quarter and nine months ended September 30, 2007 as compared to zero for the quarter and nine months ended September 30, 2006 is attributable to the acquisition of Cowboys Golf Club in December 2006, which is operated through a taxable REIT subsidiary. We expect to enter into a long-term lease agreement for the Cowboys Golf Club with a subsidiary of Evergreen Alliance Golf Limited, L.P.

(“EAGLE” formerly known as “EAGL”) by the end of 2007. From the point at which we enter into the long-term lease, golf operating revenues and expenses will be replaced with rental income from the tenant. Other operating expenses also include approximately $1.2 million in debt service payments to senior lenders and operating shortfalls we funded in order to protect our secondary interest in the property that collateralizes our note receivable from Mizner Court Holdings, LP after that borrower defaulted under the loan.

Asset management fees to advisor. Asset management fees of 0.08334% per month of invested assets are paid to the advisor for the acquisition of real estate assets and making loans. Total asset management fees were approximately $4.0 million and $1.4 million for the quarter ended September 30, 2007 and 2006, respectively, and $10.3 million and $3.6 million, respectively for the nine months ended September 30, 2007 and 2006. The increase in such fees is proportional to the acquisition of additional real estate properties and loans made during the periods.

General and administrative. The increase in our general and administrative expenses is principally due to our growth and the overall increase in our operating activities as a result of the properties we have acquired.

Ground leases and permits. Ground lease payments, park use and land permit fees are generally based on a percentage of gross revenue of the underlying property over certain thresholds and are paid by the tenants in accordance with the terms of the triple-net leases with those tenants. These expenses have corresponding revenues included in rental income above. The following are the properties subject to such leases or permits:

Properties	Date Acquired	Description
Sunday River Resort	8/7/07	Long-term ground lease
Holly Creek & Eagle Cove Marinas	8/1/07	Two long-term ground leases
Mountain High Ski Resort	6/29/07	U.S. Forest Service ski area permit
The PARC Portfolio	4/06/07	Two long-term ground leases
Booth Creek Ski Portfolio	1/19/07	Three U.S. Forest Service ski area permits
Brighton Ski Resort	1/08/07	U.S. Forest Service ski area permit and one ground lease
Marinas International	12/22/06	Three long-term ground leases
EAGL Golf Portfolio	11/16/06	Three long-term ground leases
Family Entertainment Centers	10/06/06	Three long-term ground leases
Bear Creek Golf Course	9/08/06	Special facilities ground leases agreement with Dallas/Fort Worth International Airport Board
Cypress Mountain Ski Area	5/30/06	Special park use permit from Canadian Provincial Authority

Depreciation and amortization. The increase in depreciation and amortization expense for the quarter and nine months ended September 30, 2007 as compared to 2006 is a direct result of the acquisition of additional real estate as discussed above.

Interest and other income. The increase in interest income is a result of greater average cash on hand from uninvested offering proceeds during the quarter and nine months ended September 30, 2007 as compared to September 30, 2006.

Interest expense and loan cost amortization. The increase in interest expense for the quarter and nine months ended September 30, 2007 as compared to September 30, 2006 is attributable to the increase in notes and mortgages payable. As of September 30, 2007 we have loan obligations totaling $270.2 million with a weighted average interest rate of 6.45%

Equity in earnings. The following table summarizes equity in earnings (losses) from our unconsolidated entities (in thousands):

	Quarter Ended September 30,
	2007	2006	$ Change	% Change
Wolf Partnership	$(267)	$513	$(780)	(152.0)%
DMC Partnership	2,390	2,343	47	2.0%
Intrawest Venture	(39)	973	(1,012)	(104.0)%

Total	$2,084	$3,829	$(1,745)	(45.6)%

	Nine Months Ended September 30,
	2007	2006	$ Change	% Change
Wolf Partnership	$(2,720)	$671	$(3,391)	(505.4)%
DMC Partnership	7,089	6,668	421	6.3%
Intrawest Venture	(301)	3,311	(3,612)	(109.1)%

Total	$4,068	$10,650	$(6,582)	(61.8)%

Equity in earnings decreased by approximately $1.7 million and $6.6 million for the quarter and nine months ended September 30, 2007, respectively, as compared to the same periods in 2006 due to a decrease in income from the Wolf Partnership and the Intrawest Venture offset by a slight increase in income from the DMC Partnership. The Wolf Partnership was adversely affected by a regional economic downturn impacting the Sandusky, Ohio property and by greater competitive pressure, including competitor rate cuts and expansion, at both the Wisconsin Dells and Sandusky, Ohio locations. We are working with our partner and operator to develop strategies that seek to improve the performance of the properties and our returns over the long-term at both of these locations; however, the effects of the economic downturn and competitive pressure are expected to continue to have an impact on our earnings for the foreseeable future. In addition, on March 1, 2006, the Wolf Partnership obtained a $63.0 million loan encumbering two waterpark resort properties. This resulted in increased interest expense for the nine months ended September 30, 2007 as compared to the partial period in which the loan was outstanding in 2006.

Equity in earnings is recognized using the hypothetical liquidation at book value method (“HLBV”) of accounting, which means we recognize income in each period equal to the change in our share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value. Because our equity in earnings is calculated in this manner due to the preferences we receive upon liquidation, we have historically recognized more income than the underlying unconsolidated entities have generated and our partners have historically been allocated significant losses which offset the earnings that we have recorded for these entities. During 2006, our partners’ unreturned capital in the Intrawest Venture was reduced to zero as a result of the losses they have recognized and the distributions that they have received from this venture. Since the date that this occurred we no longer recognize significant amounts of income from this venture and in the future may recognize losses that this entity incurs (on a GAAP basis) which is the primary reason for the reduction in equity in earnings from the Intrawest Venture during 2007 as compared to 2006. While this method of recognizing earnings and losses from the unconsolidated entity is not expected to have an impact on the distributions we receive, it will likely result in reductions or fluctuations in our net income, earnings per share, funds from operations (“FFO”) and FFO per share.

Net income and earnings per share. Our net income and earnings per share are volatile as we are still in the early stages of operation and are experiencing significant growth. These performance measures are significantly affected by the pace at which we raise offering proceeds and the time it takes to accumulate and invest such proceeds in real estate acquisitions and other income-producing investments. The accumulation of funds over time in order to make large individually significant acquisitions can be dilutive to the earnings per share ratio. During the last 12 months we have been acquiring a significant number of properties that have a greater proportion of fixtures and equipment (ski resorts, attractions and marinas) as compared to the properties previously acquired. This results in a shorter weighted average useful life for our portfolios which causes proportionately higher depreciation expense than we have recorded in the past. This has a negative impact on net income and earnings per share but does not impact FFO and FFO per share. Additionally, the amount of equity in earnings we recognized under the HLBV method of accounting in 2007 versus 2006 and the $1.6 million loan loss provision had a further negative impact on our income and earnings per share as well as FFO and FFO per share.

OTHER

Funds from Operations. We consider FFO to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by NAREIT and as used herein, means net income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies.

Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income and cash flows as reported in the accompanying unaudited condensed consolidated financial statements and notes thereto.

Reconciliation of net income to FFO for the quarter and nine months ended September 30, 2007 and 2006 (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$5,486	$6,040	$24,315	$14,895
Adjustments:
Depreciation and amortization	20,267	2,532	44,893	3,702
Net effect of FFO adjustment from unconsolidated entities (1)	5,644	3,526	14,574	9,069

Total funds from operations	$31,397	$12,098	$83,782	$27,666

Weighted average number of shares of common stock outstanding (basic and diluted)	176,183	61,073	150,741	53,078

FFO per share (basic and diluted)	$0.18	$0.20	$0.56	$0.52

FOOTNOTES:

(1)	This amount represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the HLBV method of accounting.

OFF BALANCE SHEET ARRANGEMENTS

There have been no material changes in our off balance sheet arrangements since the filing of our annual report on Form 10-K for the year ended December 31, 2006.

COMMITMENTS, CONTINGENCIES AND CONTRACTUAL OBLIGATIONS

The following tables present our contractual obligations and contingent commitments and the related payment periods as of September 30, 2007 (in thousands):

Contractual Obligations

	Payments Due by Period
	Less than 1 year	Years 1-3	Years 3-5	More than 5 years	Total
Line of credit	$19,000	$—	$—	$—	$19,000
Mortgages and other notes payable (principal and interest)	12,201	24,349	31,361	247,716	315,627
Obligations under capital leases	1,650	1,654	30	—	3,334
Obligations under operating leases/permits (1)	7,805	23,315	23,117	185,178	239,415

Total	$40,656	$49,318	$54,508	$432,894	$577,376

FOOTNOTES:

(1)	This amount represents obligations under ground leases, park use permits and land permits which are paid by our third-party tenants on our behalf. Ground lease payments, park use and land permit fees are generally based on a percentage of gross revenue of the related property exceeding a certain threshold. For percentage based lease and permit obligations, the future obligations have been estimated based on current revenue levels projected over the term of the leases or permits.

Contingent Commitments

	Payments Due by Period
	Less than 1 year	Years 1-3	Years 3-5	More than 5 years	Total
Contingent purchase consideration	$—	$23,650	$—	$—	$23,650
Capital improvements	16,017	42,781	7,000	7,000	72,798
Pending investments	22,000	—	—	—	22,000

Total	$38,017	$66,431	$7,000	$7,000	$118,448

EVENTS OCCURING SUBSEQUENT TO SEPTEMBER 30, 2007

On October 2, 2007, we acquired The Northstar Commercial Village in Lake Tahoe, California from affiliates of Northstar Mountain Properties, LLC for $22.0 million and leased it back on a long-term, triple-net basis to Northstar Group Commercial Properties (“NGCP”), an affiliate of Booth Creek. The property consists of 36 units along the ground level of the Iron Horse and Great Bear Lodge buildings and encompasses an area of approximately 54,300 square feet.

On October 5, 2007, our tenant, Booth Creek, sold its rights in the entities that operate the Summit at Snoqualmie and Loon Mountain resorts to Boyne USA. Boyne USA, another of our existing tenant, was assigned the Booth Creek leases for these two ski resorts at closing and will operate the resorts.

On October 15, 2007, we obtained a new revolving line of credit with Colonial Bank, N.A. with a current capacity of $100.0 million replacing our existing $20.0 million revolving line of credit. The line of credit is collateralized by a ski property and certain of our marinas and attractions properties. The line of credit bears interest at the LIBOR plus 2.0% and matures on October 15, 2010.

On October 29, 2007 we entered into an asset purchase agreement with affiliates of American Golf Corporation to acquire a portfolio of 28 U.S. golf courses (22 fee simple and six leasehold interests) in 11 states for approximately $306.6 million. The properties will be leased and operated by one of our existing tenants under long-term triple-net leases. The transaction is expected to close by the end of 2007 and is subject to customary closing conditions. There can be no assurance that any or all of the properties will be acquired or if acquired that it will be on the terms and conditions disclosed.

MANAGEMENT

The following information updates the first paragraph of the “Compensation of Directors and Executive Officers” section that begins on page 136 of the prospectus:

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

On November 30, 2007, our board of directors approved by written consent an amendment to article three, section 11 of our bylaws to increase the directors’ compensation for their services on our board and audit committee beginning January 1, 2008. More specifically, the board of directors agreed to increase (i) the annual fee for directors to $45,000 from $30,000, (ii) the annual fee for the audit committee chairperson to $10,000 from $5,000 and (iii) the board and audit committee meeting fees to $2,000 from $1,500 per meeting attended.

SECURITY OWNERSHIP

The following chart updates and replaces the chart in our prospectus under “Security Ownership” which begins on page 138 of our prospectus:

The following information is presented as of January 1, 2008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares
James M. Seneff, Jr.	137,706	(1)	(2)
Robert A. Bourne	—		—
Bruce Douglas	10,206		(2)
Dennis N. Folken	3,215		(2)
Robert J. Woody	—		—
R. Byron Carlock, Jr.	3,333		(2)
Tammie A. Quinlan	—		—
Charles A. Muller	2,500		(2)
Joseph T. Johnson	—		—
Amy Sinelli	—		—

All directors and executive officers as a group (10 persons)	156,960		(2)

FOOTNOTES:

(1)	Represents shares held by the Advisor and CNL Financial Group (“CFG”) of which Mr. Seneff is a director. Mr. Seneff and his wife share beneficial ownership of the Advisor through their ownership of CFG. The Advisor is a wholly owned subsidiary of CFG.

(2)	Less than 1%

THE ADVISOR AND THE ADVISORY AGREEMENT

The following information updates information in our prospectus under “The Advisor and the Advisory Agreement – The Advisor” which begin on page 139 of our prospectus:

On June 1, 2007, our Advisor filed a certificate of conversion with the State of Florida to change its name and form of entity from CNL Income Corp. to CNL Income Company, LLC. The certificate of conversion has no effect on the Advisory Agreement and related agreements except to change the name from CNL Income Corp. to CNL Income Company, LLC and change the form of the Advisor from a corporation to a limited liability company. All references to “CNL Income Corp.” throughout the prospectus are replaced with “CNL Income Company, LLC.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following tables supplement the corresponding tables in our prospectus under “Certain Relationships and Related Transactions,” which begins on page 142 of the prospectus:

During the quarter and nine months ended September 30, 2007 and 2006, we incurred the following fees (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Selling commissions	$7,736	$5,200	$44,180	$17,791
Marketing support fee & due diligence expense reimbursements	3,320	2,228	18,956	7,230

Total	$11,056	$7,428	$63,136	$25,021

During the quarter and nine months ended September 30, 2007 and 2006, our Advisor earned fees and incurred reimbursable expenses as follows (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Acquisition fees: (1)
Acquisition fees from offering proceeds	$3,971	$2,197	$19,870	$8,077
Acquisition fees from debt proceeds	—	—	6,004	1,323
Total	3,971	2,197	25,874	9,400
Asset management fees: (2)	3,980	1,415	10,277	3,634
Reimbursable expenses:
Offering costs	2,120	1,107	4,660	9,087
Acquisition costs	241	795	1,100	2,148
Operating expenses (3)	696	563	1,384	935

Total	3,057	2,465	7,144	12,170

Total fees earned and reimbursable expenses	$11,008	$6,077	$43,295	$25,204

FOOTNOTES:

(1)	Acquisition Fees for services in the selection, purchase, development or construction of real property, generally equal to 3.0% of Gross Proceeds, and 3.0% of loan proceeds for services in connection with the incurrence of debt from line of credit of permanent funding. Such fees are payable to our Advisor as shares of common stock are sold.

(2)	Asset Management Fees of 0.08334% per month of our “Real Estate Asset Value” and the outstanding principal amount of any mortgage loan as of the end of the preceding month.

(3)	Our Advisor and its affiliates are entitled to reimbursement of certain expenses incurred on our behalf in connection with our organization, offering, acquisitions, and operating activities. Pursuant to the Advisory Agreement, we will not reimburse our Advisor any amount by which total Operating Expenses paid or incurred by us exceed the greater of 2% of Average Invested Assets or 25% of net income (the “Expense Cap”) in any expense year. The first applicable Expense Year and measurement period was the twelve months ended June 30, 2005, for which our Operating Expenses exceeded the Expense Cap by $398,071. In accordance with the Advisory Agreement, such amount was not reimbursed to our Advisor. For Expense Years subsequent to the initial measurement period, Operating Expenses did not exceed the Expense Cap.

PRIOR PERFORMANCE INFORMATION

The following information supersedes information in the last two sentences of footnote (3) to the table under “Prior Performance Information,” on page 145 of the prospectus:

Immediately following the termination of the 2003 Offering, the company commenced an offering of up to $4,000,000,000 (400,000,000 shares) (the “2004 Offering”) and upon termination of the 2004 Offering on March 26, 2006, the company had received proceeds of approximately $518,593,000. As of March 26, 2006, net proceeds to the company from its five offerings totaled approximately $2,701,312,000, all of which had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of Health Care Property Investors, Inc. (“HCP”).

DISTRIBUTION POLICY

The following information updates information in the first paragraph under “Distribution Policy” beginning on page 147 of the prospectus:

Our board of directors previously declared a distribution of $0.05 per share to stockholders of record on October 1, 2007, November 1, 2007 and December 1, 2007, which distributions were paid by December 31, 2007. Approximately 63.3% of the distributions for the nine months ended September 30, 2007 represent a return of capital in accordance with generally accepted accounting principles (“GAAP”). Cash distributions treated as a return of capital on a GAAP basis, for purposes of this disclosure, represent the amount of cash distributions in excess of net earnings on a GAAP basis, including deductions for depreciation expense. On January 1, 2008, our board of directors declared an increased distribution of $0.05125 per share to stockholders of record on January 1, 2008, which distribution will be paid by March 31, 2008. On an annualized basis, this increase in distribution would represent a 6.15% return based on the current $10.00 per share offering price of our common stock. Historically, the board of directors has declared distributions based on various factors, including cash flows from operations, rather than net earnings on a GAAP basis. No assurance can be made that distributions will be sustained at current levels.

The following table updates and replaces the corresponding table on page 148 of the prospectus:

2007 Quarters	First	Second	Third	Fourth	Year
Total distributions declared	$18,258	$21,890	$26,144	—	$66,292
Distributions per share	0.1500	0.1500	0.1500	—	0.4500

SUMMARY OF THE ARTICLES OF INCORPORATION AND BYLAWS

The following information updates certain information contained in our prospectus under “Summary of the Articles of Incorporation and Bylaws – Proposed Amendment:” which begins on page 151 of our prospectus:

On August 18, 2006, our board adopted resolutions amending, and recommending that our stockholders approve amendments to Sections 10.1, 10.2, 10.3 and 12.1 of our articles of incorporation. At our annual meeting of stockholders that commenced on June 20, 2007 and reconvened on July 27, 2007, we asked our stockholders to vote on the amendments. Although we received proxies from 61.6% of our stockholders in favor of the amendments, the amendments did not receive the required two-thirds vote of our stockholders necessary for adoption.

On July 24, 2007, the Pennsylvania Securities Commission granted us an additional period through July 31, 2008 to obtain stockholder approval of the amendments. As a condition of the Pennsylvania Securities Commission’s extension, our board of directors has agreed, in connection with any matter that would be subject to Sections 10.2, 10.3 and 12.1 of our articles of incorporation, to consider and approve such matters as if the amendments had been adopted.

On December 19, 2007, the Pennsylvania Securities Commission waived the requirement that we amend certain provisions of our articles of incorporation. Subject to our continued compliance with certain undertaking made to the Pennsylvania Securities Commission regarding Sections 10.2, 10.3 and 12.1 of our articles of incorporation, we may continue to sell shares of our common stock to residents of Pennsylvania and we will not be required to offer any such persons the right to rescind their purchases of shares of our common stock.

EXPERTS

The following paragraphs update and replace the corresponding paragraphs in our prospectus under “Experts,” which begins on page 179 of our prospectus:

The balance sheets of CNL Income Properties as of December 31, 2006 and 2005, the statements of operations, statements of stockholders’ equity and cash flows of CNL Income Properties for the years ended December 31, 2006, 2005 and 2004, the consolidated financial statements of CNL Village Retail Partnership, LP and its Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and the period from October 1, 2004 (date of inception) to December 31, 2004, the consolidated financial statements of CNL Dallas Market Center, LP and its Subsidiaries as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from February 14, 2005 (date of inception) to December 31, 2005, the consolidated financial statements of CNL Income GW Partnership, LLLP and its Subsidiaries as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from October 11, 2005 (date of inception) through December 31, 2005 included in this prospectus and registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited historical combined statement of revenue and certain expenses of the DMC Properties as of and for the year ended January 31, 2005 included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of Gatlinburg Skylift, LLC as of December 31, 2004 and December 31, 2003 and the related statement of operations, parent’s investment account and cash flows for the years ended December 31, 2004, 2003, and 2002 included in this prospectus and registration statement have been audited by Moss Adams LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of CypressBowl Recreations Limited Partnership as of December 31, 2005 and December 31, 2004 and the related statement of operations, parent’s investment account and cash flows for the years ended December 31, 2005 and 2004 included in this prospectus and registration statement have been audited by Moss Adams LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC as of and for the periods ended December 20, 2004, December 31, 2003 and December 31, 2002 included in this prospectus and registration statement have been audited by RubinBrown LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The combined statement of revenue and certain expenses of Intrawest Portfolio Commercial Properties, for the year ended June 30, 2004 included in this prospectus and registration statement have been audited by KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Booth Creek Ski Holdings, Inc. at October 27, 2006 and October 28, 2005, and for each of the three years in the period ended October 27, 2006, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of WHCC, LLC (d.b.a. Weston Hills Country Club) as of and for the periods ended December 31, 2005, 2004 and 2003 included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Heritage Golf Group West Coast, Inc. as of and for the periods ended December 31, 2005, 2004 and 2003 included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Palmetto Hall Plantation Club (a wholly owned property of Greenwood Development Corporation) as of and for the periods ended December 31, 2005, 2004 and 2003 included in this prospectus and registration statement have been audited by Elliott Davis, LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Marinas International at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this prospectus and registration statement have been audited by Weikel, Johnson, Parris & Rouse, PLLP, certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The combined consolidated financial statements of the EAGL Golf Course Properties sold to CNL Income Properties, Inc. at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Premier Golf Management, Inc. and Subsidiaries as of December 31, 2005, December 31, 2004 and December 31, 2003, and for each of the three years in the period ended December 31, 2005, appearing in this prospectus and registration statement have been audited by Weil & Company LLP, certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The combined financial statements of the Selected Parks Operations of Six Flags, Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2006 combined financial statements refers to a change in method of accounting for share-based payment.

The combined financial statements of the Selected American Golf and National Golf Properties as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the basis of presentation of the financial statements), and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

CNL Income Properties, Inc.

Page

Pro Forma Consolidated Financial Information:

Unaudited Pro Forma Consolidated Financial Information	F - 2

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2007	F - 3

Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2007	F - 4

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2006	F - 5

Notes to Unaudited Pro Forma Consolidated Financial Statements	F - 6

Interim Unaudited Condensed Consolidated Financial Statements as recently filed in CNL Income Properties Inc.’s September 30, 2007 Form 10-Q:

Condensed Consolidated Balance Sheets as of September 30, 2007 and December 31, 2006	F - 14

Condensed Consolidated Statements of Operations for the quarter and nine months ended September 30, 2007 and 2006	F - 15

Condensed Consolidated Statements of Stockholders’ Equity and Other Comprehensive Income (Loss) for the nine months ended September 30, 2007 and year ended December 31, 2006	F - 16

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2007 and 2006	F - 17

Notes to Condensed Consolidated Financial Statements	F - 18

Index to Other Financial Statements	F - 30

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Consolidated Balance Sheet of CNL Income Properties, Inc. (the “Company”) is presented as if the acquisitions described in Note (b) had occurred on September 30, 2007.

The accompanying Unaudited Pro Forma Consolidated Statements of Operations are presented for the nine months ended September 30, 2007 and for the year ended December 31, 2006 (the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the Company’s significant transactions as if they had occurred on January 1, 2006.

This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future. The pending transactions described in the notes to the unaudited pro forma consolidated financial information are subject to the fulfillment of certain conditions. There can be no assurances that any or all of the conditions will be satisfied, or that the transactions will ultimately be completed.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2007

(in thousands, except per share data)

	Historical (a)	Pro Forma Adjustments		Pro Forma
ASSETS
Real estate investment properties under operating leases, net	$1,189,908	$327,193	(b)	$1,517,101
Cash	317,047	(190,507	)(c)	126,540
Investment in unconsolidated entities	173,979	—		173,979
Mortgages and other notes receivable	129,111	—		129,111
Intangibles, net	35,407	23,201	(b)	58,608
Prepaid expenses and other assets	33,213	(13,142	)(b)	20,071
Accounts and other receivables	21,042	—		21,042
Restricted cash	4,881	—		4,881
Deposits on pending real estate investments	1,000	—		1,000

Total Assets	$1,905,588	$146,745		$2,052,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable	$270,195	$140,000	(d)	$410,195
Security deposits	31,820	6,745	(e)	38,565
Line of credit	19,000	—		19,000
Other liabilities	11,240	—		11,240
Accounts payable and accrued expenses	6,349	—		6,349
Due to affiliates	3,468	—		3,468

Total Liabilities	$342,072	$146,745		$488,817

Commitments and Contingencies
Rescindable common stock (5,048 shares issued and outstanding)	50,478	—		50,478

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—		—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—		—
Common stock, $.01 par value per share One billion shares authorized at September 30, 2007 178,019 shares issued and 177,361 shares outstanding	1,774	—		1,774
Capital in excess of par value	1,569,565	—		1,569,565
Accumulated earnings	49,600	—		49,600
Accumulated distributions	(111,287)	—		(111,287)
Accumulated other comprehensive loss	3,386	—		3,386

	1,513,038	—		1,513,038

Total Liabilities and Stockholders’ Equity	$1,905,588	$146,745		$2,052,333

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

(in thousands, except per share data)

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$82,825	$29,125	(2)	$115,324
		2,348	(3)
		1,026	(4)
Interest income on mortgages and other notes receivable	8,400	46	(5)	8,446
Other operating income	5,323	—		5,323

	96,548	32,545		129,093

Expenses:
Asset management fee to advisor	10,277	3,855	(6)	14,132
General and administrative	6,820	—		6,820
Ground lease and permit fees	3,909	2,348	(3)	6,257
Repairs and maintenance	1,435	—		1,435
Loan loss provision	1,557	—		1,557
Depreciation and amortization	44,893	14,764	(7)	59,657
Other operating expenses	4,987	—		4,987

	73,878	20,967		94,845

Operating income	22,670	11,578		34,248

Other income (expense):
Interest and other income	7,748	(4,656	)(8)	3,092
Interest expense and loan cost amortization	(10,171)	(8,580	)(9)	(18,751)
Equity in earnings of unconsolidated entities	4,068	—		4,068

Total other income (loss)	1,645	(13,236)		(11,591)

Net income	$24,315	$(1,658)		$22,657

Earnings Per Share of Common Stock (Basic and Diluted)	$0.16			$0.14

Weighted Average Number of Shares of Common
Stock Outstanding (Basic and Diluted)	150,741	(10)		158,472

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$15,926	$106,523	(2)	$140,037
		6,056	(3)
		11,532	(4)
Interest income on mortgages and other notes receivable	6,210	5,769	(5)	11,979
Other operating income	120	—		120

	22,256	129,880		152,136

Expenses:
Asset management fee to advisor	5,356	12,540	(6)	17,896
General and administrative	6,529	—		6,529
Ground lease and permit fees	286	6,056	(3)	6,342
Depreciation and amortization	8,489	59,391	(7)	67,880
Other operating expenses	118	—		118

	20,778	77,987		98,765

Operating income	1,478	51,893		53,371

Other income (expense):
Interest and other income	7,890	(7,847	)(8)	43
Interest expense and loan cost amortization	(986)	(17,656	)(9)	(18,642)
Equity in earnings of unconsolidated entities	11,003	—		11,003

Total other income (loss)	17,907	(25,503)		(7,596)

Net income	$19,385	$26,390		45,775

Earnings Per Share of Common Stock (Basic and Diluted)	$0.31			$0.32

Weighted Average Number of Shares of Common
Stock Outstanding (Basic and Diluted)	62,461	(10)		143,350

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet:

(a)	Reflects the Company’s historical balance sheet as of September 30, 2007.

(b)	Represents the Company’s pending and completed property acquisitions subsequent to September 30, 2007 (in thousands):

Properties	Purchase Price	Closing Costs	Acquisition Fees	Total(iii)
American Golf Corporation (i)	$306,551	$4,431	$16,462	$327,444
Booth Creek Commercial (ii)	22,000	69	881	22,950

Total	$328,551	$4,500	$17,343	$350,394

FOOTNOTES:

(i)	On October 29, 2007 and November 30, 2007, the Company entered into an asset purchase agreement with affiliates of American Golf Corporation and Nevada Links, Inc., a company not affiliated with American Golf Corporation to acquire a portfolio of 28 U.S. golf courses, consisting of 22 fee properties and six leasehold interests, in 11 states for an aggregate purchase price of approximately $306.6 million. On November 30, 2007 and December 19, 2007, the Company acquired the 22 fee properties and two leasehold interests, respectively, for a purchase price of approximately $264.0 million, excluding transaction costs. These properties are leased and operated by an existing tenant of the Company under long-term triple-net leases with an initial term of 20 years with four 5-year renewal options except for one leasehold interest which has three 5-year renewal option and one 6-year renewal option. The remaining four leasehold interests are expected to close by the end of February 2008 and are subject to customary closing conditions. There can be no assurance that any or all of the properties will be acquired. The pro forma adjustment represents the total purchase price of all 28 golf courses of approximately $327.4 million, including closing costs of approximately $4.4 million and the reclassification of certain acquisition fees of approximately $16.4 million.

(ii)	On December 1, 2006, the Company entered into an agreement to acquire four ski properties and retail and commercial space from Booth Creek Resort Properties, LLC. On January 19, 2007, the Company acquired and leased back the four ski resort properties and subsequently acquired the commercial space on October 2, 2007 for a purchase price of $22.0 million. The commercial property is leased under a triple-net lease with similar lease terms as the related ski properties. The pro forma adjustment represents the purchase price of approximately $23.0 million, including closing costs of approximately $0.1 million and the reclassification of certain acquisition fees of approximately $0.9 million that were previously capitalized in other assets.

(iii)	The total purchase price of $350.4 million was allocated between real estate of $327.2 million and intangible assets of $23.2 million.

(c)	Represents the reduction in cash in connection with the Company’s acquisition of the properties described in Note (b) above, net of cash deposits from tenants leasing these properties described in Note (e) below.

(d)	Represents a $140.0 million, third-party financing, in connection with the American Golf Corporation transaction described in Note (b) above. The loan will bear interest at a fixed rate of 6.09% for the term of five years with monthly payments of principal and interest. The loan will be collateralized by the 28 golf course properties and is expected to close by the end of the first quarter of 2008.

(e)	Represents a cash security deposit received from the third-party tenants in connection with the Company’s acquisition of the American Golf Corporation described in Note (b) above.

Unaudited Pro Forma Consolidated Statements of Operations:

(1)	Represents the Company’s historical operating results for the respective pro forma periods being presented.

(2)	Represents the estimated pro forma rental income and percentage rent adjustments from operating leases as a result of the pending and completed acquisitions of the following real estate investment properties. The pro forma adjustment has been adjusted for straight-lining of rents and represents the portion of income in excess of the actual income recognized during the period in which the property was owned, as if the property was owned and leased for the entire period. Percentage rent is generally based on a percentage of gross revenues. The historical revenues of the properties were used to estimate percentage rent for the pro forma periods presented (in thousands).

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

		Pro Forma Adjustments
Properties	Acquisition Date	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
American Golf Corporation (i)	Pending	$5,938	$4,453
American Golf Corporation (i)	11/30/07	21,426	16,070
Booth Creek Commercial	10/2/2007	—	861
The Parks	4/6/2007	26,787	6,219
Booth Creek Ski	1/19/2007	18,649	963
Marinas International	12/22/2006	7,843	559
Premier Golf	12/22/2006	5,310	—
EAGL Golf	11/16/2006	6,217	—
Valencia & Talega	10/16/2006	4,011	—
Weston Hills	10/16/2006	2,466	—
Family Entertainment Centers	10/06/2006	2,592	—
Bear Creek	9/08/2006	775	—
Bretton Woods	6/23/2006	1,752	—
South Mountain	6/09/2006	500	—
Cypress Mountain	5/30/2006	1,408	—
Harley-Davidson	4/27/2006	219	—
Palmetto Hall	4/27/2006	216	—
Hawaiian Falls	4/21/2006	414	—

Total		$106,523	$29,125

FOOTNOTE:

(i)	Rental income from operating leases has been reduced by $821,400 and $616,050, respectively, due to amortization of lease incentives into revenue. See Note (7) for additional information.

(3)	Represents the estimated pro forma adjustments for ground leases, park use permit and land permit fees paid by the third-party tenants related to the properties. Ground leases, park use permit and land permit fees are generally a percentage of gross revenue exceeding a certain threshold. The historical revenues of the properties were used to estimate ground leases, park use permit and land permit fees for the pro forma periods presented (in thousands).

	Pro Forma Adjustments
Properties	Year Ended December 31, 2006	Nine Months Ended September 30, 2007	Description
American Golf Corporation	$1,964	$1,620	Six long-term ground leases
Booth Creek Ski	1,138	231	U.S. Forest Service ski area permit
The Parks	1,923	497	Two long-term ground leases
Marinas International	195	—	Three long-term ground leases
EAGL Golf	310	—	Three long-term ground leases
Family Entertainment Centers	264	—	Three long-term ground leases
Bear Creek	198	—	Special facilities ground leases agreement with Dallas/Fort Worth International Airport Board
Cypress Mountain	64	—	Special park use permit from Canadian Provincial Authority

Total	$6,056	$2,348

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(4)	FF&E reserve income represents amounts set aside by the tenants and paid to the Company for capital expenditure purposes. The Company has exclusive rights to and ownership of the accounts. Generally, the amounts are based on an agreed upon percentage of the tenants’ gross revenues as defined in the respective leases. The historical revenues of the properties were used to estimate FF&E reserves due under the leases for the pro forma periods presented (in thousands).

	Pro Forma Adjustments
Properties	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
Booth Creek Ski & Commercial	$6,000	$11
The Parks	2,476	587
Marinas International	806	23
Premier Golf	401	—
EAGL Golf (i)	—	405
Valencia & Talega	338	—
Weston Hills	303	—
Family Entertainment Centers	198	—
Bear Creek (i)	—	—
Cypress Mountain	255	—
Harley-Davidson	8	—
Palmetto Hall	16	—
Hawaiian Falls (i)	—	—
South Mountain	52	—
Bretton Woods	679	—

Total	$11,532	$1,026

FOOTNOTE:

(i)	No FF&E reserves required during the first lease year in accordance with the lease agreements.

[Intentionally left blank]

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(5)	On March 10, 2006, the Company purchased a $15.0 million mezzanine loan from Column Financial, Inc., as former lender to Mizner Court Holdings, LP. Mizner Court Holdings, LP is a partnership owned by a subsidiary of GE Capital called GEBAM, Inc. and by Stoltz Mizner Court, L.P. The proceeds from the mezzanine loan, in addition to the proceeds from an $89.0 million first mortgage loan, were used by Mizner Court Holdings, L.P. to acquire an apartment complex in Boca Raton, Florida. The loan earns interest at a rate of one month LIBOR plus 7.0% per year and requires monthly interest payments. The pro forma adjustments include interest income of $328,530 from this loan for the year ended December 31, 2006.

In connection with the Booth Creek Ski transaction, the Company made a $12.0 million loan to Booth Creek Ski Holdings, Inc. The loan requires monthly interest-only payments based on an annual percentage rate of 9.0%. At maturity, the borrower will pay the entire unpaid principal balance and an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15.0%. The pro forma adjustments include interest income of approximately $57,000 and $1.8 million and the amortization of acquisition fees of approximately $7,000 and $160,000 for the nine months ended September 30, 2007 and for the year ended December 31, 2006, respectively.

The pro forma adjustments also include interest income on the approximately $39.1 million loan made in connection with the Marinas International transaction of approximately zero and $3.9 million and the amortization of acquisition fees of approximately $4,000 and $104,000 for the nine months ended September 30, 2007 and for the year ended December 31, 2006, respectively.

(6)	Represents asset management fees associated with owning interests in or making loans in connection with real estate. The assets and loans are managed by the Company’s advisor for an annual asset management fee of 1% per year of the Company’s pro-rata share of the “Real Estate Asset Value” as defined in the Company’s Prospectus. The pro forma adjustments include asset management fees for all properties acquired, loans made and pending acquisitions as if the acquisitions had occurred at the beginning of the pro forma periods presented.

(7)	Depreciation and amortization is computed using the straight-line method of accounting over the estimated useful lives of the related assets. The pro forma adjustments represent the estimated additional expenses as if the assets had been owned during the entire pro forma periods presented net of any actual depreciation or amortization on those assets as recognized in the Company’s historical results of operations (in thousands).

				Pro Forma Adjustments
Properties	Assets	Purchase Price	Estimated Useful Life	Year Ended December 31, 2006		Nine Months Ended September 30, 2007
American Golf Corporation	Land	$75,568	n/a	$—		$—
	Land improvements	119,419	15 years	7,962		5,971
	Leasehold interests	17,972	32 years	561		421
	Buildings	77,040	36 years	2,140		1,605
	FF&E	14,244	5 years	2,849		2,137
	Intangible - in place leases	6,773	20 years	339		254
	Lease incentives	16,428	20 years	—	(i)	—	(i)

	Total	$327,444		$13,851		$10,388

FOOTNOTE:

(i)	Under the asset purchase agreement with American Golf Corporation, fourteen additional properties were assigned to EAGLE Golf for no value. Due to the nature of this transaction, U.S. GAAP requires us to record the inherent value of these courses as a lease incentive to our tenant which is amortized against rental income from our tenant over the life of the leases for these properties. Lease incentives represent the value attributable to the golf courses that were transferred to our tenant. American Golf Corporation required that these courses be sold with the portfolio of 28 that we acquired. We, in turn, required our tenant to take title to these courses and they will continue to operate them on their own behalf. The pro forma adjustments of $821,400 and $616,050 for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, have been reflected as a reduction in rental income from operating leases.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro Forma Adjustments
Properties	Assets	Purchase Price	Estimated Useful Life	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
Booth Creek Ski & Commercial	Land	$37,105	n/a	$—	$—
	Land improvements	60,743	15 years	4,050	40
	Permit rights	1,932	40 years	48	—
	Buildings	48,573	39 years	1,246	362
	Ski lifts	16,154	20 years	808	—
	FF&E	37,277	5 years	7,455	—
	Intangible - in place leases	4,016	20 years	201	—

	Total	$205,800		$13,808	$402

The Parks	Land	$102,098	n/a	$—	$—
	Land improvements	52,696	15 years	3,513	403
	Leasehold interests	6,587	57 years	115	—
	Buildings	59,282	39 years	1,520	509
	FF&E	36,228	5 years	7,246	1,674
	Ride equipment	65,869	25 years	2,635	1,293
	Intangible - in place leases	6,587	22 years	299	95

	Total	$329,347		$15,328	$3,974

Marinas International	Land	$15,993	n/a	$—	$—
	Land improvements	6,225	15 years	415	—
	Leasehold interests	34,082	34 years	1,011	—
	Buildings	10,172	34 years	299	—
	FF&E	15,457	5 years	2,941	—
	Floating docks	2,966	15 years	198	—
	Intangible - trade names	1,549	n/a	—	—
	Intangible - in place leases	2,004	16 years	125	—

	Total	$88,448		$4,989	$—

Premier Golf	Land	$9,675	n/a	$—	$—
	Land improvements	24,745	15 years	1,581	—
	Buildings	22,410	39 years	551	—
	FF&E	2,823	5 years	525	—
	Intangible - in place leases	1,209	20 years	58	—

	Total	$60,862		$2,715	$—

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro Forma Adjustments
Properties	Assets	Purchase Price	Estimated Useful Life	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
EAGL Golf	Land	$21,297	n/a	$—	$—
	Land improvements	24,522	15 years	1,197	—
	Leasehold interests	6,139	41 years	150	—
	Buildings	8,309	39 years	187	—
	FF&E	3,452	5 years	575	—
	Intangible - trade name	10,822	n/a	—	—
	Intangible - in place leases	1,002	20 years	45	—

	Total	$75,543		$2,154	$—

Valencia & Talega	Land	$20,058	n/a	$—	$—
	Land improvements	26,279	15 years	1,392	—
	Buildings	11,603	39 years	233	—
	FF&E	874	5 years	115	—
	Intangible - in place leases	1,192	20 years	47	—

	Total	$60,006		$1,787	$—

Weston Hills	Land	$6,295	n/a	$—	$—
	Land improvements	13,980	15 years	739	—
	Buildings	14,282	39 years	288	—
	FF&E	1,501	5 years	197	—
	Intangible - in place lease	730	20 years	29	—

	Total	$36,788		$1,253	$—

Family Entertainment Centers	Land	$20,539	n/a	$—	$—
	Land improvements	6,307	15 years	318	—
	Leasehold interests	361	25 years	10	—
	Buildings	7,070	25 years	235	—
	FF&E	2,065	5 years	270	—
	Intangible - in place leases	805	30 years	18	—

	Total	$37,147		$851	$—

Bear Creek	Land improvements	$6,830	15 years	$275	$—
	Leasehold interest	2,680	80 years	24	—
	Buildings	1,091	39 years	19	—
	FF&E	952	5 years	—	—
	Intangible - in place lease	235	20 years	8	—

	Total	$11,788		$326	$—

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro Forma Adjustments
Properties	Assets	Purchase Price	Estimated Useful Life	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
Cypress Mountain	Permit rights	$16,911	28 years	$48	$—
	Buildings	597	28 years	6	—
	Ski lifts	7,214	20 years	—	—
	FF&E	3,884	5 years	—	—
	Intangible - in place lease	839	20 years	15	—

	Total	$29,445		$69	$—

Harley-Davidson	Land	$979	n/a	$—	$—
	Building	5,535	39 years	28	—
	FF&E	195	5 years	—	—
	Intangible - in place lease	140	20 years	5	—

	Total	$6,849		$33	$—

Hawaiian Falls	Land improvements	$3,050	15 years	$56	$—
	Leasehold interests	3,578	32 years	37	—
	Buildings	1,057	33 years	15	—
	FF&E	4,921	5 years	357	—
	Intangible - in place leases	300	27 years	3	—

	Total	$12,906		$468	$—

South Mountain	Land	$3,018	n/a	$—	$—
	Land improvements	8,434	15 years	203	—
	Buildings	1,372	39 years	20	—
	FF&E	377	5 years	—	—
	Intangible - in place lease	285	20 years	8	—

	Total	$13,486		$231	$—

Bretton Woods	Land	$6,090	n/a	$—	$—
	Land improvements	4,448	15 years	133	—
	Buildings	25,183	39 years	295	—
	FF&E	11,939	5 years	1,063	—
	Intangible - in place lease	481	10 years	37	—

	Total	$48,141		$1,528	$—

	Total – All Properties			$59,391	$14,764

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

The above purchase price allocations, in some instances, are preliminary. The final allocations of purchase price may include other identifiable assets which may have varying estimated lives and could impact the amount of future depreciation or amortization expense.

(8)	Reflects a reduction in interest income due to the decrease in the amount of cash available to invest in interest bearing accounts after the Company’s acquisition of the real estate investment properties.

(9)	Represents interest expense on financing obtained in connection with the Company’s acquisition (in thousands).

			Pro Forma Adjustment
Description	Principal Balance	Fixed Interest Rate	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
Third-party golf financing	$140,000	6.09%	$8,526	$6,394
Seller Financing - Parks transaction	22,000	8.75%	1,925	503
Third-party ski financing	111,500	6.11%	6,813	1,683
Seller Financing - Bretton Woods transaction	6,500	5.77%	375	—
Seller Financing - Bretton Woods transaction	338	5.20%	17	—

Total	$280,338		$17,656	$8,580

(10)	Historical earnings per share were calculated based upon the actual weighted average number of shares of common stock outstanding during the respective pro forma periods presented. The pro forma earnings per share were calculated assuming that proceeds from the sale of shares were sufficient to fund the acquisitions as if they occurred on January 1, 2006 outside of debt and security deposit described in Notes (d) and (e) above and that those shares of common stock were outstanding for the entire pro forma periods presented.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands except per share data)

	September 30, 2007	December 31, 2006
ASSETS
Real estate investment properties under operating leases, net	$1,189,908	$464,892
Cash	317,047	296,163
Investments in unconsolidated entities	173,979	178,672
Mortgages and other notes receivable, net	129,111	106,356
Intangibles, net	35,407	21,034
Prepaid expenses and other assets	33,213	25,928
Accounts and other receivables	21,042	3,269
Restricted cash	4,881	1,235
Deposits on pending real estate investments	1,000	6,150

Total Assets	$1,905,588	$1,103,699

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable	$270,195	$69,996
Security deposits	31,820	14,720
Line of credit	19,000	3,000
Other liabilities	11,240	3,634
Accounts payable and accrued expenses	6,349	2,071
Due to affiliates	3,468	11,084

Total Liabilities	342,072	104,505

Commitments and contingencies
Rescindable common stock (5,048 and 2,169 shares issued and and outstanding, respectively)	50,478	21,688

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share One billion shares authorized; 178,019 and 114,035 shares issued and 177,361 and 113,731 shares outstanding as of September 30, 2007 and December 31, 2006, respectively	1,774	1,137
Capital in excess of par value	1,569,565	997,826
Accumulated earnings	49,600	25,285
Accumulated distributions	(111,287)	(44,995)
Accumulated other comprehensive income (loss)	3,386	(1,747)

	1,513,038	977,506

Total Liabilities and Stockholders’ Equity	$1,905,588	$1,103,699

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Rental income from operating leases	$34,116	$4,705	$82,825	$7,529
Interest income on mortgages and other notes receivable	2,566	1,874	8,400	3,955
Other operating income	1,884	—	5,323	—

Total revenue	38,566	6,579	96,548	11,484

Expenses:
Asset management fees to advisor	3,980	1,415	10,277	3,634
General and administrative	2,775	1,364	6,820	3,538
Ground lease and permit fees	1,343	411	3,909	698
Repairs and maintenance	1,125	171	1,435	171
Loan loss provision	1,557	—	1,557	—
Other operating expenses	2,474	—	4,987	—
Depreciation and amortization	20,267	2,542	44,893	3,719

Total expenses	33,521	5,903	73,878	11,760

Operating income (loss)	5,045	676	22,670	(276)

Other income (expense):
Interest and other income	2,945	1,783	7,748	4,941
Interest expense and loan cost amortization	(4,588)	(248)	(10,171)	(420)
Equity in earnings of unconsolidated entities	2,084	3,829	4,068	10,650

Total other income	441	5,364	1,645	15,171

Net income	$5,486	$6,040	$24,315	$14,895

Earnings per share of common stock (basic and diluted)	$0.03	$0.10	$0.16	$0.28

Weighted average number of shares of common stock outstanding (basic and diluted)	176,183	61,073	150,741	53,078

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)

For the Nine Months Ended September 30, 2007 and Year Ended December 31, 2006 (UNAUDITED)

(in thousands except per share data)

	Common Stock		Capital in Excess of Par Value	Accumulated Earnings	Accumulated Distribution	Accumulated Comprehensive Loss	Total Stockholders’ Equity	Comprehensive Income
	Number of Shares	Par Value
Balance at December 31, 2005	37,978	$380	$329,621	$5,900	$(11,269)	$—	$324,632
Subscriptions received for common stock through public offering and reinvestment plan	76,033	760	753,269	—	—	—	754,029
Redemption of common stock	(280)	(3)	(2,655)	—	—	—	(2,658)
Stock issuance and offering costs	—	—	(82,409)	—	—	—	(82,409)
Net income	—	—	—	19,385	—	—	19,385	$19,385
Distributions, declared and paid ($0.5622 per share)	—	—	—	—	(33,726)	—	(33,726)
Foreign currency translation adjustment	—	—	—	—	—	(1,747)	(1,747)	(1,747)

Total comprehensive income	—	—	—	—	—	—	—	$17,638

Balance at December 31, 2006	113,731	$1,137	$997,826	$25,285	$(44,995)	$(1,747)	$977,506
Subscriptions received for common stock through public offering and reinvestment plan	63,984	640	642,902	—	—	—	643,542
Redemption of common stock	(354)	(3)	(3,367)	—	—	—	(3,370)
Stock issuance and offering costs	—	—	(67,796)	—	—	—	(67,796)
Net income	—	—	—	24,315	—	—	24,315	$24,315
Distributions, declared and paid ($0.45 per share)	—	—	—	—	(66,292)	—	(66,292)
Foreign currency translation adjustment	—	—	—	—	—	5,133	5,133	5,133

Total comprehensive income	—	—	—	—	—	—	—	$29,448

Balance at September 30, 2007	177,361	$1,774	$1,569,565	$49,600	$(111,287)	$3,386	$1,513,038

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Increase (decrease) in cash:
Operating activities:
Net cash provided by operating activities	$73,088	$21,135

Investing activities:
Acquisition of properties	(704,686)	(119,240)
Capital improvements	(36,239)	—
Investments in unconsolidated entities	(166)	(14,720)
Distribution of loan proceeds from unconsolidated entity	—	43,702
Issuance of mortgage loans receivable	(22,000)	(51,800)
Collection of mortgage note receivable	—	3,000
Deposits applied toward real estate investments	5,150	100
Acquisition costs and fees paid	(30,366)	(11,993)
Short-term investments	(63)	(8,000)
Increase in restricted cash	(3,646)	(620)

Net cash used in investing activities	(792,016)	(159,571)

Financing activities:
Subscriptions received from stockholders (including rescindable shares)	672,332	271,719
Redemptions of common stock	(3,370)	(1,164)
Stock issuance costs	(74,797)	(31,112)
Borrowings under line of credit, net of payments	16,000	3,893
Proceeds from mortgage loans and other notes payables	202,468	—
Principal payments on mortgage loans	(2,234)	—
Principal payments on capital lease obligations	(915)	—
Payment of loan costs	(3,568)	(138)
Distributions to stockholders	(66,292)	(21,490)

Net cash provided by financing activities	739,624	221,708

Effect of exchange rate fluctuations on cash	188	(392)

Net increase in cash	20,884	82,880
Cash at beginning of period	296,163	93,805

Cash at end of period	$317,047	$176,685

Supplemental disclosure of non-cash investing activities:
Amounts incurred but not paid (included in due to affiliates):
Allocation of acquisition fees to real estate investments	$27,811	$4,950

Assumption of capital leases in connection with acquisition	$4,026	$—

Note payable obtained in connection with acquisition	$22,000	$—

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

1.	Organization and Nature of Business:

CNL Income Properties, Inc. (the “Company”) was organized in Maryland on August 11, 2003. The Company operates and has elected to be taxed as a real estate investment trust (a “REIT”) for federal income tax purposes. Various wholly owned subsidiaries have been and will be formed by the Company for the purpose of acquiring and owning direct or indirect interests in real estate. The Company invests in lifestyle properties in the United States and Canada that are leased on a long-term (generally five to 20 years, plus multiple renewal options), triple-net or gross basis to tenants or operators who are significant industry leaders. To a lesser extent, the Company also leases properties to taxable REIT subsidiary (“TRS”) tenants and engages independent third-party managers to operate those properties. In addition, the Company offers mortgage, mezzanine and other loans related to interests in lifestyle real estate. As of September 30, 2007, the Company had a portfolio of 74 lifestyle properties, including ten owned through unconsolidated ventures, in the following asset classes: Marinas, Ski and Mountain Lifestyle, Destination Retail, Golf Courses, Merchandise Marts, Attractions and Dealerships. The Company has also made 11 loans, ten of which are outstanding.

2.	Significant Accounting Policies:

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles (“GAAP”). The unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the Company’s results for the interim period presented. Operating results for the nine months ended September 30, 2007 may not be indicative of the results that may be expected for the year ending December 31, 2007. Amounts as of December 31, 2006 included in the unaudited condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date, but do not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2006.

Mortgages and Other Notes Receivable – Mortgages and other notes receivable are recorded at the stated principal amounts net of deferred loan origination costs or fees. A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note. An allowance for loan loss is calculated by comparing the carrying value of the note to the value of the underlying collateral. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan loss. Interest income on performing loans is accrued as earned. Interest income on impaired loans is recognized as collected. As of September 30, 2007, the Company established an allowance for loan loss of approximately $1.6 million.

Reclassifications – Certain prior period amounts in the unaudited condensed consolidated financial statements have been reclassified to conform to the current period presentation.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements – In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide “Investment Companies” must be applied by an entity and whether investment company accounting must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. SOP 07-1 is effective for our fiscal year beginning January 1, 2008. The Company does not believe that it is an investment

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

2.	Significant Accounting Policies (Continued):

company under the provisions of SOP 07-1 and does not expect to retain specialized investment company accounting for any of its consolidated or equity method investments where the investment entity may be deemed an investment company. Accordingly, the Company does not expect the adoption of SOP 07-1 to have a material impact on its financial position or results of operations.

In February 2007, the Financial Accounting Standard Board (the “FASB”) issued Statement of Financial Accounting Standard No. 159, “Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of FAS 157 “Fair Value Measurement” discussed below. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007 and is not expected to have a significant impact on the Company’s current practice nor on its financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurement” (FAS 157). FAS 157 creates consistency in valuing all assets and liabilities. Fair value is defined as what would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FAS 157 requires certain methods to be used to measure fair value and expands disclosures about fair value measurements. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007 and is not expected to have a significant impact on the Company’s current practice nor on its financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If the Company determines that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation clearly excludes income tax positions related to FASB Statement No. 5, “Accounting for Contingencies.” The Company adopted the provisions of this statement in the first quarter of 2007 and there was no effect on the Company’s financial position or results of operations.

3.	Real Estate Investment Properties:

During the nine months ended September 30, 2007, the Company acquired the following real estate investment properties and portfolios and entered into long-term triple-net leases with third-party tenants (in thousands):

Property	Location	Date of Acquisition	Purchase Price	Transaction Costs	Total
Brighton Ski Resort	Utah	1/08/07	$35,000	$1,589	$36,589
Clear Creek Golf Club	Texas	1/11/07	1,888	100	1,988
Booth Creek Ski Portfolio	4 Various	1/19/07	172,081	9,548	181,629
The PARC Portfolio	7 Various	4/6/07	312,000	20,629	332,629
Magic Springs Theme Parks	Arkansas	4/16/07	20,000	1,109	21,109
Manasquan and Crystal Point Marinas	New Jersey	6/8/07	14,553	960	15,513
Mountain High Ski Resort	California	6/29/07	45,000	2,034	47,034
Holly Creek Resort and Eagle Cove Marinas	Tennessee	8/1/2007	12,125	760	12,885
Sugarloaf Mountain and Sunday River Ski Resorts	Maine	8/7/2007	76,500	4,039	80,539
Great Lakes Marina	Michigan	8/20/2007	10,088	680	10,768

Total			$699,235	$41,448	$740,683

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

3.	Real Estate Investment Properties (Continued):

The following summarizes the allocation of purchase price and transaction costs for the properties acquired during the nine months ended September 30, 2007 (in thousands):

Total Purchase Price Allocation
Land	$197,100
Land improvements	223,405
Leasehold interests	35,549
Buildings	125,354
Equipment	144,116
Intangible – trade name	568
Intangible – in place leases	14,591

Total	$740,683

The above purchase price allocation is preliminary. The final allocations of purchase price may include additional transaction costs and such other adjustments as not yet determined and are expected to be finalized by December 31, 2007.

As of September 30, 2007 and December 31, 2006, real estate investment properties under operating leases consisted of the following (in thousands):

	September 30, 2007	December 31, 2006
Land & land improvements	$634,283	$218,958
Leasehold interest	117,160	80,958
Buildings	246,112	112,221
Equipment	245,030	61,094
Less: accumulated depreciation	(52,677)	(8,339)

	$1,189,908	$464,892

4.	Intangible Assets:

The gross carrying amount and accumulated amortization of the Company’s intangible assets as of September 30, 2007 are as follows (in thousands):

Intangible Assets	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	Net Book Value
In place leases	19.2 years	$24,247	$910	$23,337
Trade name	42.5 years	10,847	202	10,645
Trade name	Indefinite	1,425	—	1,425

		$36,519	$1,112	$35,407

Amortization expense of approximately $361,000 and $953,000 was recorded for the quarter and nine months ended September 30, 2007, respectively.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

5.	Investment in Unconsolidated Entities:

The following presents financial information for the unconsolidated entities for the quarters and nine month periods ended September 30, 2007 and 2006 and as of September 30, 2007 and December 31, 2006 (in thousands):

Summarized Operating Data	Quarter Ended September 30, 2007
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$10,923	$6,633	$2,954	$1,101	$21,611
Property operating expenses	(8,222)	(182)	(1,505)	(626)	(10,535)
Depreciation & amortization expense	(1,788)	(2,237)	(820)	(402)	(5,247)
Interest expense	(1,015)	(2,325)	(649)	(789)	(4,778)
Interest and other income	—	4	16	83	103

Net income (loss)	$(102)	$1,893	$(4)	$(633)	$1,154

Income (loss) allocable to other venture partners	$110	$(621)	$(19)	$(637)	$(1,167)

Income (loss) allocable to the Company (1)	$(212)	$2,514	$15	$4	$2,321
Amortization of capitalized costs	(55)	(124)	(45)	(13)	(237)

Equity in earnings (loss) of unconsolidated entities	$(267)	$2,390	$(30)	$(9)	$2,084

Distributions declared to the Company	$—	$2,824	$517	$418 (2)	$3,759

Distributions received by the Company	$—	$1,985	$550	$— (2)	$2,535

	Quarter Ended September 30, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$11,621	$6,585	$2,724	$1,176	$22,106
Property operating expenses	(8,050)	(172)	(1,498)	(517)	(10,237)
Depreciation & amortization expense	(1,676)	(1,942)	(940)	(355)	(4,913)
Interest expense	(1,015)	(2,096)	(693)	(774)	(4,578)
Interest and other income	4	5	57	72	138

Net income (loss)	$884	$2,380	$(350)	$(398)	$2,516

Income (loss) allocable to other venture partners	$269	$(83)	$(1,142)	$(641)	$(1,597)

Income allocable to the Company (1)	$615	$2,463	$792	$243	$4,113
Amortization of capitalized costs	(102)	(120)	(52)	(10)	(284)

Equity in earnings of unconsolidated entities	$513	$2,343	$740	$233	$3,829

Distributions declared to the Company	$—	$2,815	$629	$515 (2)	$3,959

Distributions received by the Company	$—	$2,694	$1,282	$— (2)	$3,976

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

5.	Investment in Unconsolidated Entities:

Summarized Operating Data	Nine Months Ended September 30, 2007
	Wolf Partnership		DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$28,409		$22,884	$8,678	$4,000	$63,971
Property operating expenses	(23,819)		(601)	(4,117)	(1,851)	(30,388)
Depreciation & amortization expense	(5,311)		(6,671)	(2,699)	(1,209)	(15,890)
Interest expense	(3,014)		(6,930)	(1,957)	(2,342)	(14,243)
Interest and other income	41		13	53	152	259

Net income (loss)	$(3,694)		$8,695	$(42)	$(1,250)	$3,709

Income (loss) allocable to other venture partners	$(1,143)		$1,234	$54	$(1,220)	$(1,075)

Income (loss) allocable to the Company (1)	$(2,551)		$7,461	$(96)	$(30)	$4,784
Amortization of capitalized costs	(169)		(372)	(135)	(40)	(716)

Equity in earnings (loss) of unconsolidated entities	$(2,720)		$7,089	$(231)	$(70)	$4,068

Distributions declared to the Company	$—		$7,904	$1,749	$840 (2)	$10,493

Distributions received (refunded) by the Company	$(1,226	)(3)	$7,349	$2,417	$— (2)	$8,540

Summarized Operating Data	Nine Months Ended September 30, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$30,832	$22,243	$8,560	$3,645	$65,280
Property operating expenses	(23,641)	(603)	(4,178)	(1,584)	(30,006)
Depreciation & amortization expense	(4,663)	(5,887)	(2,986)	(1,197)	(14,733)
Interest expense	(2,096)	(6,463)	(1,996)	(2,273)	(12,828)
Interest and other income	61	9	441	132	643

Net income (loss)	$493	$9,299	$(159)	$(1,277)	$8,356

Income (loss) allocable to other venture partners	$(309)	$2,258	$(2,833)	$(2,094)	$(2,978)

Income allocable to the Company (1)	$802	$7,041	$2,674	$817	$11,334
Amortization of capitalized costs	(131)	(373)	(139)	(41)	(684)

Equity in earnings of unconsolidated entities	$671	$6,668	$2,535	$776	$10,650

Distributions declared to the Company	$1,535	$7,963	$1,712	$1,017 (2)	$12,227

Distributions received by the Company	$3,517	$7,936	$2,707	$— (2)	$14,160

FOOTNOTES:

(1)	Income is allocated to the Company using the hypothetical liquidation at book value method of accounting.

(2)	The Company is entitled to receive interest payments on an $8.8 million mezzanine loan made to the Intrawest Canadian Venture. The loan requires payments of interest only until its maturity in 2029. These payments are reflected as distributions from unconsolidated entities.

(3)	During the nine months ended September 30, 2007, the Company refunded an over-distribution from the Wolf Partnership that was received in the fourth quarter of 2006.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

5.	Investment in Unconsolidated Entities (Continued):

Summarized Balance Sheet Data	As of September 30, 2007
	Wolf Partnership		DMC Partnership	Intrawest Venture US	Intrawest Venture Canada		Total
Real estate assets, net	$106,423		$250,126	$72,663	$34,200		$463,412
Intangible assets, net	407		10,720	1,771	960		13,858
Other assets	6,551		6,286	4,943	6,152		23,932
Mortgages and other notes payable	63,000		151,928	44,017	37,633	(1)	296,578
Other liabilities	6,448		6,957	4,455	6,372		24,232
Partners’ capital (deficit)	43,933		108,247	30,905	(2,693)		180,392
Difference between carrying amount of investment and the Company’s share of partners’ capital	2,452		8,256	4,825	1,316		16,849
Carrying amount of investment	33,064		97,827	33,127	9,961	(1)	173,979	(2)
Percentage of ownership at end of reporting period	69.7	%(3)	80.0%	80.0%	80.0%

	As of December 31, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada		Total
Real estate assets, net	$110,317	$252,714	$74,990	$30,061		$468,082
Intangible assets, net	523	10,963	2,131	1,050		14,667
Other assets	7,340	6,308	5,307	2,392		21,347
Mortgages and other notes payable	63,000	153,965	44,707	33,900	(1)	295,572
Other liabilities	7,803	6,588	5,171	2,727		22,289
Partners’ capital (deficit)	47,377	109,432	32,550	(3,124)		186,235
Difference between carrying amount of investment and the Company’s share of partners’ capital	1,764	8,099	3,548	863		14,274
Carrying amount of investment	34,928	98,112	36,774	8,858	(1)	178,672	(2)
Percentage of ownership at end of reporting period	70.0%	80.0%	80.0%	80.0%

FOOTNOTES:

(1)	This amount includes a mezzanine loan made to the Intrawest Venture in connection with two Canadian properties.

(2)	This amount includes distributions receivable of approximately $3.3 million and $2.2 million as of September 30, 2007 and December 31, 2006, respectively.

(3)	During the nine months ended September 30, 2007, the Company’s partner made a capital contribution which decreased the Company’s proportionate ownership percentage.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

6.	Mortgages and Other Notes Receivable:

As of September 30, 2007, the Company had the following loans outstanding (in thousands):

Borrower and Description of Property	Date of Loan Agreement	Maturity date	Interest Rate		Loan Principal Amount	Accrued Interest
Plaza Partners, LLC (1) (condominium conversion)	2/28/2006	2/28/2007	19.0%		$16,800	$1,727
Mizner Court Holdings, LP (2) (condominium conversion)	3/10/2006	11/9/2007	LIBOR+7.0%		15,000	—
Shorefox Development, LLC (lifestyle community development)	3/13/2006	3/10/2009	13.50%		40,000	2,010
Marinas International, Inc. (four marinas)	12/22/2006	12/22/2021	10.25%		39,151	674
Booth Creek Resort Properties LLC (two ski properties & one parcel of land)	1/18/2007	1/19/2010	15.0	%(3)	12,000	595

Total					122,951	$5,006

Accrued interest					5,006
Acquisition fees, net					2,995
Allowance for loan loss (2)					(1,557)
Loan origination fees, net					(284)

Total carrying amount					$129,111

FOOTNOTES:

(1)	On February 28, 2007, the loan matured. However, the borrower was unable to repay the loan. The Company deemed the loan impaired and ceased its recording of interest upon the loan’s maturity. On June 15, 2007, the Company filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral of the loan. The Company believes, based on a recently obtained appraisal and current market conditions, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a valuation allowance has not been established for this loan.

(2)	On July 9, 2007, Mizner Court Holdings, LP defaulted on its loan payment, at which point the Company deemed the loan to be impaired and ceased recording interest income. During the quarter ended September 30, 2007, the Company made approximately $880,000 in payments due under the borrower’s first mortgage on behalf of Mizner in order to protect the Company’s investment position. In addition, on October 9, 2007, the Company paid approximately $314,000 to cover operating shortfalls at the property. These amounts were expensed as incurred and are included in other operating expenses in the accompanying condensed consolidated statement of operations. The Company engaged an independent appraiser to assist in determining whether the fair value of the collateral property for this loan is sufficient to cover the amount of the loan including all accrued interest and fees. Based on the current appraised value, the Company established an allowance for loan loss of approximately $1.6 million relating to this loan. However, due to the favorable condition of the property, its location and improving local market trends, the Company believes the property is an asset that fits within its long-term investment strategy. As such, the Company is currently in the process of taking ownership of the property and arranging refinancing.

(3)	Pursuant to the three loan agreements with an aggregate principal of $12.0 million, the loans require monthly interest-only payments for the first three years based on an annual percentage rate of 9.0%. The loans are cross-collateralized by two ski properties and one parcel of land and may be prepaid anytime after 60 days written notice from the borrower. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, the borrower agreed to pay an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15.0% rather than 9.0%.

The	Company records acquisition fees incurred in connection with making the loans as part of the mortgages and other notes receivable balance and amortizes the amounts as a reduction of interest income over the term of the notes. Origination fees received from the borrower in connection with making the loans are deferred and accreted into income over the term of the associated notes.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

7.	Public Offerings, Stockholders’ Equity and Rescindable Common Stock:

On April 4, 2006, the Company commenced its second offering of up to $2.0 billion in common stock (200 million shares of common stock at $10.00 per share) (the “2nd Offering”) pursuant to a registration statement filed with the United States Securities Exchange and Commission on Form S-11 under the Securities Act of 1933. The Company incurs costs in connection with its offerings and issuance of shares, including filing fees, legal, accounting, printing, selling commissions, marketing support fees, due diligence expense reimbursements and escrow fees, which are deducted from the gross proceeds of its offerings. As of September 30, 2007, the Company raised approximately $1.8 billion in proceeds and incurred stock issuance costs of approximately $199.2 million in connection with its offerings.

As of September 30, 2007, the Company received subscriptions of approximately $50.5 million (5,047,768 shares) from investors in the Commonwealth of Pennsylvania under the 2nd Offering. The Company has agreed to extend a written offer of rescission to those investors to redeem the shares at the price at which the shares were originally sold if certain proposed amendments to the Company’s articles of incorporation, as requested by the Pennsylvania Securities Commission, are not approved by its stockholders. These shares are presented as rescindable common stock outside of stockholders’ equity in the accompanying balance sheets. On July 24, 2007, the Pennsylvania Securities Commission granted the Company an extension through July 31, 2008 to obtain stockholder approval of the amendments.

8.	Indebtedness:

On February 9, 2007, the Company received a $24.7 million loan from Sun Life Assurance Company of Canada (“Sun Life”). The loan is collateralized by mortgages on five golf properties. The loan bears interest annually at a fixed rate of 6.35% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period and a final payment of the remaining principal amount and interest due upon maturity. Prepayment for the loan is prohibited for the first two years after which early repayment is subject to a prepayment fee. The loan is cross-defaulted with the Company’s other golf financings obtained from Sun Life.

On February 13, 2007, the Company entered into a $20.0 million revolving line of credit agreement with Colonial Bank, N.A. On April 23, 2007, Colonial Bank, N.A. extended the maturity of the Company’s $20.0 million revolving line of credit dated February 13, 2007, from May 1, 2007 through July 31, 2007. On July 13, 2007, the Company entered into an amended and restated loan agreement with Colonial Bank, N.A. converting the $20.0 million revolving line of credit agreement dated February 13, 2007 to a $25.0 million three year, non-revolving construction loan with substantially similar terms as the original line of credit. The construction loan is being used to finance improvements at the Bretton Woods Resort.

On March 23, 2007, the Company obtained a loan for $111.5 million with The Prudential Insurance Company of America. This loan is collateralized by mortgages on five ski properties. The loan bears interest annually at a fixed rate of 6.11%, for a term of seven years, with monthly payments of principal and interest based on a 20-year amortization period. A balloon payment for the remaining principal and interest is due upon the loan’s maturity at the end of seven years. Prepayment is permitted upon payment of a fee.

On April 6, 2007, the Company acquired a portfolio of three waterparks and four theme parks for an aggregate purchase price of $312.0 million, consisting of $290.0 million in cash and an unsecured subordinated promissory note in the original principal sum of $22.0 million. The note has a term of 10 years, requires annual principal payments of $1.7 million, bears interest annually at a fixed rate of 8.75% and has a balloon payment for the then remaining principal and interest due at the end of ten years.

On June 8, 2007, the Company borrowed approximately $42.0 million as part of a series of golf course property financings with Sun Life and certain of its affiliates. The borrowing is comprised of eight separate loans, each of which is collateralized by a mortgage or deed of trust on one golf course property. Each loan bears interest annually at a fixed rate of 6.58% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principle and interest due on the loan. Prepayment on the loan is prohibited for the first two years, after which early

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

8.	Indebtedness (continued):

prepayment is allowed but is subject to a prepayment fee. The loan is cross-defaulted with the Company’s other golf financings obtained from Sun Life.

Total indebtedness of the Company consisted of the following (in thousands):

	September 30, 2007	December 31, 2006
Mortgages payable	$241,357	$63,158
Seller financing	28,838	6,838

	270,195	69,996
Revolving line of credit	19,000	3,000

Total	$289,195	$72,996

9.	Related Party Arrangements:

On June 1, 2007, the Company’s advisor filed a certificate of conversion with the State of Florida to change its name and form of entity from CNL Income Corp. to CNL Income Company, LLC. The certificate of conversion will have no effect on the advisory agreement and related agreements except to change the name from CNL Income Corp. to CNL Income Company, LLC and to change the form of advisor from a corporation to a limited liability company.

Certain directors and officers of the Company hold similar positions with CNL Income Company, LLC which is both a stockholder of the Company and its advisor, and CNL Securities Corp., which is the managing dealer for the Company’s public offering. The Company’s chairman of the board indirectly owns a controlling interest in the parent company of the advisor. The advisor and managing dealer receive fees and compensation in connection with the Company’s stock offerings and the acquisition, management, financing and sale of the Company’s assets.

During the quarter and nine months ended September 30, 2007 and 2006, the Company incurred the following fees (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Selling commissions	$7,736	$5,200	$44,180	$17,791
Marketing support fee & due diligence expense reimbursements	3,320	2,228	18,956	7,230

Total	$11,056	$7,428	$63,136	$25,021

The managing dealer is entitled to selling commissions of up to 7.0% of gross offering proceeds and marketing support fees equal to 3.0% of gross offering proceeds in connection with the 2nd Offering as well as reimbursement of actual expenses of up to 0.10% incurred in connection with due diligence. A substantial portion of the selling commissions and marketing support fees and all of the due diligence expenses are reallowed to third-party participating broker dealers.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

9.	Related Party Arrangements (continued):

During the quarter and nine months ended September 30, 2007 and 2006, the advisor earned fees and incurred reimbursable expenses as follows (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Acquisition fees: (1)
Acquisition fees from offering proceeds	$3,971	$2,197	$19,870	$8,077
Acquisition fees from debt proceeds	—	—	6,004	1,323

Total	3,971	2,197	25,874	9,400

Asset management fees: (2)	3,980	1,415	10,277	3,634

Reimbursable expenses:
Offering costs	2,120	1,107	4,660	9,087
Acquisition costs	241	795	1,100	2,148
Operating expenses (3)	696	563	1,384	935

Total	3,057	2,465	7,144	12,170

Total fees earned and reimbursable expenses	$11,008	$6,077	$43,295	$25,204

FOOTNOTES:

(1)	Acquisition fees for services in the selection, purchase, development or construction of real property are generally equal to 3.0% of gross offering proceeds, and 3.0% of loan proceeds for services in connection with the incurrence of debt.

(2)	This amount represents asset management fees equal to 0.08334% per month of the Company’s real estate asset value and the outstanding principal amount of any mortgage loan as of the end of the preceding month.

(3)	The advisor and its affiliates are entitled to reimbursement of certain expenses incurred on behalf of the Company in connection with the Company’s organization, offering, acquisitions, and operating activities. Pursuant to the advisory agreement, the Company will not reimburse the advisor any amount by which total operating expenses paid or incurred by the Company exceed the greater of 2% of average invested assets or 25% of net income (the “Expense Cap”) in any expense year. Operating expenses did not exceed the Expense Cap for the expense years ended September 30, 2007 and 2006.

[Intentionally left blank]

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

9.	Related Party Arrangements (continued):

Amounts due to affiliates for fees and expenses described above are as follows (in thousands):

	September 30, 2007	December 31, 2006
Due to the advisor and its affiliates:
Offering expenses	$591	$4,374
Asset management fees	1,401	646
Operating expenses	497	323
Acquisition fees and expenses	285	1,829

Total	$2,774	$7,172

Due to CNL Securities Corp:
Selling commissions	$486	$2,738
Marketing support fees and due diligence expense reimbursements	208	1,174

Total	$694	$3,912

Total due to affiliates	$3,468	$11,084

The Company also maintains accounts at a bank in which the Company’s chairman and vice-chairman serve as directors. The Company had deposits of approximately $1.0 million and $3.5 million in that bank at September 30, 2007 and December 31, 2006, respectively.

10.	Redemption of Shares:

During the quarter and nine months ended September 30, 2007 the Company redeemed approximately 156,990 and 354,000 shares of common stock at an average price of $9.52 and $9.51 per share, respectively, for a total of approximately $1.5 million and $3.4 million, respectively. The redemption price per share is based on the amount of time that the redeeming stockholder has held the applicable shares, but in no event greater than the price of shares sold to the public in any offering. These shares are considered retired and will not be reissued.

11.	Distributions:

In order to qualify as a REIT for federal income tax purposes, the Company must, among other things, make distributions each taxable year equal to at least 90% of its real estate investment trust taxable income. The Company intends to make, and the board of directors currently intends to declare, regular distributions on a monthly basis generally using the first day of the month as the record date. For the nine months ended September 30, 2007, the Company declared and paid distributions of approximately $66.3 million ($0.45 per share).

For the nine month period ended September 30, 2007, approximately 68.75% of the distributions were considered ordinary income and approximately 31.25% were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

12.	Commitments & Contingencies:

The Company has commitments under ground leases, park use permits and land permits. Ground lease payments, park use and land permit fees are generally based on a percentage of gross revenue of the underlying property over certain thresholds, and are paid by the Company’s third-party tenants in accordance with the terms of the triple-net leases with those tenants. These fees and expenses were approximately $3.9 million and $0.7 million for the nine months ended September 30, 2007 and 2006, respectively.

The Company has commitments to fund equipment replacements and other capital improvement projects for its properties. The Company expects to make approximately $16.0 million of such capital expenditures during the last three months of the year ending December 31, 2007.

13.	Subsequent Events:

The Company’s board of directors declared distributions of $0.05 per share to stockholders of record at the close of business on October 1, 2007 and November 1, 2007. These distributions are to be paid by December 31, 2007.

On October 2, 2007, the Company acquired the Northstar Commercial Village in Lake Tahoe, California from Booth Creek for $22.0 million and leased it back on a long-term triple net basis to Northstar Group Commercial Properties (“NGCP”), a subsidiary of Booth Creek. The property consists of 36 units along the ground level of the Iron Horse and Great Bear Lodge buildings and encompasses an area of approximately 54,300 square feet.

On October 5, 2007, one of the Company’s tenants, Booth Creek, sold its rights in the entities that operate the Summit at Snoqualmie and Loon Mountain resorts to Boyne USA. Boyne USA, another existing tenant of the Company, was assigned the Booth Creek leases for these two ski resorts at closing and will operate the resorts.

On October 15, 2007, the Company obtained a new revolving line of credit with Colonial Bank, N.A. with a current capacity of $100.0 million replacing its existing $20.0 million revolving line of credit. The line of credit is collateralized by a ski property and certain of its marinas and attractions properties. The line of credit and bears interest at the LIBOR plus 2.0% and matures on October 15, 2010.

On October 29, 2007 the Company entered into an asset purchase agreement with affiliates of American Golf Corporation to acquire a portfolio of 28 U.S. golf courses in 11 states for approximately $301.0 million. The properties will be leased and operated by an existing tenant of the Company under long-term triple net leases. The transaction is expected to close by the end of 2007 and is subject to customary closing conditions. There can be no assurance that any or all of the properties will be acquired.

INDEX TO FINANCIAL STATEMENTS

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s completed acquisition of the 22 fee properties and two leasehold interests and pending acquisition of the four leasehold interests from American Golf Corporation. For information regarding this investment and the leases into which the Company has entered, see the “Business – Golf Courses” section of the Prospectus.

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s acquisition of the seven Six Flags Inc. theme park properties from PARC Management, LLC. For information regarding this investment and the leases into which the company has entered, see the “Business – Attractions” section of the Prospectus.

Selected Parks Operations of Six Flags, Inc.

Combined Financial Statements

Combined Balance Sheets as of March 31, 2007 (unaudited) and December 31, 2006	F - 59

Combined Income Statements (unaudited) for the Three months ended March 31, 2007 and 2006	F - 60

Combined Statements of Cash Flows (unaudited) for the Three months ended March 31, 2007 and 2006	F - 61

Notes to Combined Financial Statements	F - 62

INDEX TO FINANCIAL STATEMENTS (Continued)

The following financial information is re-filed as part of the Prospectus Supplement due to certain changes in the information as a result of subsequent events. The original information was included in the Prospectus as a result of the Company’s acquisition of the Booth Creek ski resort properties from Booth Creek Ski Holdings, Inc. For information regarding this investment and the leases into which the Company has entered and will enter, see the “Business – Ski and Mountain Lifestyle” and “– Mortgage and Other Loans” sections of the Prospectus

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEETS

(In thousands)

	September 30, 2007 (Unaudited)	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$604	$555
Member receivables, net of allowance for doubtful accounts of $81 and $119 as of September 30, 2007 and December 31, 2006, respectively	2,552	2,699
Other receivables	376	328
Inventories	1,673	1,528
Prepaid expenses and other assets	1,320	812

Total current assets	6,525	5,922
PROPERTY AND EQUIPMENT—Net	127,548	129,073
PRIVATE MEMBERSHIPS, Net of accumulated amortization of $152 and $127 as of September 30, 2007 and December 31, 2006, respectively	77	101
LEASEHOLD ADVANTAGE, Net of accumulated amortization of $4,034 and $3,383 as of September 30, 2007 and December 31, 2006, respectively	19,294	19,945
RESTRICTED CASH	2,489	3,988
DEFERRED LOAN COSTS—Net of accumulated amortization of $3,128 and $2,346 as of September 30, 2007 and December 31, 2006, respectively	2	784
DEPOSITS, LICENSES AND OTHER ASSETS	1,454	1,731
GOODWILL	29,093	29,093

TOTAL	$186,482	$190,637

The accompanying notes are an integral part of these combined financial statements	(Continued	)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEETS

(In thousands)

	September 30, 2007 (Unaudited)	December 31, 2006
LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,580	$1,214
Accrued expenses	7,268	6,713
Other liabilities	5,138	5,008
Other deferred revenue	1,821	5,487
Deferred initiation fee revenue—net	370	361

Total current liabilities	16,177	18,783
NOTES PAYABLE	132,362	133,468
MEMBERSHIP DEPOSIT LIABILITY	19,808	19,187
OTHER LONG-TERM LIABILITIES	1,401	1,405
DEFERRED INITIATION FEE REVENUE—Net	2,715	2,655
Total liabilities	172,463	175,498

MINORITY INTEREST	1,042	1,271

COMMITMENTS AND CONTINGENCIES	—	—
OWNERS’ EQUITY	12,977	13,868

TOTAL LIABILITIES AND OWNERS’ EQUITY	$186,482	$190,637

The accompanying notes are an integral part of these combined financial statements	(Concluded	)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands)

	For the nine months ended,
	September 30, 2007	September 30, 2006
REVENUES:
Green fees	$25,127	$24,828
Cart rentals	6,054	6,107
Member dues and initiation fees	14,703	14,217
Food and beverage sales	20,891	20,923
Merchandise sales	3,804	3,824
Other revenue	6,450	6,442

Total revenues	77,029	76,341

COSTS AND EXPENSES:
Payroll and related expenses	29,290	28,971
Cost of food and beverage sold	5,811	5,785
Cost of merchandise sold	2,924	2,676
General and administrative	8,711	8,902
Repairs and maintenance	2,420	3,034
Other operating expenses	9,728	9,296
Rents	2,497	2,539
Depreciation and amortization	6,126	5,850
Gain on disposal of assets	—	(55)

Total costs and expenses	67,507	66,998

OPERATING INCOME	9,522	9,343
OTHER INCOME (EXPENSE):
Interest income	189	167
Interest expense	(10,524)	(10,528)

Total other expense	(10,335)	(10,361)
LOSS BEFORE MINORITY INTEREST	(813)	(1,018)
MINORITY INTEREST	(171)	(226)

NET LOSS	$(984)	$(1,244)

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the nine months ended,
	September 30, 2007	September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(984)	$(1,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,126	5,850
Amortization of intangibles	651	651
Amortization of deferred financing costs	782	1,174
Loss on interest rate cap agreements	498	179
Deferred rent	74	143
Minority interest	171	226
(Gain) loss on disposal of assets	—	(55)
Bad debt expense	67	(7)
Accretion of membership deposit liability	966	675
Increase (decrease) from changes in:
Member receivables	80	207
Other receivables	(48)	(177)
Inventories	(145)	(291)
Prepaid expenses and other assets	(508)	(360)
Deposits, licenses and other assets	(170)	(27)
Accounts payable	366	(153)
Accrued expenses	871	(1,119)
Other liabilities	130	767
Other deferred revenue	(3,666)	(3,130)
Deferred initiation fee revenue	69	259

Net cash provided by operating activities	5,330	3,568

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,971)	(3,378)
Proceeds from the disposal of property and equipment	—	80
Decrease (increase) in restricted cash	1,499	(185)

Net cash used in investing activities	(3,472)	(3,483)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the nine months ended,
	September 30, 2007	September 30, 2006
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	$(1,106)	$(181)
Purchase of interest rate cap agreement	(51)	—
Cash paid for lease buyout	—	(19)
Member deposit liability	(345)	248
Net contributions from owners	93	—
Net distributions to owners	—	(150)
Distributions to minority interests	(400)	(462)

Net cash used in financing activities	(1,809)	(564)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	49	(479)
CASH AND CASH EQUIVALENTS—Beginning of period	555	877

CASH AND CASH EQUIVALENTS—End of period	$604	$398

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized interest of $68 and $17 as of September 30, 2007 and 2006, respectively	$9,173	$9,293
Non-cash transactions:
Investments in property and equipment included in accrued expenses	$124	$637

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BASIS OF PRESENTATION

AGC LLC Holding, a Delaware limited liability company (“AGC”) was formed in 1973 for the purpose of operating public and private golf and tennis facilities on leased premises. National Golf Properties LLC, a Delaware limited liability company (“NGP”) owns golf courses located throughout the United States. On February 6, 2003, both AGC and NGP were acquired by an investor group comprised primarily of Goldman Sachs’ GS Capital Partners 2000, L.P., Goldman Sachs’ Whitehall Street Global Real Estate Limited Partnership 2001 and Starwood Capital Group’s SOF-VI U.S. Holdings, LLC. As a result of this transaction, assets and liabilities of both AGC and NGP were recorded at their fair market value. Since AGC and NGP are under common ownership, the accompanying financial statements have been presented on a combined basis.

On October 29, 2007 AGC and NGP announced that they had agreed to sell 28 owned and leased golf courses (including its 50% interest in the Las Vegas Joint Venture) (the “Selected Portfolio”) to a third party. The sale of the owned properties was completed on November 30, 2007. The sale of Micke Grove was completed on December 19, 2007. The sale of Forest Park was completed on December 20, 2007. The sale of the remaining properties is expected to be completed in January 2008. The Selected Portfolio is as follows:

Property	Location	Property	Location

Ancala Country Club	Arizona	Shandin Hills Golf Club *	California
Arrowhead Country Club	Arizona	Arrowhead Golf Club	Colorado
Continental Golf Course	Arizona	Eaglebrook Country Club	Illinois
Desert Lakes Golf Course	Arizona	Mission Hills Country Club	Illinois
The Foothills Golf Club	Arizona	Ruffled Feathers Golf Club	Illinois
Kokopelli Golf Club	Arizona	Tamarack Golf Club	Illinois
Legend at Arrowhead	Arizona	Deer Creek Golf Club	Kansas
London Bridge Golf Course	Arizona	Tallgrass Country Club	Kansas
Stonecreek Golf Club	Arizona	Hunt Valley Country Club	Maryland
Superstition Springs Golf Course	Arizona	Majestic Oaks Golf Club	Minnesota
Tatum Ranch Golf Club	Arizona	Forest Park Golf Course *	Missouri
David L. Baker Memorial Golf Center *	California	Las Vegas Golf Club* ^	Nevada
Meadowlark Golf Course *	California	Painted Desert Golf Club	Nevada
Micke Grove Golf Course *	California	Meadowbrook Country Club	Oklahoma

*	Leased golf course properties

^	50% Ownership of Las Vegas Joint Venture

The accompanying combined financial statements have been presented on a carve-out basis with the assets, liabilities, results of operations and cash flows of the Selected Portfolio combined from different legal entities, all of which are indirect wholly-owned subsidiaries of AGC and NGP (except for the 50% interest in the Las Vegas Joint Venture whose operations are consolidated in the financial statements due to exercise of control). The combined financial statements include allocations from AGC and NGP of certain overhead costs (see note 4). The allocation of debt, related costs and interest to the Selected Portfolio was calculated as its proportionate share of the total AGC and NGP debt which is secured by the Selected Portfolio, based on the specific amounts set forth in the loan documents. Goodwill originated from the transaction dated February 6, 2003 and was recorded at each course based on the allocated purchase price. Transactions between the entities being combined have been eliminated upon combination. Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Portfolio’s results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Selected Portfolio had been a stand-alone company during the periods presented. Because of the nature of these combined financial statements, AGC and NGP’s net investment in the Selected Portfolio is shown as “Owners’ Equity.” Other transactions with AGC and NGP and related parties are presented in note 4.

The accompanying combined financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 are unaudited, but include all adjustments (which are normal and recurring), that are, in the opinion of management, necessary to present a fair presentation of the financial results as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the Selected American Golf and National Golf Properties December 31, 2006 financial statements and notes thereto.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. These estimates include the allocation of costs and the assessment of the collectibility of accounts receivable, use and recoverability of inventories, useful lives for amortization periods, and recoverability of goodwill, among others. Actual results could differ from those estimates.

Inventories—Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventories consist primarily of food, beverage, golf and tennis equipment and clothing and accessories.

Revenue Recognition—Revenue from green fees, cart rentals, food and beverage sales, merchandise sales and other income (consisting primarily of range income, banquets, and club and other rental income) are generally recognized at the time of sale.

Revenue from membership dues is recognized in the month earned. Membership dues received in advance are included in deferred revenues and recognized as revenue ratably over the appropriate period, which is generally twelve months or less. The monthly dues are generally structured to cover the club operating costs and membership services.

Initiation Fees—The Selected Portfolio’s private country club members are expected to pay an advance initiation fee upon their acceptance as a member in the country club. Initiation fees are generally deposits which are refundable 30 years after the date of acceptance as a member. The difference between the amount paid by the member (net of incremental direct costs, primarily commissions) and the net present value of the future refund obligation is deferred and recognized as initiation fee revenue on a straight-line basis over the estimated average expected life of an active membership (currently seven years).

Goodwill and Other Intangible Assets—Goodwill and identifiable intangibles which consists of leasehold advantages, private memberships and liquor licenses (more fully described below), recorded in connection with the purchase discussed in Note 1, are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

Leasehold Advantage—is amortized on a straight line basis over the life of the leases, which range from 19 – 39 years. A leasehold advantage exists when the Selected Portfolio pays a contracted rent that is below current market rents. The value of a leasehold advantage is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on an after-tax discount rate corresponding to each golf course.

Private Memberships—The Selected Portfolio has private memberships that generate revenue through certain membership-associated fees such as initiation fees and membership dues. The private memberships were valued under the premise that the membership can only have positive value after (i) the Selected Portfolio would receive a fair return of approximately 3% to 5% of gross revenues and (ii) the landlords would receive their contracted rental payments. As the estimated average life of an active membership is seven years, costs and expense were allocated ratably to the deferred revenue over this period, and the resulting after-tax cash flows were then discounted to present value using an after-tax discount rate. The sum of the present value of after-tax cash flows was added to the amortization tax benefit to arrive at a value for each private membership. Private memberships are amortized on a straight-line basis over seven years, the estimated average expected life of an active membership.

Liquor Licenses—The Selected Portfolio has transferable liquor licenses that have indefinite lives and are not amortized. The value assigned to each liquor license is based on the type of license (i.e., full liquor, beer and wine or beer only license), the state, city or county the license is in, and overall demand for the license.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Property and Equipment—Property and equipment are carried at cost.

Depreciation of property and equipment is computed using the straight-line method over the lesser of the estimated useful life of the asset (3 to 30 years) or the remaining term of the lease. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation and amortization account are relieved, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations. Significant expenditures which extend the useful life of existing assets are capitalized.

Capitalized Interest—The Selected Portfolio capitalizes interest expense during the period of new construction or upgrade of qualifying assets.

Operating Leases and Other Operating Expenses—Other operating expenses consist primarily of equipment leases, utilities, seed, soil and fertilizer. The five leased golf course properties and related facilities in the Selected Portfolio are under long-term operating leases. In addition to minimum payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. The leases generally require these properties to pay taxes assessed against the leased property and the cost of insurance and maintenance. The majority of lease terms range from 10 to 20 years, and typically, the leases contain renewal options. Certain leases include minimum scheduled increases in rental payments at various times during the term of the lease. These scheduled rent increases are required to be recognized on a straight-line basis over the term of the lease.

Impairment of Assets—In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Selected Portfolio regularly reviews long-lived assets other than goodwill and intangibles with indefinite lives (that are to be held and used or are held for sale) for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. For assets to be held and used by the Selected Portfolio, the sum of expected undiscounted future cash flows is calculated and if the sum is less than the carrying value of the asset, the Selected Portfolio recognizes an impairment loss equal to the difference between the estimated fair value and the carrying value.

The Selected Portfolio tests goodwill for impairment in November on an annual basis or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount. The impairment test consists of comparing the fair value for a reporting unit with its carrying amount, including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. The Selected Portfolio considers each golf course to be a reporting unit. An impairment loss would be recognized for the carrying amount of goodwill in excess of its implied fair value.

Concentration of Risk—Financial instruments that potentially subject the Selected Portfolio to concentration of credit risk consist primarily of cash and cash equivalents and member receivables.

The Selected Portfolio has cash in financial institutions, some of which is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 per institution. At various times throughout the year ended December 31, 2006 and nine months ended September 30, 2007, the Selected Portfolio had cash in financial institutions that was in excess of the FDIC insurance limit.

Concentration of risk with respect to member receivables, which consists primarily of membership dues and charges, is limited due to the large number of club members comprising the Selected Portfolio’s customer base and their dispersion across many different geographic areas. The member receivables are billed and due monthly, and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Fair Value of Financial Instruments—To meet the reporting requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Selected Portfolio calculates the fair value of the financial instruments and includes this additional information in the notes to the combined financial statements when the fair value is materially different from the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made. The Selected Portfolio uses quoted market prices, when available, or discounted cash flows to calculate these fair values.

In June 2005, the Company purchased an interest rate cap in the amount of $276,000 to protect against an increase in the 30-day LIBOR on a $133.8 million variable rate loan obtained in June 2005. The interest rate cap is for a term of two years and protects the Company on a specific portion of the loan, which decreases over the term of the interest rate cap, on any increase in the interest rate above 4.7% per annum. SFAS No. 133 requires the Company to record the interest rate cap on the balance sheet at fair value and to record changes in the fair value of the interest rate cap in the statement of operations. This interest rate cap agreement expired in June 2007.

In June 2007, the Company purchased an interest rate cap in the amount of $51,000 to protect against an increase in the 30-day LIBOR on a $132.4 million variable rate loan on which the Selected Portfolio exercised the first of three one-year extension options. The interest rate cap is for a term of one year and protects the Company on a specific portion of the loan, which decreases over the term of the interest rate cap, on any increase in the interest rate above 5.637% per annum. SFAS No. 133 requires the Company to record the interest rate cap on the balance sheet at fair value and to record changes in the fair value of the interest rate cap in the statement of operations.

Cash and Cash Equivalents—The Selected Portfolio considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash—Restricted cash consists of cash held as collateral to provide credit enhancement for the Selected Portfolio’s obligations related to performance under lease agreements and insurance claims for certain insurance policies and cash held as collateral to provide cash reserves for property taxes and environmental insurance.

Deferred Loan Costs—Deferred loan costs include loan origination costs such as legal fees, consulting fees and filing costs. Such costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the respective loan.

Income Taxes—AGC, which has subsidiaries that are corporations, accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which prescribes an asset and liability approach. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable (refundable) for the period and the change during the period in deferred tax assets and liabilities.

This approach was used to determine the components of income taxes for the Selected Portfolio based on the specific identification of assets and liabilities.

NGP is a limited liability company, and as such, under current federal and state laws is not generally subject to income taxes; therefore, no provision has been made for such taxes in the accompanying combined financial statements for amounts related to NGP. Income tax for the Selected Portfolio was prepared as if the Selected Portfolio prepared a separate tax return.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which prescribes comprehensive guidelines for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on tax returns. FIN 48, effective for fiscal years beginning after December 15, 2006, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The adoption of this standard did not have a material effect on the Selected Portfolio’s combined financial condition, results of operation or liquidity. (See Note 5 for further information on the Company’s adoption of Fin 48.)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Other Deferred Revenue—Other deferred revenue consists of prepaid membership dues, prepaid privileges and prepaid memberships that will be recognized as revenue within the next 12 months.

3.	COMMITMENTS AND CONTINGENCIES

In addition to minimum rental payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. The Selected Portfolio is required to maintain bonds under certain third-party agreements, as requested by certain utility providers, and under the rules and regulations of licensing authorities and other governmental agencies.

Litigation—The Selected Portfolio has continuing litigation matters and other contingencies incurred in the ordinary course of business and has recorded liabilities for the payment of these contingencies when such amounts are probable and can be estimated.

On May 29, 2007, AGC entered into a Memorandum of Understanding (MOU) in settlement of a class action suit. Per the MOU, AGC will pay up to $2.6 million in full and complete settlement of all claims, inclusive of attorney’s fees, costs, claims administration costs and all other fees and costs. The MOU is binding, subject to court approval. The settlement expense will be spread equitably across the 64 California courses operated by AGC, of which four courses are included in the Selected Portfolio. The accompanying statement of operations for the nine months ended September 30, 2007 includes such allocated costs amounting to $76,750.

4.	RELATED PARTY TRANSACTIONS

The Selected Portfolio is wholly owned by AGC and NGP and reflects transactions with AGC and NGP for, among other things, the daily transfer of cash collections, daily cash funding to be used in operations and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from AGC and NGP has been classified as “Owners’ Equity.”

AGC and NGP have allocated to the Selected Portfolio certain overhead costs, which include general and administrative services (including legal, human resources, financial and technological services) and payroll and related expenses. The combined financial statements reflect expenses which were allocated based on specific identification of costs and relative share of revenue or certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Portfolio’s expenses as a stand-alone company may be different from those reflected in the combined statements of operations.

Payroll and related expenses are comprised of the following for the nine months ended September 30, (in thousands):

	2007	2006
Direct costs	$25,868	$25,403
Allocated AGC and NGP overhead	3,422	3,568

Total	$29,290	$28,971

General and administrative expenses are comprised of the following for the nine months ended September 30, (in thousands):

	2007	2006
Direct costs	$7,844	$7,093
Allocated AGC and NGP overhead	867	1,809

Total	$8,711	$8,902

5.	UNCERTAIN TAX POSITIONS

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which prescribes comprehensive guidelines for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on tax returns. FIN 48, effective for fiscal years beginning after December 15, 2006, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.

The Selected Portfolio files U.S. federal income tax returns and returns in various states’ jurisdictions. The Selected Portfolio’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. For the nine months ended September 30, 2007, we recorded no interest or penalties related to unrecognized tax benefits as a component of income tax expense.

The Selected Portfolio adopted the provisions of FIN 48 on January 1, 2007. In accordance with the requirements of FIN 48, the Selected Portfolio evaluated all tax years still subject to potential audit under state and federal income tax law, which currently include the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007, in reaching its accounting conclusions. As a result, the Selected Portfolio concluded it did not have any unrecognized tax benefits or any additional tax liabilities after applying FIN 48 as of the January 1, 2007 adoption date or as of September 30, 2007. The adoption of FIN 48 therefore had no impact on the Selected Portfolio’s combined financial statements.

INDEPENDENT AUDITORS’ REPORT

To the Owners

Selected American Golf and National Golf Properties:

We have audited the accompanying combined balance sheets of Selected American Golf and National Golf Properties (the “Selected Portfolio”) as defined in Note 1, as of December 31, 2006 and 2005, and the related combined statements of operations, owners’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Selected Portfolio’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Selected Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared from the separate records maintained by AGC LLC Holding and National Golf Properties LLC (collectively “the Company”) and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Selected Portfolio had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from home-office items applicable to the Company as a whole.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Selected Portfolio as of December 31, 2006 and 2005, and the combined results of its operations and its combined cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California

November 30, 2007

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$555	$877
Member receivables, net of allowance for doubtful accounts of $119 and $165 as of December 31, 2006 and 2005, respectively	2,699	2,342
Other receivables	328	279
Inventories	1,528	1,371
Prepaid expenses and other assets	812	665

Total current assets	5,922	5,534
PROPERTY AND EQUIPMENT—Net (Note 3)	129,073	131,618
PRIVATE MEMBERSHIPS, Net of accumulated amortization of $127 and $95 as of December 31, 2006 and 2005, respectively	101	134
LEASEHOLD ADVANTAGE, Net of accumulated amortization of $3,383 and $2,515 as of December 31, 2006 and 2005, respectively (Note 2)	19,945	20,813
RESTRICTED CASH	3,988	4,025
DEFERRED LOAN COSTS—Net of accumulated amortization of $2,346 and $778 as of December 31, 2006 and 2005, respectively	784	2,352
DEPOSITS, LICENSES AND OTHER ASSETS	1,731	1,608
GOODWILL (Note 4)	29,093	30,278

TOTAL	$190,637	$196,362

The accompanying notes are an integral part of these combined financial statements	(Continued	)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005
LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,214	$1,316
Accrued expenses (Note 6)	6,713	8,509
Other liabilities (Note 6)	5,008	3,841
Other deferred revenue (Note 2)	5,487	4,829
Deferred initiation fee revenue—net	361	473

Total current liabilities	18,783	18,968
NOTES PAYABLE (Note 7)	133,468	133,750
MEMBERSHIP DEPOSIT LIABILITY	19,187	17,918
OTHER LONG-TERM LIABILITIES	1,405	1,203
DEFERRED INITIATION FEE REVENUE—Net (Note 2)	2,655	2,292

Total liabilities	175,498	174,131

MINORITY INTEREST	1,271	1,423

COMMITMENTS AND CONTINGENCIES (Note 8)	—	—
OWNERS’ EQUITY	13,868	20,808

TOTAL LIABILITIES AND OWNERS’ EQUITY	$190,637	$196,362

The accompanying notes are an integral part of these combined financial statements	(Concluded	)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	For the years ended,
	December 31, 2006	December 31, 2005	December 31, 2004
REVENUES:
Green fees	$31,060	$30,431	$30,060
Cart rentals	7,455	7,285	7,018
Member dues and initiation fees	18,981	18,557	17,497
Food and beverage sales	26,642	26,235	25,957
Merchandise sales	4,813	4,593	4,885
Other revenue	8,345	7,862	7,617

Total revenues	97,296	94,963	93,034

COSTS AND EXPENSES:
Payroll and related expenses	37,093	37,379	36,097
Cost of food and beverage sold	7,399	7,261	7,416
Cost of merchandise sold	3,139	3,523	3,666
General and administrative	11,852	11,548	11,167
Repairs and maintenance	3,841	2,963	3,153
Other operating expenses	12,288	11,838	12,062
Rents	3,257	3,094	2,973
Depreciation and amortization	7,404	7,547	7,145
Impairment loss (Notes 2 and 4)	1,185	2,363	2,828
(Gain) loss on disposal of assets	(114)	26	(12)

Total costs and expenses	87,344	87,542	86,495

OPERATING INCOME	9,952	7,421	6,539
OTHER INCOME (EXPENSE):
Interest income	216	82	130
Interest expense	(13,636)	(11,914)	(9,239)

Total other expense	(13,420)	(11,832)	(9,109)
LOSS BEFORE MINORITY INTEREST	(3,468)	(4,411)	(2,570)
MINORITY INTEREST	(342)	(179)	(288)
INCOME TAXES (Note 5)	—	—	—

NET LOSS	$(3,810)	$(4,590)	$(2,858)

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF OWNERS’ EQUITY

(In thousands)

BALANCE—January 1, 2004	$38,066
Net distributions to owners	(1,624)
Net loss	(2,858)

BALANCE—December 31, 2004	33,584
Net distributions to owners	(8,186)
Net loss	(4,590)

BALANCE—December 31, 2005	20,808
Net distributions to owners	(3,130)
Net loss	(3,810)

BALANCE—December 31, 2006	$13,868

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended,
	December 31, 2006	December 31, 2005	December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,810)	$(4,590)	$(2,858)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,404	7,547	7,145
Amortization of intangibles	868	868	868
Amortization of deferred financing costs	1,568	778	546
Write off of financing costs	—	664	—
Loss (gain) on interest rate cap agreements	34	(225)	99
Deferred rent	190	320	393
Minority interest	342	179	288
(Gain) loss on disposal of assets	(114)	26	(12)
Impairment loss	1,185	2,363	2,828
Bad debt expense	12	199	159
Accretion of membership deposit liability	909	1,014	713
(Decrease) increase from changes in:
Member receivables	(369)	240	(863)
Other receivables	(49)	176	(216)
Inventories	(157)	172	613
Prepaid expenses and other assets	(147)	1,104	(103)
Deposits, licenses and other assets	(157)	(383)	130
Accounts payable	(102)	89	(812)
Accrued expenses	(2,015)	1,615	(536)
Other liabilities	1,167	(748)	553
Other deferred revenue	658	(111)	158
Deferred initiation fee revenue	251	87	1,153

Net cash provided by operating activities	7,668	11,384	10,246

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,595)	(3,013)	(3,936)
Proceeds from the disposal of property and equipment	144	—	30
Decrease (increase) in restricted cash	37	(2,226)	(486)

Net cash used in investing activities	(4,414)	(5,239)	(4,392)

(Continued)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended,
	December 31, 2006	December 31, 2005	December 31, 2004
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	$(282)	$(128,144)	$(4,175)
Proceeds from notes payable	—	133,750	—
Costs of obtaining financing	—	(3,130)	—
Purchase of interest rate cap agreement	—	(276)	—
Cash paid for lease buyout	(30)	(26)	(18)
Member deposit liability	360	335	627
Net distributions to owners	(3,130)	(8,186)	(1,624)
Distributions to minority interests	(494)	(479)	(454)

Net cash used in financing activities	(3,576)	(6,156)	(5,644)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(322)	(11)	210
CASH AND CASH EQUIVALENTS—Beginning of period	877	888	678

CASH AND CASH EQUIVALENTS—End of period	$555	$877	$888

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized interest of $36, $20 and $30 as of December 31, 2006, 2005 and 2004, respectively	$11,581	$9,429	$7,832
Non-cash transactions:
Investments in property and equipment included in accrued expenses	$518	$287	$169

The accompanying notes are an integral part of these combined financial statements	(Concluded)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

1.	ORGANIZATION AND BASIS OF PRESENTATION

AGC LLC Holding, a Delaware limited liability company (“AGC”) was formed in 1973 for the purpose of operating public and private golf and tennis facilities on leased premises. National Golf Properties LLC, a Delaware limited liability company (“NGP”) owns golf courses located throughout the United States. On February 6, 2003, both AGC and NGP were acquired by an investor group comprised primarily of Goldman Sachs’ GS Capital Partners 2000, L.P., Goldman Sachs’ Whitehall Street Global Real Estate Limited Partnership 2001 and Starwood Capital Group’s SOF-VI U.S. Holdings, LLC. As a result of this transaction, assets and liabilities of both AGC and NGP were recorded at their fair market value. Since AGC and NGP are under common ownership, the accompanying financial statements have been presented on a combined basis.

On October 29, 2007 AGC and NGP announced that they had agreed to sell 28 owned and leased golf courses (including its 50% interest in the Las Vegas Joint Venture) (the “Selected Portfolio”) to a third party. The sale is subject to customary closing conditions and is expected to be completed in December 2007. The Selected Portfolio is as follows:

Property	Location	Property	Location
Ancala Country Club	Arizona	Shandin Hills Golf Club *	California
Arrowhead Country Club	Arizona	Arrowhead Golf Club	Colorado
Continental Golf Course	Arizona	Eaglebrook Country Club	Illinois
Desert Lakes Golf Course	Arizona	Mission Hills Country Club	Illinois
The Foothills Golf Club	Arizona	Ruffled Feathers Golf Club	Illinois
Kokopelli Golf Club	Arizona	Tamarack Golf Club	Illinois
Legend at Arrowhead	Arizona	Deer Creek Golf Club	Kansas
London Bridge Golf Course	Arizona	Tallgrass Country Club	Kansas
Stonecreek Golf Club	Arizona	Hunt Valley Country Club	Maryland
Superstition Springs Golf Course	Arizona	Majestic Oaks Golf Club	Minnesota
Tatum Ranch Golf Club	Arizona	Forest Park Golf Course *	Missouri
David L. Baker Memorial Golf Center *	California	Las Vegas Golf Club* ^	Nevada
Meadowlark Golf Course *	California	Painted Desert Golf Club	Nevada
Micke Grove Golf Course *	California	Meadowbrook Country Club	Oklahoma

*	Leased golf course properties

^	50% Ownership of Las Vegas Joint Venture

The accompanying combined financial statements have been presented on a carve-out basis with the assets, liabilities, results of operations and cash flows of the Selected Portfolio combined from different legal entities, all of which are indirect wholly-owned subsidiaries of AGC and NGP (except for the 50% interest in the Las Vegas Joint Venture whose operations are consolidated in the financial statements due to exercise of control). The combined financial statements include allocations from AGC and NGP of certain overhead costs (see note 9). The allocation of debt, related costs and interest to the Selected Portfolio was calculated as its proportionate share of the total AGC and NGP debt which is secured by the Selected Portfolio, based on the specific amounts set forth in the loan documents. Goodwill originated from the transaction dated February 6, 2003 and was recorded at each course based on the allocated purchase price. Transactions between the entities being combined have been eliminated upon combination. Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Portfolio’s results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Selected Portfolio had been a stand-alone company during the periods presented. Because of the nature of these combined financial statements, AGC and NGP’s net investment in the Selected Portfolio is shown as “Owners’ Equity.” Other transactions with AGC and NGP and related parties are presented in note 9.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. These estimates include the allocation of costs and the assessment of the collectibility of accounts receivable, use and recoverability of inventories, useful lives for amortization periods, and recoverability of goodwill, among others. Actual results could differ from those estimates.

Inventories—Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventories consist primarily of food, beverage, golf and tennis equipment and clothing and accessories.

Revenue Recognition—Revenue from green fees, cart rentals, food and beverage sales, merchandise sales and other income (consisting primarily of range income, banquets, and club and other rental income) are generally recognized at the time of sale.

Revenue from membership dues is recognized in the month earned. Membership dues received in advance are included in deferred revenues and recognized as revenue ratably over the appropriate period, which is generally twelve months or less. The monthly dues are generally structured to cover the club operating costs and membership services.

Initiation Fees—The Selected Portfolio’s private country club members are expected to pay an advance initiation fee upon their acceptance as a member in the country club. Initiation fees are generally deposits which are refundable 30 years after the date of acceptance as a member. The difference between the amount paid by the member (net of incremental direct costs, primarily commissions) and the net present value of the future refund obligation is deferred and recognized as initiation fee revenue on a straight-line basis over the estimated average expected life of an active membership (currently seven years).

Notes receivable related to the financing of initiation fees are recorded in “Member receivables” and “Deposits, licenses and other assets.” Short-term notes amounted to $239,000 and $165,000 at December 31, 2006 and 2005, respectively, and long-term notes amounted to $81,000 and $165,000 at December 31, 2006 and 2005, respectively. Deferred initiation fee revenue is presented net of approximately $614,000 and $803,000 of incremental direct costs in the combined balance sheets as of December 31, 2006 and 2005, respectively.

The present value of the refund obligation is recorded as a membership deposit liability in the combined balance sheets and accretes over the nonrefundable term (30 years) using the effective interest method. This accretion totaled approximately $909,000, $1.0 million and $713,000 for the years ended December 31, 2006, 2005 and 2004, respectively, and is recorded as interest expense in the accompanying combined statements of operations. At December 31, 2006, the following are the expected initiation fee deposits that are contractually due and payable (in thousands):

Year Ending December 31,	Initiation Fee Deposits Due and Payable
2007	$—
2008	—
2009	—
2010	63
2011	203
Thereafter	55,524

$55,790

In connection with a change of control transaction in 2003, certain shareholders who collectively had a controlling interest in the Selected Portfolio prior to the 2003 transaction as defined in Note 1, assumed a majority of the Selected Portfolio’s membership deposit liabilities. With respect to such assumed liabilities, the Selected Portfolio continues to record a liability of approximately $12.9 million and $12.3 million at December 31, 2006 and 2005, respectively, which is included in “Membership deposit liability.” Accordingly, the Selected Portfolio also has recorded a receivable from these shareholders in the same amount, which has been fully reserved due to the long-term nature and associated uncertainty of collectibility of this receivable.

Goodwill and Other Intangible Assets—Goodwill and identifiable intangibles which consists of leasehold advantages, private memberships and liquor licenses (more fully described below), recorded in connection with the purchase discussed in Note 1, are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

Leasehold Advantage—is amortized on a straight line basis over the life of the leases, which range from 19 – 39 years. A leasehold advantage exists when the Selected Portfolio pays a contracted rent that is below current market rents. The value of a leasehold advantage is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on an after-tax discount rate corresponding to each golf course. Amortization of leasehold advantage was $868,000 for the year ended December 31, 2006 and is included as a component of rent expense in the Selected Portfolio’s combined statement of operations.

At December 31, 2006, the following are the expected amortization expense related to leasehold advantage (in thousands):

Year Ending December 31,	Future Amortization of Leasehold Advantage
2007	$868
2008	868
2009	868
2010	868
2011	868
Thereafter	15,605

$19,945

Private Memberships—The Selected Portfolio has private memberships that generate revenue through certain membership-associated fees such as initiation fees and membership dues. The private memberships were valued under the premise that the membership can only have positive value after (i) the Selected Portfolio would receive a fair return of approximately 3% to 5% of gross revenues and (ii) the landlords would receive their contracted rental payments. As the estimated average life of an active membership is seven years, costs and expense were allocated ratably to the deferred revenue over this period, and the resulting after-tax cash flows were then discounted to present value using an after-tax discount rate. The sum of the present value of after-tax cash flows was added to the amortization tax benefit to arrive at a value for each private membership. Private memberships are amortized on a straight-line basis over seven years, the estimated average expected life of an active membership. Amortization of private memberships was $33,000 for the year ended December 31, 2006.

At December 31, 2006, the following are the expected amortization expense related to private memberships (in thousands):

Year Ending December 31,	Future Amortization of Private Memberships
2007	$33
2008	33
2009	33
2010	2
2011	—
Thereafter	—

$101

Liquor Licenses—The Selected Portfolio has transferable liquor licenses that have indefinite lives and are not amortized. The value assigned to each liquor license is based on the type of license (i.e., full liquor, beer and wine or beer only license), the state, city or county the license is in, and overall demand for the license. At December 31, 2006 and 2005, liquor licenses amounted to approximately $168,000 and are included in “Deposits, licenses and other assets” in the combined balance sheets.

Property and Equipment—Property and equipment are carried at cost.

Depreciation of property and equipment is computed using the straight-line method over the lesser of the estimated useful life of the asset (3 to 30 years) or the remaining term of the lease. During the years ended December 31, 2006, 2005 and 2004, the Selected Portfolio recorded depreciation expense of approximately $7.4 million, $7.5 million and $7.1 million, respectively.

When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation and amortization account are relieved, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations. Significant expenditures which extend the useful life of existing assets are capitalized.

Capitalized Interest—The Selected Portfolio capitalizes interest expense during the period of new construction or upgrade of qualifying assets. The Selected Portfolio capitalized interest of approximately $36,000, $20,000 and $30,000 during the years ended December 31, 2006, 2005 and 2004, respectively.

Operating Leases and Other Operating Expenses—Other operating expenses consist primarily of equipment leases, utilities, seed, soil and fertilizer. The five leased golf course properties and related facilities in the Selected Portfolio are under long-term operating leases. In addition to minimum payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. The leases generally require these properties to pay taxes assessed against the leased property and the cost of insurance and maintenance. The majority of lease terms range from 10 to 20 years, and typically, the leases contain renewal options. Certain leases include minimum scheduled increases in rental payments at various times during the term of the lease. These scheduled rent increases are required to be recognized on a straight-line basis over the term of the lease.

Impairment of Assets—In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Selected Portfolio regularly reviews long-lived assets other than goodwill and intangibles with indefinite lives (that are to be held and used or are held for sale) for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. For assets to be held and used by the Selected Portfolio, the sum of expected undiscounted future cash flows is calculated and if the sum is less than the carrying value of the asset, the Selected Portfolio recognizes an impairment loss equal to the difference between the estimated fair value and the carrying value.

The Selected Portfolio tests goodwill for impairment in November on an annual basis or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount. The impairment test consists of comparing the fair value for a reporting unit with its carrying amount, including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. The Selected Portfolio considers each golf course to be a reporting unit. An impairment loss would be recognized for the carrying amount of goodwill in excess of its implied fair value.

During the years ended December 31, 2006, 2005 and 2004, the Selected Portfolio recorded goodwill impairment losses of $1.2 million, $2.4 million and $2.8 million, respectively and is reflected as Impairment loss in the combined statements of operations.

Concentration of Risk—Financial instruments that potentially subject the Selected Portfolio to concentration of credit risk consist primarily of cash and cash equivalents and member receivables.

The Selected Portfolio has cash in financial institutions, some of which is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 per institution. At various times throughout the years ended December 31, 2006 and 2005, the Selected Portfolio had cash in financial institutions that was in excess of the FDIC insurance limit.

Concentration of risk with respect to member receivables, which consists primarily of membership dues and charges, is limited due to the large number of club members comprising the Selected Portfolio’s customer base and their dispersion across many different geographic areas. The member receivables are billed and due monthly, and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts.

Fair Value of Financial Instruments—To meet the reporting requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Selected Portfolio calculates the fair value of the financial instruments and includes this additional information in the notes to the combined financial statements when the fair value is materially different from the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made. The Selected Portfolio uses quoted market prices, when available, or discounted cash flows to calculate these fair values.

In June 2005, the Company purchased an interest rate cap in the amount of $276,000 to protect against an increase in the 30-day LIBOR on a $133.8 million variable rate loan obtained in June 2005. The interest rate cap is for a term of two years and protects the Company on a specific portion of the loan, which decreases over the term of the interest rate cap, on any increase in the interest rate above 4.7% per annum. The remaining value of the interest rate cap purchased in 2003 that was associated with the Company’s previous loan was expensed in June 2005. SFAS No. 133 requires the Company to record the interest rate cap on the balance sheet at fair value and to record changes in the fair value of the interest rate cap in the statement of operations. Based on the fair value of the interest cap as of December 31, 2006, 2005 and 2004, the Company recorded an expense of $34,000, income of $225,000 and an expense of $99,000 in the combined statements of operations for the years ended December 31, 2006, 2005 and 2004, respectively.

Cash and Cash Equivalents—The Selected Portfolio considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash—Restricted cash consists of cash held as collateral to provide credit enhancement for the Selected Portfolio’s obligations related to performance under lease agreements and insurance claims for certain insurance policies and cash held as collateral to provide cash reserves for property taxes and environmental insurance.

Deferred Loan Costs—Deferred loan costs include loan origination costs such as legal fees, consulting fees and filing costs. Such costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the respective loan. The loan costs were fully amortized at June 30, 2007, the original maturity date of the loan.

Income Taxes—AGC, which has subsidiaries that are corporations, accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which prescribes an asset and liability approach. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable (refundable) for the period and the change during the period in deferred tax assets and liabilities. This approach was used to determine the components of income taxes for the Selected Portfolio based on the specific identification of assets and liabilities.

NGP is a limited liability company, and as such, under current federal and state laws is not generally subject to income taxes; therefore, no provision has been made for such taxes in the accompanying combined financial statements for amounts related to NGP. Income tax for the Selected Portfolio was prepared as if the Selected Portfolio prepared a separate tax return.

Other Deferred Revenue—Other deferred revenue consists of prepaid membership dues, prepaid privileges and prepaid memberships that will be recognized as revenue within the next 12 months.

New Accounting Pronouncements— In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), to replace APB Opinion No. 20, “Reporting Accounting Changes in Interim Financial Statements” (“APB 20”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine period specific effects or the cumulative effect of the change. SFAS 154 was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which prescribes comprehensive guidelines for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on tax returns. FIN 48, effective for fiscal years beginning after December 15, 2006, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The adoption of this standard did not have a material effect on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. The statement emphasizes that fair value is a market-based measurement and not an entity-specific measurement. It also establishes a fair value hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard is not expected to have a material impact on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of this standard is not expected to have a material impact on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

3.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	Estimated Useful Lives (Years)	December 31,
		2006	2005
Land		$30,131	$30,143
Golf course improvements	10–20	64,256	63,170
Buildings	15–30	44,374	43,984
Furniture, fixtures, machinery and equipment	3–10	11,080	8,401
Less accumulated depreciation		(25,771)	(18,417)

		124,070	127,281
Construction in process		5,003	4,337

		$129,073	$131,618

4.	GOODWILL

The following is a reconciliation of changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 (in thousands):

Balance—January 1, 2005	$32,641
Impairment loss—assets to be held and used	(2,363)

Balance—December 31, 2005	30,278
Impairment loss—assets to be held and used	(1,185)

Balance—December 31, 2006	$29,093

During the year ended December 31, 2006 and 2005, the Selected Portfolio recognized an impairment loss as part of its annual impairment test in accordance with SFAS No. 142. The impairment recognized was the result of operating performance on certain courses to which goodwill was allocated.

The impairment test consists of comparing the fair value for a reporting unit, using a discounted cash flow model, with its carrying amount, including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. The Selected Portfolio considers each golf course to be a separate reporting unit.

5.	INCOME TAXES

Income taxes are presented as if the Selected Portfolio prepared its tax returns on a stand alone basis.

The components of income taxes are as follows (in thousands):

	December 31,
	2006	2005	2004
Deferred	$2,467	$2,223	$2,681
Valuation allowance	(2,467)	(2,223)	(2,681)

	$—	$—	$—

Deferred income taxes result from temporary differences in the financial and tax bases of assets and liabilities. Significant components of the Selected Portfolio’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2006	2005
Deferred tax assets:
Leasehold disadvantage	$7,372	$8,878
Net operating loss carryforwards	11,717	8,449
Accrued expenses	1,255	1,311
Building and other depreciable assets	789	383
Member deposit obligations-net	916	915
Other	49	71

	22,098	20,007
Valuation allowances	(17,815)	(15,348)

Total deferred tax assets	4,283	4,659

Deferred tax liabilities:
Leasehold advantage	4,242	4,605
Building and other depreciable assets	—	—
Private memberships	41	54

Total deferred tax liabilities	4,283	4,659

Net deferred tax liabilities	$—	$—

A valuation allowance has been established to reduce net deferred tax assets to the amount expected to be realized. The Selected Portfolio has a U.S. federal net operating loss carryforward of $29.3 million, which will begin to expire in the year 2024.

A leasehold advantage or disadvantage exists to NGP or AGC when it pays a contracted rent that is below or above current market rates. The value of a leasehold advantage or disadvantage is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on the after-tax discount rate corresponding to each golf course. Leasehold advantage and disadvantage is amortized on a straight line basis over the life of the lease. Leasehold advantage and disadvantage on leases between NGP and AGC are eliminated in combination in the accompanying combined financial statements. However, due to the different taxable nature of NGP and AGC (see note 2), they do give rise to deferred tax assets and liabilities which are reflected above.

6.	ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following components (in thousands):

	December 31,
	2006	2005
Accrued expenses:
Compensation and related costs	$2,918	$4,589
Property taxes	1,302	1,430
Rent	222	255
Other	2,271	2,235

	$6,713	$8,509

Other liabilities:
Merchandise certificates	$2,021	$1,692
Deposits	1,674	1,393
Sales and use taxes	357	371
Other	956	385

	$5,008	$3,841

7.	NOTES PAYABLE

Notes payable consist of the following (in thousands):

	December 31, 2006		December 31, 2005
Type of Collateral	Interest Rate	Balance	Interest Rate	Balance	Maturity
Collateralized note-Senior	8.85%	$133,468	7.61%	$133,750	7/9/2008

On February 6, 2003, the Selected Portfolio entered into a mortgage loan with GMAC Commercial Mortgage Corporation (the “GMAC Loan”). The loan was collateralized by certain assets owned by the Selected Portfolio and had an interest rate that was the greater of 30-day LIBOR or 1.55% plus 400 basis points. The interest rate at December 31, 2004 was 6.09% and interest payments were made monthly.

On June 30, 2005, the Selected Portfolio refinanced the GMAC Loan and entered into a loan with Deutsche Bank (the “Deutsche Loan”). The loan is encumbered by certain assets owned by the Selected Portfolio which have a release price that is to be paid upon disposition of each asset. The loan bears interest at the rate of 30-day LIBOR plus 350 basis points. The interest rate at December 31, 2006 and December 31, 2005 was 8.85% and 7.61%, respectively, and interest payments are made monthly. In July 2007, the Selected Portfolio exercised the first of three one-year extension options. The loan now matures on July 9, 2008. It is our intention to further exercise this provision to extend the maturity date on or before June 30, 2008. The remaining balance on the GMAC Loan was repaid at the closing of the Deutsche Loan and the unamortized deferred financing costs of $664,000 were written off and included in interest expense at December 31, 2005.

The note amount above includes only the portion of the Deutsche Loan collateralized by the Selected Portfolio.

The note agreements contain, among other things, covenants restricting the sale of property and certain reporting requirements. The Selected Portfolio was compliant with all covenants as of December 31, 2006.

8.	COMMITMENTS AND CONTINGENCIES

The Selected Portfolio is the lessee under long-term operating leases for golf courses and equipment. At December 31, 2006, the following are future minimum rental payments required pursuant to the terms of all operating lease obligations (in thousands):

Year Ending December 31	Unrelated Parties
2007	$3,482
2008	2,869
2009	2,195
2010	2,878
2011	1,569
Thereafter	21,552

$34,545

In addition to minimum rental payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. Percentage rentals paid to unrelated parties were approximately $569,000, $410,000 and $430,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Selected Portfolio is required to maintain bonds under certain third-party agreements, as requested by certain utility providers, and under the rules and regulations of licensing authorities and other governmental agencies. As of December 31, 2006, the Selected Portfolio had approximately $112,000 of bonds outstanding related to the Selected Portfolio.

Litigation—The Selected Portfolio has continuing litigation matters and other contingencies incurred in the ordinary course of business and has recorded liabilities for the payment of these contingencies when such amounts are probable and can be estimated.

On May 29, 2007, AGC entered into a Memorandum of Understanding (MOU) in settlement of a class action suit. Per the MOU, AGC will pay up to $2.6 million in full and complete settlement of all claims, inclusive of attorney’s fees, costs, claims administration costs and all other fees and costs. The MOU is binding, subject to court approval. The settlement expense will be spread equitably across the 66 California courses operated by AGC, of which 4 courses are included in the Selected Portfolio.

At December 31, 2006, the Selected Portfolio accrued $24,000 related to the class action suit, resulting in an additional charge of $133,000 in 2007.

9.	RELATED PARTY TRANSACTIONS

The Selected Portfolio is wholly owned by AGC and NGP and reflects transactions with AGC and NGP for, among other things, the daily transfer of cash collections, daily cash funding to be used in operations and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from AGC and NGP has been classified as “Owners’ Equity.”

AGC and NGP have allocated to the Selected Portfolio certain overhead costs, which include general and administrative services (including legal, human resources, financial and technological services) and payroll and related expenses. The combined financial statements reflect expenses which were allocated based on specific identification of costs and relative share of revenue or certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Portfolio’s expenses as a stand-alone company may be different from those reflected in the combined statements of operations.

Payroll and related expenses are comprised of the following (in thousands):

	2006	2005	2004
Direct costs	$32,800	$31,764	$32,267
Allocated AGC and NGP overhead	4,293	5,615	3,830

Total	$37,093	$37,379	$36,097

General and administrative expenses are comprised of the following (in thousands):

	2006	2005	2004
Direct costs	$9,340	$8,744	$8,557
Allocated AGC and NGP overhead	2,512	2,804	2,610

Total	$11,852	$11,548	$11,167

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Balance Sheets

	March 31, 2007 (unaudited)	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$1,559,000	$1,638,000
Accounts receivable	92,000	307,000
Inventories	3,547,000	2,858,000
Prepaid expenses and other current assets	2,257,000	2,008,000
Deferred income taxes	1,961,000	1,849,000

Total current assets	9,416,000	8,660,000

Deposits and other assets	1,161,000	1,161,000
Property and equipment, at cost	362,075,000	361,196,000
Less accumulated depreciation	154,119,000	150,102,000

Total property and equipment	207,956,000	211,094,000

Total assets	$218,533,000	$220,915,000

Liabilities and Group Equity
Current liabilities:
Accounts payable	$1,167,000	$1,225,000
Other accrued liabilities	1,373,000	1,575,000
Accrued compensation, payroll taxes, and benefits	781,000	1,101,000
Accrued insurance	63,000	83,000
Deferred income	1,655,000	276,000

Total current liabilities	5,039,000	4,260,000
Other long-term liabilities	4,302,000	4,160,000
Deferred income taxes	49,491,000	50,069,000

Total liabilities	58,832,000	58,489,000
Total group equity	159,701,000	162,426,000

Total liabilities and group equity	$218,533,000	$220,915,000

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Statements of Income

Three months ended March 31, 2007 and 2006

(unaudited)

	2007	2006
Revenue:
Theme park admissions	$109,000	$—
Theme park food, merchandise, and other	184,000	687,000

Total revenue	293,000	687,000

Operating costs and expenses:
Operating expenses	8,770,000	9,330,000
Selling, general, and administrative	3,965,000	3,880,000
Costs of products sold	76,000	4,000
Depreciation	4,017,000	3,910,000
Loss on fixed assets	—	461,000

Total operating costs and expenses	16,828,000	17,585,000

Loss from operations	(16,535,000)	(16,898,000)

Other income (expense):
Interest expense – parent	(1,614,000)	(2,017,000)
Interest income	—	1,000

Total other income (expense)	(1,614,000)	(2,016,000)

Loss before income taxes	(18,149,000)	(18,914,000)
Income tax benefit	(7,019,000)	(7,284,000)

Net loss	$(11,130,000)	$(11,630,000)

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Statements of Cash Flows

Three months ended March 31, 2007 and 2006

(unaudited)

	2007	2006
Cash flows from operating activities:
Net loss	$(11,130,000)	$(11,630,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,017,000	3,910,000
Loss on disposal of assets	—	461,000
Decrease in accounts receivable	215,000	401,000
Increase in inventories, prepaid expenses and other current assets	(938,000)	(2,494,000)
Increase in accounts payable, deferred income, accrued liabilities, and other long-term liabilities	921,000	2,929,000
Deferred income taxes	(690,000)	1,049,000

Total adjustments	3,525,000	6,256,000

Net cash used in operating activities	(7,605,000)	(5,374,000)

Cash flows from investing activities:
Additions to property and equipment	(879,000)	(2,571,000)

Net cash used in investing activities	(879,000)	(2,571,000)

Cash flows from financing activities:
Net distributions from Six Flags, Inc.	8,405,000	7,771,000

Net cash provided by financing activities	8,405,000	7,771,000

Decrease in cash and cash equivalents	(79,000)	(174,000)
Cash and cash equivalents, beginning of year	1,638,000	1,157,000

Cash and cash equivalents, end of period	$1,559,000	$983,000

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1,000	$1,000

Supplemental disclosure of non-cash investing activities:
Transfer of property and equipment from Six Flags, Inc.	$—	$3,710,000

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

(1) Business and Basis of Presentation

On January 11, 2007, Six Flags, Inc. (Six Flags) announced that it had agreed to sell to a third party a select group of theme parks and water parks (the Selected Parks Operations) for $275 million in cash and a $37 million note receivable. The sale was completed on April 6, 2007. The businesses included in the Selected Parks Operations are as follows:

Six Flags Elitch Gardens	Theme Park	Denver, Colorado
Six Flags Darien Lake	Theme Park	Buffalo, New York
Frontier City	Theme Park	Oklahoma City, Oklahoma
White Water Bay	Water Park	Oklahoma City, Oklahoma
Enchanted Village	Theme/Water Park	Seattle, Washington
Splashtown	Water Park	Houston, Texas
Six Flags Waterworld	Water Park	Concord, California

The accompanying combined financial statements have been presented on a carve-out basis, with the assets, liabilities, results of operations and cash flows of the Selected Parks Operations combined from different legal entities, all of which are indirect wholly-owned subsidiaries of Six Flags. The combined financial statements include allocations of certain Six Flags corporate expenses and intercompany interest charges (see note 3). Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Parks Operations results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Selected Parks Operations had been a stand-alone company during the periods presented. Because of the nature of these combined financial statements, Six Flags’ net investment in the Selected Parks Operations is shown as “group equity.”

The accompanying combined financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are unaudited, but include all adjustments (which are normal and recurring) that are, in the opinion of management, necessary to present a fair presentation of the financial results as of March 31, 2007 and for the three months ended March 31, 2007 and 2006. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the Selected Parks Operations December 31, 2006 financial statements and notes thereto.

The results of operations are not necessarily indicative of the results expected for the full year. In particular, the park operations contribute a significant majority of their annual revenue during the period from Memorial Day to Labor Day each year, while certain level of expenses is incurred year round.

(2) Summary of Significant Accounting Policies

(a) Property and Equipment

Rides and attractions are depreciated using the straight-line method over 5-25 years. Land improvements are depreciated using the straight-line method over 10-15 years. Buildings and improvements are depreciated over their estimated useful lives of approximately 30 years by use of the straight-line method. Furniture and equipment are depreciated using the straight-line method over 5-10 years.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

Maintenance and repairs are charged directly to expense as incurred, while betterments and renewals are generally capitalized as property and equipment. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized.

(b) Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or group of assets to future net cash flows expected to be generated by the asset or group of assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(c) Revenue Recognition

Revenue is recognized upon admission into the parks, provision of services, or when products are delivered to the customer. For season pass and other multi-use admissions, revenue is recognized over the relevant period based on estimated customer usage.

(d) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) Income Taxes

Income taxes as presented are calculated on a separate return basis, although the Selected Parks Operations operating results are included in the consolidated federal and certain combined or consolidated state tax returns of Six Flags. Six Flags manages its tax position for the benefit of its entire portfolio of parks, and, as such, the assumptions, methodologies, and calculations made for purposes of determining the Selected Parks Operations tax provision and related tax accounts in the combined financial statements may differ from those made by Six Flags and, in addition, are not necessarily reflective of the tax strategies that the Selected Parks Operations would have followed as a separate stand-alone company.

Income taxes are accounted for under the asset and liability method pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Valuation allowances are recorded for deferred tax assets such as net operating losses carried forward that are not expected to be realized before their statutory expiration.

(3) Related Party Transactions

The Selected Parks Operations is wholly owned by Six Flags and its subsidiaries, and reflects transactions with Six Flags for, among other things, the daily transfer of cash collections, daily cash funding to be used in

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

operations, payment of taxes on income and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from Six Flags has been classified as “group equity”.

Six Flags has allocated to the Selected Parks Operations certain overhead costs associated with marketing, general and administrative services, including human resources, legal, financial, communications and technological support. The combined financial statements reflect expenses which were allocated based on specific identification of costs, relative share of park earnings before interest, taxes, depreciation and amortization, and the relative share of certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Parks Operations expenses as a stand-alone company may be different from those reflected in the combined statements of income.

Selling, general and administrative expenses are comprised of the following (in thousands):

	2007	2006
Direct costs	$2,458	$1,888
Allocated Six Flags overhead	1,507	1,992

Total	$3,965	$3,880

Included in direct costs are marketing and advertising expenses, workers’ compensation, general liability and property insurance, legal costs, consulting services, audit fees and travel and entertainment expenses for park personnel.

During 2007 and 2006, Six Flags recorded interest on amounts due to/from certain entities whose primary assets and liabilities have been included in the Selected Parks Operations. The combined statements of income reflect these historical net interest charges.

(4) Commitments and Contingencies

Six Flags is party to a license agreement (the U.S. License Agreement) pursuant to which they have the exclusive right on a long term basis to theme park use in the United States (excluding the Las Vegas, Nevada metropolitan area) of all animated, cartoon and comic book characters that Warner Bros. and DC Comics have the right to license for such use. The license fee is subject to periodic scheduled increases and is payable on a per-theme park basis. The right to use the characters under the license agreement would not be available to the parks of the Selected Park Operations if they were no longer owned or operated by Six Flags.

Six Flags and the Selected Parks Operations are party to various other legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, estimate of the outcomes of such matters and experience in contesting, litigating and settling similar matters. None of the actions are believed by management to involve amounts that would be material to the combined financial position, results of operations, or cash flows after consideration of recorded accruals.

Report of Independent Auditors

The Board of Directors and Shareholder of Booth Creek Ski Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Booth Creek Ski Holdings, Inc. as of October 27, 2006 and October 28, 2005, and the related consolidated statements of operations, shareholder’s deficit, and cash flows for each of the three years in the period ended October 27, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Booth Creek Ski Holdings, Inc. at October 27, 2006 and October 28, 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 27, 2006 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Sacramento, California

January 10, 2007,

except for the first five paragraphs of Note 11, as to which the date is January 19, 2007, and the last paragraph of Note 11, as to which the date is October 5, 2007

Booth Creek Ski Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	October 27, 2006	October 28, 2005
Assets
Current assets:
Cash	$86	$79
Restricted cash	1,436	—
Accounts receivable, net of allowance of $40 and $40, respectively	2,422	1,600
Inventories	3,147	2,382
Prepaid expenses and other current assets	4,970	4,915

Total current assets	12,061	8,976
Property and equipment, net	118,889	109,380
Real estate held for development and sale	6,851	7,053
Deferred financing costs, net of accumulated amortization of $1,390 and $392, respectively	4,478	5,043
Timber rights and other assets	6,533	6,446
Goodwill	21,659	23,143

Total assets	$170,471	$160,041

Liabilities and shareholder’s deficit
Current liabilities:
Revolving credit facility	$14,500	$11,500
Current portion of long-term debt	74,495	2,031
Accounts payable and accrued liabilities	20,794	20,211
Unearned revenue and deposits – resort operations	13,653	15,150
Unearned revenue – real estate operations	2,801	—

Total current liabilities	126,243	48,892

Long-term debt	51,599	128,348

Other long-term liabilities	1,399	876

Commitments and contingencies

Shareholder’s deficit:
Common stock, $.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	80,500	72,000
Accumulated deficit	(89,270)	(90,075)

Total shareholder’s deficit	(8,770)	(18,075)

Total liabilities and shareholder’s deficit	$170,471	$160,041

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Operations

(In thousands)

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
Revenue:
Resort operations	$114,847	$99,445	$105,377
Real estate and other (including revenues from related parties of $5,610 for the year ended October 29, 2004)	21,032	7,522	10,033

Total revenue	135,879	106,967	115,410

Operating expenses:
Cost of sales - resort operations	74,388	63,571	63,977
Cost of sales - real estate and other	4,811	2,039	2,861
Depreciation and depletion	15,399	14,502	13,944
Write-down of goodwill	1,484	—	—
Selling, general and administrative expense	24,697	24,878	23,191

Total operating expenses	120,779	104,990	103,973

Operating income	15,100	1,977	11,437

Other income (expense):
Interest expense	(14,820)	(12,779)	(12,071)
Amortization of deferred financing costs	(998)	(2,655)	(1,195)
Loss on early retirement of debt	—	(889)	—
Gain on interest rate swap arrangement	452	779	—
Gain on disposals of property and equipment	1,013	119	28
Other income (expense)	58	2	(30)

Other income (expense), net	(14,295)	(15,423)	(13,268)

Net income (loss)	$805	$(13,446)	$(1,831)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Shareholder’s Deficit

(In thousands, except shares)

			Additional Paid-in
	Common Stock			Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at October 31, 2003	1,000	—	$72,000	$(74,798)	$(2,798)
Net loss	—	—	—	(1,831)	(1,831)

Balance at October 29, 2004	1,000	—	72,000	(76,629)	(4,629)
Net loss	—	—	—	(13,446)	(13,446)

Balance at October 28, 2005	1,000	—	72,000	(90,075)	(18,075)
Capital contributions	—	—	8,500	—	8,500
Net income	—	—	—	805	805

Balance at October 27, 2006	1,000	$—	$80,500	$(89,270)	$(8,770)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
Cash flows from operating activities:
Net income (loss)	$805	$(13,446)	$(1,831)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	15,399	14,502	13,944
Write-down of goodwill	1,484	—	—
Noncash cost of real estate sales	3,285	1,187	2,292
Amortization of deferred financing costs	998	2,655	1,195
Loss on early retirement of debt	—	889	—
Gain on interest rate swap arrangement	(452)	(779)	—
Gain on disposals of property and equipment	(1,013)	(119)	(28)
Changes in operating assets and liabilities:
Restricted cash	(1,436)	—	—
Accounts receivable	(822)	351	(124)
Inventories	(765)	(27)	(170)
Prepaid expenses and other current assets	(55)	(3,365)	(268)
Accounts payable and accrued liabilities	583	1,964	4,037
Unearned revenue and deposits – resort operations	(1,497)	548	(137)
Unearned revenue – real estate operations	2,801	—	—
Unearned deposits from related party – real estate operations	—	—	(5,610)
Other long-term liabilities	523	2	133

Net cash provided by operating activities	19,838	4,362	13,433

Cash flows from investing activities:
Capital expenditures for property and equipment	(23,446)	(11,032)	(10,985)
Proceeds from disposals of property and equipment	1,545	—	—
Capital expenditures for real estate held for development and sale	(3,083)	(1,754)	(1,754)
Other assets	151	(40)	(357)

Net cash used in investing activities	(24,833)	(12,826)	(13,096)

Cash flows from financing activities:
Borrowings under revolving credit facilities	56,200	60,650	38,045
Repayments under revolving credit facilities	(53,200)	(66,400)	(38,545)
Proceeds of long-term debt	5,000	127,500	7,000
Principal payments of long-term debt	(11,065)	(107,976)	(5,864)
Deferred financing costs	(433)	(6,077)	(936)
Capital contributions	8,500	—	—

Net cash provided by (used in) financing activities	5,002	7,697	(300)

Increase (decrease) in cash	7	(767)	37
Cash at beginning of year	79	846	809

Cash at end of year	$86	$79	$846

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements

October 27, 2006

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies

Booth Creek Ski Holdings, Inc. (“Booth Creek”) was organized on October 8, 1996 in the State of Delaware for the purpose of acquiring and operating various ski resorts, including Northstar-at-Tahoe (“Northstar”), Sierra-at-Tahoe (“Sierra”), Waterville Valley, Mt. Cranmore, Loon Mountain and the Summit at Snoqualmie (the “Summit”). Booth Creek also conducts certain real estate development activities, primarily at Northstar and Loon Mountain.

The consolidated financial statements include the accounts of Booth Creek and its subsidiaries (collectively referred to as the “Company”), all of which are wholly-owned. All significant intercompany transactions and balances have been eliminated.

Booth Creek is a wholly-owned subsidiary of Booth Creek Ski Group, Inc. (“Parent”).

On January 19, 2007, Parent and the Company consummated a number of strategic transactions. For further discussion, see Note 11.

Reporting Periods

The Company’s fiscal year ends on the Friday closest to October 31 of each year. Fiscal 2006, 2005 and 2004 were 52 week years.

Business and Principal Markets

Northstar is a year-round destination resort including ski and golf facilities. Sierra is a regional ski area which attracts both day and destination skiers. Both Northstar and Sierra are located near Lake Tahoe, California. Waterville Valley, Mt. Cranmore and Loon Mountain are regional ski resorts attracting both day and destination skiers, and are located in New Hampshire. The Summit is located in Northwest Washington and is a day ski resort.

Operations are highly seasonal at all locations with the majority of revenues realized during the ski season from late November through early April. The length of the ski season and the profitability of operations are significantly impacted by weather conditions. Although Northstar, Waterville Valley, Mt. Cranmore and Loon Mountain have snowmaking capacity to mitigate some of the effects of adverse weather conditions, abnormally warm weather, lack of adequate snowfall or other adverse weather conditions can materially affect revenues. Sierra and the Summit lack significant snowmaking capabilities but generally experience higher annual snowfall.

Other operational risks and uncertainties that face the Company include competitive pressures affecting the number of skier visits and ticket prices; the success of marketing efforts to maintain and increase skier visits; the possibility of equipment failure; and continued availability and cost of water supplies and energy sources for snowmaking and other operations.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market. The components of inventories are as follows:

	October 27, 2006	October 28, 2005
	(In thousands)
Retail products	$2,578	$1,929
Supplies	371	285
Food and beverage	198	168

	$3,147	$2,382

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line method based upon the estimated service lives or capital lease terms, which are as follows:

Land improvements	20 years
Buildings and improvements	20 years
Lift equipment	15 years
Other machinery and equipment	3 to 15 years

Amortization of assets recorded under capital leases is included in depreciation expense.

Real Estate Activities

The Company capitalizes as real estate held for development and sale the original acquisition cost, direct construction and development costs, and other related costs. Property taxes, insurance and interest incurred on costs related to real estate under development are capitalized during periods in which activities necessary to prepare the property for its intended use are in progress. Land costs and other common costs incurred prior to construction are allocated to each land parcel benefited. Construction-related costs are allocated to individual units in each development phase using the relative sales value method. Selling expenses are charged against income in the period incurred. Interest capitalized on real estate development projects for the years ended October 27, 2006, October 28, 2005 and October 29, 2004 was $108,000, $116,000 and $18,000, respectively.

Sales and profits on real estate sales are recognized using the full accrual method at the point that the Company’s receivables from land sales are deemed collectible and the Company has no significant remaining obligations for construction or development, which typically occurs upon transfer of title. If such conditions are not met, the recognition of all or part of the sales and profit is postponed. The Company thoroughly evaluates the contractual agreements and underlying facts and circumstances relating to its real estate transactions, including the involvement of related parties, to determine the appropriate revenue recognition treatment of such transactions in accordance with Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate,” and related pronouncements. For the year ended October 27, 2006, the Company recognized revenues, costs and profits for the Retreat single family lot subdivision at Northstar (Note 7) using the percentage-of-completion method as development and construction on the subdivision occurred, as the Company remained obligated to complete certain subdivision infrastructure subsequent to the initial sale of a portion of the lots.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company evaluates potential impairment of its long-lived assets, including property and equipment and real estate held for development and sale, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Pursuant to SFAS No. 144, the Company periodically evaluates whether there are facts and circumstances that indicate potential impairment of its long-lived assets. If impairment indicators are present, the Company reviews the carrying value of its long-lived assets for recoverability. If the carrying amount of a long-lived asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. As of October 27, 2006 and October 28, 2005, the Company believes that there has not been any impairment of its long-lived assets.

Goodwill

Pursuant to the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), the Company performs annual impairment tests for recorded goodwill. Based on the annual impairment tests, the Company determined that there was no impairment of the goodwill balances associated with the Northstar, Sierra and Summit resorts as of October 27, 2006 and October 28, 2005, or for goodwill balances relating to the Company’s Mount Cranmore and Loon Mountain resorts as of October 28, 2005.

As of October 27, 2006, the Company determined that goodwill balances in the amount of $939,000 and $545,000 relating to Mount Cranmore and Loon Mountain were impaired, as the carrying value of the long-lived assets, including goodwill, associated with such resorts exceeded the estimated fair value of their respective resort operating assets. Based on the hypothetical purchase price allocation performed by the Company as required under SFAS No. 142, the Company determined that no value would be assigned to goodwill, and accordingly, the Company recorded a write-down of such goodwill balances as of October 27, 2006.

Fair Value of Financial Instruments

The fair value of amounts outstanding under the Company’s Credit Agreement and Note Purchase Agreement (Note 4) approximate book value, as the interest rate on such debt generally varies with changes in market interest rates.

Revenue Recognition – Resort Operations

Revenues from resort operations are generated from a wide variety of sources, including lift ticket sales, snow school lessons, equipment rentals, retail product sales, food and beverage operations, lodging and property management services and other recreational activities, and are recognized as services are provided and products are sold, and collectibility is reasonably assured. Sales of season passes are initially deferred in unearned revenue and recognized ratably over the expected ski season.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Contingencies and Related Accrual Estimates

The Company’s operations are affected by various contingencies, including commercial litigation, personal injury claims relating principally to snow sports activities, self-insured workers’ compensation matters and self-insured employee health and welfare arrangements. The Company performs periodic evaluations of these contingencies, and based on information provided by third-party claims administrators and other pertinent information, provides accruals for its best estimate of the eventual outcome of these matters in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” These estimated liabilities are reviewed and appropriately adjusted as the facts and circumstances related to these contingencies change.

Amortization

Deferred financing costs are being amortized over the estimated lives of the related obligations using the effective interest method.

Advertising Costs

The production cost of advertisements is expensed when the advertisement is initially released. The cost of professional services for advertisements, sales campaigns and promotions is expensed when the services are rendered. The cost of brochures and other winter marketing collateral is expensed over the ski season. Advertising expenses for the years ended October 27, 2006, October 28, 2005 and October 29, 2004 were $3,543,000, $3,009,000 and $3,501,000, respectively.

Income Taxes

Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company is included in the federal and state tax returns of Parent. The provision for federal and state income tax is computed as if the Company filed separate consolidated income tax returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the accompanying consolidated financial statements for prior years to conform to the presentation for the year ended October 27, 2006.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

2. Property and Equipment

Property and equipment consist of the following:

	October 27, 2006	October 28, 2005
	(In thousands)
Land and improvements	$35,729	$35,396
Buildings and improvements	59,539	51,903
Lift equipment	45,981	46,050
Other machinery and equipment	64,810	66,092
Construction in progress	25,950	17,527

	232,009	216,968
Less accumulated depreciation and amortization	113,120	107,588

	$118,889	$109,380

3. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	October 27, 2006	October 28, 2005
	(In thousands)
Accounts payable	$10,811	$8,996
Accrued compensation and benefits	3,966	3,952
Taxes other than income taxes	697	722
Interest	737	664
Other	4,583	5,877

	$20,794	$20,211

4. Financing Arrangements

Long-Term Debt

Long-term debt consists of the following, which are described herein:

	October 27, 2006	October 28, 2005
	(In thousands)
First Lien Term Facility	$67,931	$77,306
CapEx A Term Facility	4,987	—
Second Lien Term Facility	50,000	50,000
Capital leases and other debt	3,176	3,073

Total long-term debt	126,094	130,379
Less current portion	74,495	2,031

Long-term debt	$51,599	$128,348

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4. Financing Arrangements (continued)

2005 Refinancing

On June 2, 2005, the Company entered into (i) a $107,500,000 First Lien Credit Agreement (the “Credit Agreement”) with certain lenders and General Electric Capital Corporation, as administrative agent and collateral agent, and (ii) a $50,000,000 Second Lien Note Purchase Agreement (the “Note Purchase Agreement”) with certain lenders and the Bank of New York, as administrative agent and collateral agent. As discussed further in Note 11, all of the obligations and commitments under the Credit Agreement and Note Purchase Agreement were fully extinguished on January 19, 2007 in connection with certain strategic transactions involving Parent and the Company. The information below provides a general description of the principal terms and conditions of the Credit Agreement and Note Purchase Agreement and certain related matters prior to the time of such extinguishment.

The Credit Agreement provided for (a) a $20,000,000 revolving credit facility (the “Revolving Facility”), (b) a $77,500,000 term loan facility (the “First Lien Term Facility”), (c) a $5,000,000 delayed draw term loan for certain planned capital expenditures at Northstar, which commitment was drawn upon on July 5, 2006 (the “CapEx A Term Facility”), and (d) a $5,000,000 delayed draw term loan for certain planned capital expenditures at Loon Mountain. Subject to the terms of the Credit Agreement, the Company could, from time to time, borrow, repay and reborrow under the Revolving Facility. The Credit Agreement required that the Company not have any borrowings under the Revolving Facility for a period of 30 consecutive days during the period from January 1 to April 30 of each year. The Credit Agreement permitted the issuance of letters of credit in an amount not to exceed $5,000,000. The balance of outstanding letters of credit reduced the available borrowing capacity under the Revolving Facility. The First Lien Term Facility and the delayed draw term loans required principal payments of 1% per annum of the original balance of such loans, payable quarterly in arrears on the last day of each of January, April, July and October, commencing on July 31, 2005. Borrowings under the Credit Agreement were also subject to certain mandatory prepayment provisions relating to (x) certain specified real estate sales, (y) certain asset sales and casualty proceeds and (z) cumulative resort free cash flow (as defined in the Credit Agreement). The scheduled maturity date of the Credit Agreement was May 31, 2011. Borrowings under the Credit Agreement bore interest, at the Company’s option, at either an adjusted Eurodollar rate or at an alternative base rate, plus an applicable margin. Under the terms of the Credit Agreement, the applicable margin was equal to 4.5% per annum for Eurodollar rate loans and 3.5% per annum for alternative base rate loans. Borrowings outstanding under the Revolving Facility, First Lien Term Facility and CapEx A Term Facility as of October 27, 2006 bore interest at weighted average annual rates of 10.42%, 9.89% and 10.06%, respectively, pursuant to elections under both the Eurodollar and alternative base rate options.

The indebtedness of the Company under the Credit Agreement was guaranteed by substantially all of its subsidiaries. Booth Creek’s and the guarantors’ obligations under the Credit Agreement were secured by a first-priority security interest in substantially all of the assets of the Company and such guarantors.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4. Financing Arrangements (continued)

2005 Refinancing (continued)

The Note Purchase Agreement provided for a $50,000,000 second lien term facility (the “Second Lien Term Facility”), which had a scheduled maturity date of May 31, 2012. There were no scheduled principal payments under the Second Lien Term Facility. Borrowings under the Note Purchase Agreement bore interest, at the Company’s option, at either an adjusted Eurodollar rate or at an alternative base rate, plus an applicable margin. Under the terms of the Note Purchase Agreement, the applicable margin was equal to 8.5% per annum for Eurodollar rate loans and 7.5% per annum for alternative base rate loans. The Note Purchase Agreement also permitted the Company to pay up to 50% of the accrued interest under the Second Lien Term Facility in kind during the period from the closing date through the three year and six month anniversary of the closing date. In such case, the applicable margin was equal to 14% per annum for Eurodollar rate loans and 13% per annum for alternative base rate loans. Borrowings outstanding under the Second Lien Term Facility as of October 27, 2006 bore interest at 13.88% pursuant to an election under the Eurodollar option.

The indebtedness of the Company under the Note Purchase Agreement was guaranteed by substantially all of its subsidiaries. The Company’s and the guarantors’ obligations under the Note Purchase Agreement were secured by a second-priority security interest in substantially all of the assets of the Company and such guarantors. Collateral matters between the lenders under the Credit Agreement and the lenders under the Note Purchase Agreement were governed by an intercreditor agreement.

The Credit Agreement and Note Purchase Agreement contained affirmative and negative covenants customary for such types of facilities, including maintaining a minimum level of EBITDA; maintaining a minimum level of asset value; limitations on indebtedness, capital expenditures, investments and spending on real estate projects; limitations on dividends and other distributions; and other restrictive covenants pertaining to the operation and management of the Company and its subsidiaries. The agreements also contained events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; breach of representations or warranties in any material respect when made; breach of covenants; cross default and cross acceleration of other indebtedness; dissolution, insolvency and bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of the guarantees, security documents or intercreditor agreement; changes in control; and loss of material licenses, approvals or permits.

Borrowings of $77,500,000 and $50,000,000 under the First Lien Term Facility and Second Lien Term Facility, together with closing date advances of $500,000 under the Revolving Facility, were utilized (i) to retire outstanding principal of $16,000,000 in revolver borrowings under the Company’s Amended and Restated Credit Agreement dated March 15, 2002 (the “Senior Credit Facility”), (ii) to retire outstanding principal of $23,750,000 in term borrowings (the “Term Facility”) under the Senior Credit Facility, (iii) to pay accrued interest, fees and expenses of $400,000 under the Senior credit Facility, (iv) to retire outstanding principal of $80,175,000 under the Company’s 12.5% senior notes due March 15, 2007 (the “Senior Notes”), together with accrued interest of $2,171,000, (v) to pay fees and expenses associated with the refinancing transaction, and (vi) for other general corporate purposes. In connection with the retirement of the Senior Notes, the Company recognized a loss on early retirement of debt of $889,000 during the year ended October 28, 2005 due principally to the write-off of unamortized deferred financing costs.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4. Financing Arrangements (continued)

May 2006 Credit Agreement and Note Purchase Agreement Amendment and Waiver

Due to the effects of certain adverse weather conditions at its resorts, the Company did not achieve the minimum EBITDA requirement under the Credit Agreement and Note Purchase Agreement for the first fiscal quarter of 2006. On May 10, 2006, the Company entered into a First Amendment and Waiver (the “First Amendment and Waiver”) with the agents and lenders under each of the Credit Agreement and the Note Purchase Agreement which (i) waived the breach of covenant and event of default resulting from the Company’s failure to achieve the minimum EBITDA requirement for the first fiscal quarter of 2006, (ii) modified the level of the minimum EBITDA covenant for certain periods following the first fiscal quarter of 2006, (iii) required a capital contribution of $3,500,000 into the Company, which was made concurrently with the First Amendment and Waiver, and (iv) modified certain other terms and conditions of the Credit Agreement and Note Purchase Agreement.

Minimum EBITDA Covenant Violation Under the Credit Agreement for the Trailing Twelve Month Period Ended October 27, 2006

Due principally to temporary disruption from significant real estate infrastructure development at Northstar, which negatively impacted customer visitation and related lodging, retail, food and beverage, golf and mountain biking operations at the resort during the summer season of 2006, the Company did not achieve the minimum EBITDA covenant under the Credit Agreement for the trailing twelve month period ended October 27, 2006. The Company satisfied the minimum EBITDA covenant for such period under the Note Purchase Agreement. Accordingly, the Company has classified amounts outstanding under the First Lien Term Facility and CapEx A Term Facility as a component of “current portion of long-term debt” as of October 27, 2006. As discussed further in Note 11, all of the obligations and commitments under the Credit Agreement and Note Purchase Agreement were fully extinguished on January 19, 2007.

Capital Leases and Other Debt

During the year ended October 29, 2004, the Company entered into purchase commitments for the construction of detachable quad chairlifts at Northstar and Loon Mountain for a total cost of $7,109,000. The Company also obtained a commitment to finance the lifts under operating lease arrangements. During the years ended October 28, 2005 and October 29, 2004, lift construction progress payments of $5,420,000 and $1,689,000, respectively, were funded by the leasing company pursuant to interim financing arrangements entered into in contemplation of the intended operating lease financing. Under generally accepted accounting principles, the interim fundings were initially reflected as a component of property and equipment and current portion of long-term debt in the Company’s consolidated balance sheets. In December 2004, the capital expenditures and debt associated with the interim fundings were removed from the Company’s consolidated balance sheet in conjunction with the origination of the permanent operating lease financing transactions for the two lifts.

Other debt of $3,176,000 and $3,073,000 at October 27, 2006 and October 28, 2005, respectively, consists of various capital lease obligations and notes payable.

For the years ended October 27, 2006, October 28, 2005 and October 29, 2004, the Company entered into long-term debt and capital lease obligations of $1,780,000, $3,226,000 and $3,371,000, respectively, for the purchase of equipment.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4. Financing Arrangements (continued)

Capital Leases and Other Debt (continued)

During the years ended October 27, 2006, October 28, 2005 and October 29, 2004, the Company paid cash for interest costs of $14,747,000, $13,629,000 and $11,912,000, respectively, net of amounts capitalized of $521,000, $379,000 and $18,000, respectively.

As of October 27, 2006, the scheduled maturities of long-term debt were as follows:

Year ending October	(In thousands)
2007	$2,402
2008	2,068
2009	1,180
2010	825
2011	69,619
Thereafter	50,000

Total long-term debt	$126,094

Interest Rate Swap Arrangement

On September 2, 2005, the Company entered into an interest rate swap arrangement with a bank. Pursuant to the arrangement, the Company will receive payments at the rate of three month LIBOR in exchange for the obligation to pay a fixed rate of interest at 4.43%. The notional principal amount for the interest rate swap arrangement is $65,000,000 through the term of the arrangement, which expires on October 31, 2009. The interest rate swap arrangement is designed to partially limit the Company’s exposure to the effects of rising interest rates with respect to borrowings outstanding under the First Lien Term Facility and Second Lien Term Facility. This arrangement is accounted for at fair value, with fluctuations recorded through the statement of operations. As of October 27, 2006 and October 28, 2005, the fair value of the arrangement was $1,172,000 and $779,000, respectively, which was reflected as a component of other assets in the accompanying consolidated balance sheets. The Company received net cash proceeds under the interest rate swap of $59,000 during the year ended October 27, 2006 (none in 2005), and recognized gains of $452,000 and $779,000 under the arrangement during the years ended October 27, 2006 and October 28, 2005, respectively.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

5. Commitments and Contingencies

Lease Commitments

The Company leases certain machinery, equipment and facilities under operating leases. Aggregate future minimum lease payments as of October 27, 2006 were as follows:

Year ending October	(In thousands)
2007	$2,634
2008	2,500
2009	2,436
2010	2,309
2011	1,871
Thereafter	4,756

$16,506

Total rent expense for all operating leases amounted to $3,212,000, $2,770,000 and $1,795,000 for the years ended October 27, 2006, October 28, 2005 and October 29, 2004, respectively.

The Company leases certain machinery and equipment under capital leases. Aggregate future minimum lease payments as of October 27, 2006 for the years ending October 2007, October 2008 and October 2009 were $1,754,000, $1,313,000, and $366,000, respectively. The cost of equipment recorded under capital leases at October 27, 2006 and October 28, 2005 was $5,576,000 and $4,375,000, respectively, and the related accumulated depreciation at such dates was $2,797,000 and $1,548,000, respectively.

In addition, the Company leases property from the United States Forest Service under Term Special Use Permits for all or certain portions of the operations of Sierra, Waterville Valley, Loon Mountain and the Summit. These leases are effective through 2039, 2034, 2042 and 2032, respectively. Lease payments are based on a percentage of revenues, and were $1,188,000, $1,001,000 and $1,117,000 for the years ended October 27, 2006, October 28, 2005 and October 29, 2004, respectively.

Other Commitments

Firm commitments for future capital expenditures, which include commitments resulting from firm purchase orders, contracts and other formal agreements, totaled approximately $16,800,000 at October 27, 2006.

In connection with certain single family real estate development projects at Northstar and certain other aspects of its operations, the Company has arranged for surety bonds from third-party surety bonding companies or letters of credit from financial institutions. The aggregate amount of surety bonds and letters of credit in place at October 27, 2006 were $4,050,000 and $38,000, respectively. As of October 27, 2006, the Company maintained a restricted cash deposit of $1,436,000 as a collateral arrangement for surety bonds in the amount of $3,910,000 obtained for certain subdivision development improvements at Northstar.

Litigation

The nature of the ski industry includes the risk of skier injuries. Generally, the Company has insurance to cover potential claims; in some cases the amounts of the claims may be substantial. The Company is also involved in a number of other claims arising from its operations.

Management, in consultation with legal counsel, believes resolution of these claims will not have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

5. Commitments and Contingencies (continued)

Pledge of Stock

As of October 27, 2006, the stock of the Company was pledged to secure approximately $170,200,000 of indebtedness of Parent.

6. Income Taxes

The difference between the statutory federal income tax rate and the effective tax rate is attributable to the following:

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
	(In thousands)
Tax (provision) benefit computed at federal statutory rate of 35% of pre-tax (income) loss	$(387)	$4,706	$641

Net change in valuation allowance	(1,934)	(6,027)	(606)

Other, net	2,321	1,321	(35)

	$—	$—	$—

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	October 27, 2006	October 28, 2005
	(In thousands)
Deferred tax assets:
Accruals	$993	$1,014
Alternative minimum tax credit carryforwards	352	352
Net operating loss carryforwards	46,990	47,556

Total deferred tax assets	48,335	48,922
Deferred tax liabilities:
Property and equipment	(11,345)	(14,450)
Goodwill	(2,848)	(2,264)

Total deferred tax liabilities	(14,193)	(16,714)

Net deferred tax assets	34,142	32,208
Valuation allowance	(34,142)	(32,208)

Net deferred tax assets reflected in the accompanying consolidated balance sheets	$—	$—

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

6. Income Taxes (continued)

At October 27, 2006, the Company has net operating loss carryforwards of approximately $129,000,000 for federal income tax reporting purposes, which expire between 2012 and 2026.

7. Real Estate Transactions

Sale of South Mountain Real Estate at Loon Mountain

On April 18, 2005, Loon Mountain Recreation Corporation (“LMRC”) and Loon Realty Corp. (“Loon Realty”, and together with LMRC, “Seller”), wholly-owned subsidiaries of the Company, entered into a Real Estate Purchase and Sale Contract (the “Centex Agreement”) with Centex Homes (“Purchaser”) for the purchase and sale of certain development real estate (the “Property”) located proximate to the Loon Mountain ski area (the “Loon Mountain Ski Area”). The Property consists of approximately 338 acres of land and related development rights, which was sold in two phases.

The first phase (“First Phase”) consisted of approximately 48 acres of land and related development rights, which are intended to be developed into a minimum of 65 single-family lots and associated subdivision improvements. The second phase (“Second Phase”) consisted of approximately 290 acres of land and related development rights, which are intended to be developed into approximately 835 multi-family units and/or single-family lots, 45,000 square feet of commercial and retail space, certain community amenities serving the First Phase and Second Phase and associated subdivision improvements.

On October 3, 2005, Purchaser and Seller consummated the sale of the First Phase property. In connection therewith, the Company recognized real estate revenues of $7,047,000, which consisted of (i) the non-refundable cash purchase price for the First Phase of $6,741,000, and (ii) other consideration in the amount of $306,000 representing Purchaser’s obligation to reimburse LMRC for certain future expenditures. The Company also recognized cost of sales of $1,408,000, which consisted of existing land basis and development costs, brokers’ commissions and other customary closing costs and expenses.

The original purchase price for the Second Phase was $21,259,000 plus interest at a rate of 8% per annum from July 15, 2005 to the date of the Second Phase closing, less brokers’ commissions of $1,025,000 to be paid by Seller and other typical closing costs.

Purchaser and Seller entered into an Operating Agreement dated October 3, 2005 (the “Operating Agreement”) which addresses various aspects of the mutual development of the Property and the Loon Mountain Ski Area and associated operational matters. A key aspect of the Operating Agreement is the requirement of Seller, conditioned upon the closing of the Second Phase and certain other matters, to construct and install, on or before certain specified dates commencing in 2007, certain ski lifts, trails and related snowmaking infrastructure on South Mountain (the “South Mountain Expansion”), which is adjacent to the existing Loon Mountain Ski Area and the Property.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7. Real Estate Transactions (continued)

Sale of South Mountain Real Estate at Loon Mountain (continued)

In anticipation of the sale of the Second Phase property at Loon Mountain, during August 2006, Seller and Purchaser entered into amendments to the Centex Agreement and Operating Agreement which principally provided for (i) a $5,000,000 reduction in the purchase price for the Second Phase property from $21,259,000 to $16,259,000, (ii) a new obligation of Purchaser to make a payment (the “Centex Ski Infrastructure Payment”) on or before April 2, 2007 in the amount of $5,000,000 plus interest at a rate of 8% per annum from the Second Phase closing to defray a portion of the costs to be incurred by LMRC in connection with certain components of the South Mountain Expansion, and (iii) the condition that LMRC’s obligations for certain portions of the South Mountain Expansion are contingent upon LMRC’s receipt of the Centex Ski Infrastructure Payment. The Company also obtained amendments to the Credit Agreement and Note Purchase Agreement which permitted the amendments to the Centex Agreement and Operating Agreement and provided for a mandatory prepayment of the First Lien Term Facility in the amount of $8,600,000 from the net proceeds of the sale of the Second Phase property. On August 25, 2006, Seller and Purchaser consummated the sale and transfer of the Second Phase property in accordance with the amended terms of the Centex Agreement and the related amendments to the Credit Agreement and Note Purchase Agreement. In connection therewith, the Company recognized real estate revenues of $17,778,000 consisting of (i) the amended contract purchase price of $16,259,000 and (ii) interest on the Second Phase purchase price of $1,519,000, and cost of sales of $2,874,000 for existing land basis and development costs, brokers’ commissions and other customary closing costs and expenses.

Sale of Non-strategic Development Parcel at Loon Mountain

During the years ended October 28, 2005 and October 29, 2004, the Company sold certain non-strategic development parcels and single family lots at Loon Mountain in several transactions for aggregate cash sales prices of $85,000 and $1,436,000, respectively, which have been reflected as real estate revenue for such periods.

Sale of Summit Single Family Lots at Northstar

In February 2006, Trimont Land Company (“TLC”), the owner and operator of Northstar and a wholly-owned subsidiary of the Company, launched the sale of the Retreat subdivision at Northstar, which consists of 18 ski-in single family lots. As of October 27, 2006, TLC closed escrow on five of the lots, with an aggregate cash sales price of $5,913,000, and recognized real estate revenues of $3,112,000 during the year ended October 27, 2006 under the percentage-of- completion method.

In March 2003, TLC launched the sale of the Summit subdivision at Northstar, which consisted of 15 ski-in/ski-out single family lots. TLC closed escrow on the three final lot sales in December 2003 for an aggregate sales price of $2,798,000, which was reflected as real estate revenues for the year ended October 29, 2004.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7. Real Estate Transactions (continued)

Sale of Development Real Estate to a Related Party

On September 22, 2000, TLC and Trimont Land Holdings, Inc. (“TLH”), a wholly-owned subsidiary of Parent and affiliate of the Company, entered into an Agreement for Purchase and Sale of Real Property (the “Northstar Real Estate Agreement”) pursuant to which TLC agreed to sell to TLH certain development real estate consisting of approximately 550 acres of land located at Northstar (the “Development Real Estate”) for a total purchase price of $27,600,000, of which 85% was payable in cash and 15% was payable in the form of convertible secured subordinated promissory notes. The purchase price was based on an appraisal obtained from an independent third party appraiser. Concurrently therewith, TLC and TLH consummated the sale of the initial land parcels contemplated by the Northstar Real Estate Agreement, and TLC transferred the bulk of the Development Real Estate to TLH for a total purchase price of $21,000,000, of which $17,850,000, or 85%, was paid in cash and $3,150,000, or 15%, was paid in the form of a convertible secured subordinated promissory note (the “Convertible Secured Note”).

In connection with the execution of the Northstar Real Estate Agreement, TLH and an unrelated third party entered into a joint venture agreement (the “East West Joint Venture”) providing for the development of the property purchased by TLH and subsequently transferred to the East West Joint Venture.

In accordance with accounting principles generally accepted in the United States for real estate transactions, during 2000 the Company recorded revenues for the sale of the initial land parcels to the extent of cash received by TLC. The Company obtained an opinion from an independent firm qualified and experienced in the subject matter of the transaction that the terms of the sale of Development Real Estate were fair and reasonable to the Company and TLC and at least as favorable as the terms which could have been obtained in a comparable transaction made on an arms-length basis between unaffiliated parties.

During the year ended November 1, 2002, TLH paid $5,610,000 to TLC, which represented the cash portion of the $6,600,000 purchase price for the remaining Development Real Estate subject to the Northstar Real Estate Agreement. The $5,610,000 payment had been deferred as a deposit liability as of October 31, 2003 pending the consummation of the sale of the remaining Development Real Estate under the Northstar Real Estate Agreement. In December 2003, TLC completed the subdivision of the remaining Development Real Estate and transferred such real estate to TLH. Accordingly, TLC relieved the existing $5,610,000 deposit liability and recognized real estate revenues of $5,610,000 for this transaction during the year ended October 29, 2004. Additionally, the Convertible Secured Note was increased by $990,000 for the 15% noncash portion of the consideration for the remaining Development Real Estate.

In June 2005, TLC and TLH agreed, as permitted by the Credit Agreement and Note Purchase Agreement, to cancel the Convertible Secured Note. The cancellation of the Convertible Secured Note had no effect on the financial statements of TLC or the Company, as the Company was intending to recognize revenues, profits and interest on the portion of the sales price represented by the Convertible Secured Note as collections were made, and the balance of the Convertible Secured Note was fully offset by deferred revenue prior to its cancellation.

As part of the East West Joint Venture’s development activities within the village at Northstar, certain existing facilities of TLC were dismantled during the year ended October 29, 2004 in order to permit the construction of the planned village expansion. The East West Joint Venture is obligated to provide TLC with replacement space for the facilities which were dismantled. As this transaction constitutes an exchange of a productive asset not held for sale in the ordinary course of business for an equivalent interest in a similar productive asset, no gain or loss was recognized for this exchange. Under generally accepted accounting principles, the carrying value of the existing facilities of $2,343,000 will become the accounting basis for the replacement space to be provided. The estimated fair value of the replacement space to be provided by the East West Joint Venture is approximately $2,700,000. The replacement space was conveyed by the East West Joint Venture to TLC in November 2006.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

8. Management Agreement with Related Party

On May 26, 2000, the Company and Parent entered into an Amended and Restated Management Agreement (the “Management Agreement”) with Booth Creek Management Corporation (the “Management Company”) pursuant to which the Management Company agreed to provide Parent, Booth Creek and its subsidiaries with management advice with respect to, among other things, (i) formulation and implementation of financial, marketing and operating strategies, (ii) development of business plans and policies, (iii) corporate finance matters, including acquisitions, divestitures, debt and equity financings and capital expenditures, (iv) administrative and operating matters, including unified management of the Company’s ski resorts, (v) research, marketing and promotion, and (vi) other general business matters. The Company’s Chairman and Chief Executive Officer is the sole shareholder, sole director and Chief Executive Officer of the Management Company.

Under the terms of the Management Agreement, Parent and the Company provide customary indemnification, reimburse certain costs and pay the Management Company an annual management fee of $100,000, plus a discretionary operating bonus. Management fees and reimbursable expenses incurred by the Company during the years ended October 27, 2006, October 28, 2005 and October 29, 2004 were $75,000 per year.

9. Employee Benefit Plan

The Company maintains a defined contribution retirement plan (the “Plan”), qualified under Section 401(k) of the Internal Revenue Code, for certain eligible employees. Pursuant to the Plan, eligible employees may contribute a portion of their compensation, subject to a maximum amount per year as specified by law. The Company provides a matching contribution based on specified percentages of amounts contributed by participants. The Company’s contribution expense for the years ended October 27, 2006, October 28, 2005 and October 29, 2004 was $677,000, $658,000 and $661,000, respectively.

10. Business Segments

The Company currently operates in two business segments, resort operations and real estate and other. The Company’s resort operations segment is currently comprised of six ski resort complexes, which provide lift access, snow school lessons, retail, equipment rental, food and beverage offerings, lodging and property management services and ancillary products and services. The real estate and other segment is primarily engaged in the development and sale of real estate at Northstar and Loon Mountain and the harvesting of timber rights. Given the distinctive nature of their respective products, these segments are managed separately. Data by segment is as follows:

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

10. Business Segments (continued)

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
	(In thousands)
Revenue:
Resort operations	$114,847	$99,445	$105,377
Real estate and other	21,032	7,522	10,033

	$135,879	$106,967	$115,410

Depreciation, depletion, write-down of goodwill and noncash cost of real estate sales:
Resort operations	$16,669	$14,327	$13,848
Real estate and other	3,499	1,362	2,388

	$20,168	$15,689	$16,236

Selling, general and administrative expense:
Resort operations	$23,551	$23,144	$22,149
Real estate and other	1,146	1,734	1,042

	$24,697	$24,878	$23,191

Operating income (loss):
Resort operations	$239	$(1,597)	$5,403
Real estate and other	14,861	3,574	6,034

	$15,100	$1,977	$11,437

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

10. Business Segments (continued)

A reconciliation of combined operating income for resort operations and real estate and other to consolidated net income (loss) is as follows:

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
	(In thousands)
Operating income for reportable segments	$15,100	$1,977	$11,437
Interest expense	(14,820)	(12,779)	(12,071)
Amortization of deferred financing costs	(998)	(2,655)	(1,195)
Loss on early retirement of debt	—	(889)	—
Gain on interest rate swap arrangement	452	779	—
Gain on disposals of property and equipment	1,013	119	28
Other income (expense)	58	2	(30)

Net income (loss)	$805	$(13,446)	$(1,831)

Capital expenditures by segment and segment assets were as follows:

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
	(In thousands)
Capital expenditures:
Resort operations	$23,446	$11,032	$10,985
Real estate and other	3,083	1,754	1,754

	$26,529	$12,786	$12,739

	October 27, 2006	October 28, 2005
	(In thousands)
Segment assets:
Resort operations	$149,992	$138,267
Real estate and other	11,599	10,578
Corporate and other nonidentifiable assets	8,880	11,196

	$170,471	$160,041

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

11. Subsequent Events

Consummation of Strategic Transactions

On December 1, 2006, Parent and the Company entered into a Securities Purchase Agreement (as amended, the “SPA”) with Booth Creek Resort Properties LLC (“BCRP LLC”), a newly formed entity owned and controlled by the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer of Parent and the Company and one other investor. Pursuant to the SPA, it is contemplated that (i) BCRP LLC would acquire the membership interests of certain entities owned by Parent, and (ii) BCRP Inc., a newly formed subsidiary of BCRP LLC, would acquire all of the issued and outstanding shares of capital stock of the Company and another entity owned by Parent. Parent will retain its interest in Trimont Land Holdings, Inc. (“TLH”) and certain unsold single family lots at Northstar generally known as the Retreat subdivision. The purchase price under the SPA is $180,000,000 plus the assumption of indebtedness of approximately $5,600,000, and is subject to certain purchase price adjustments relating to (i) working capital and unearned revenue balances at the closing, (ii) the extent of capital expenditures funded by the Company prior to closing, (iii) holdbacks for remaining infrastructure for certain real estate projects, (iv) reimbursement to BCRP LLC of the EBITDA generated by the divested entities for the period from October 28, 2006 to closing, and (v) reimbursement to Parent of certain interest costs for the period from October 28, 2006 to closing.

Concurrently with the execution of the SPA, BCRP LLC, BCRP Inc., certain subsidiaries of the Company and an affiliate of CNL Income Properties, Inc. (“CNL”) entered into an Asset Purchase Agreement, (as amended, the “APA”), for the sale of substantially all of the resort operating assets of Northstar, Sierra, Loon Mountain and the Summit (the “Acquired Properties”) to CNL for a purchase price of $170,000,000, subject to certain purchase price adjustments. In connection with CNL’s purchase of the Acquired Properties from BCRP Inc. and the Company, CNL will lease such resort operating assets on a long-term, triple net basis (the “Lease Arrangements”) to tenant subsidiaries of BCRP Inc. and the Company. Also as part of the transactions described above, CNL has committed to provide funding for future capital expenditures primarily at Northstar and Loon Mountain in the aggregate amount of $28.7 million.

CNL also committed to provide loans in the aggregate amount of $12,000,000 (the “Loan Transactions”) secured by certain other assets that BCRP LLC and BCRP Inc. will be acquiring under the SPA, including (i) the Waterville Valley ski resort, (ii) the Mount Cranmore ski resort and related development real estate, and (iii) certain single family development real estate at Northstar generally known as the Porcupine Hill Estates subdivision.

On January 19, 2007, the parties referenced above consummated the transactions contemplated by the SPA, APA, Lease Arrangements and Loan Transactions. In connection with the closing under the SPA, a portion of the proceeds of the sale were used to extinguish all amounts outstanding under the Company’s Credit Agreement and Note Purchase Agreement, as well as to retire certain existing capital lease obligations and operating lease commitments of the Company.

Pursuant to BCRP Inc.’s acquisition of the Company in connection with the SPA, the Company will perform purchase accounting to establish a new basis of accounting for its assets and liabilities. Further, the Company will provide accounting to reflect the sale of the resort operating assets of the Acquired Properties to CNL, as well as the other transactions consummated on January 19, 2007 as described above. The accounting for these transactions is expected to significantly affect the comparability of the Company’s financial statements following these strategic transactions as compared to the accompanying consolidated financial statements.

APPENDIX B

PRIOR PERFORMANCE TABLES

Updated as of October 1, 2007

APPENDIX B

PRIOR PERFORMANCE TABLES

The information in this Appendix B contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two of the Company’s principals and their Affiliates (collectively, the “Sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc., and the CNL Income Funds which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc. (formerly, CNL Hospitality Properties, Inc.) and CNL Retirement Properties, Inc., which were formed to invest in hotel properties and retirement properties, respectively. No Prior Public Programs sponsored by the Company’s Affiliates have invested in properties leased on a triple-net basis in which the Company expects to invest.

A more detailed description of the acquisitions by the Prior Public Programs is set forth in Part II of the registration statement filed with the Commission for this offering and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Hotels & Resorts, Inc., and CNL Retirement Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Stockholders should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Stockholders should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds

Table II – Compensation to Sponsor

Table III – Operating Results of Prior Programs

Table IV – Results of Completed Programs

Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2006. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the Sponsor in raising and investing funds for the Prior Public Programs, which had offerings that became fully subscribed between January 2003 and December 2006.

Past performance is not necessarily indicative of future performance

The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the Sponsors of the Prior Public Programs.

The Table indicates the total offering proceeds and the portion of such offering proceeds paid or to be paid to the Sponsor through December 31, 2006, in connection with each Prior Public Program which had offerings that became fully subscribed between January 2003 and December 2006. The Table also shows the amounts paid to the Sponsor from cash generated from operations and from cash generated from sales or refinancing by each of these Prior Public Programs on a cumulative basis commencing with inception and ending December 31, 2006.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the period from January 1, 2002 to December 31, 2006 (October 5, 2006 in the case of CNL Retirement Properties, Inc.), of the Prior Public Programs, the offerings of which became fully subscribed between January 2001 and December 2006.

The Table includes a summary of income or loss of the Prior Public Programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (special items). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs, which during the five years ended December 31, 2006, have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (USRP). The combined company changed USRP’s name to Trustreet Properties, Inc, and acquired the 18 CNL Income Funds and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of Health Care Property Investors, Inc. (“HCP”) and as a result became a closed program.

On April 11, 2007, CNL Hotels & Resorts, Inc. was acquired by Morgan-Stanley Real Estate and became a closed program.

Past performance is not necessarily indicative of future performance

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2006. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS(1)

	CNL Hotels & Resorts, Inc.	CNL Retirement Properties, Inc.
	(Note 2)	(Note 3)
Dollar amount offered	$3,090,000,000	$6,510,000,000

Dollar amount raised	99.2%	41.4%

Less offering expenses:
Selling commissions and discounts	(7.5)	(7.5)
Organizational expenses	(2.0) to (4.0)	(2.0) to (3.0)
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	(0.5)	(0.5)

	(11.0)	(10.0) to (11.0)

Reserve for operations	—	—

Percent available for investment	88.0 to 90.0%	89.0 to 90.0%

Acquisition costs:
Cash down payment	83.0 to 85.0%	84.0 to 85.0%
Acquisition fees paid to affiliates	4.5	4.5
Acquisition expenses	0.5	0.5

Total acquisition costs	88.0 to 90.0%	89.0 to 90.0%

Percent leveraged (mortgage financing divided by total acquisition costs)	53.3%	40.0%
Date offering began	7/09/97, 6/17/99, 9/15/00, 4/23/02 and 2/05/03	9/18/98, 9/19/00, 5/24/02, 4/04/03 and 5/14/04

Length of offering (in months)	23, 15, 20, 9 and 13, respectively	24, 20, 11, 13 and 12, respectively

Months to invest 90% of amount available for investment measured from date of offering	29, 16, 22, 12 and 14, respectively	19, 24, 15, 17 and 13, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leverage.”

Note 2:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997.

Note 3:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. During its first four offerings, the Retirement Properties REIT raised $9,718,974 or 6.3%, $155,000,000 or 100%, $450,000,000 or 100%, $1,568,000,000 or 89.6% and $504,650,472 or 12.6% respectively, of the dollar amount offered. The last offering was closed early in connection with the sale of the Company to Health Care Property Investors, Inc.

Past performance is not necessarily indicative of future performance

TABLE II

COMPENSATION TO SPONSOR

	CNL Hotels & Resorts, Inc.	CNL Retirement Properties, Inc.
	(Notes 1, 3 and 4)	(Note 2, 5 and 6)
Date offering commenced	7/9/97, 6/17/99, 9/15/00, 4/23/02 and 02/5/03	9/18/98, 9/19/00, 5/24/02, 4/3/03 and 5/14/04

Dollar amount raised	$3,066,534,832	$2,687,369,446

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	229,700,112	193,144,552
Real estate commissions	—	—
Acquisition fees	137,994,067	114,291,207
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	15,332,674	17,995,396

Total amount paid to sponsor	383,026,853	325,431,155

Dollar amount of cash generated from operations before deducting payments to sponsor:
2006	229,810,000	168,670,290
2005	202,196,000	211,170,679
2004	244,573,972	155,068,290
Amount paid to sponsor from operations (administrative, accounting and management fees):
2006	16,232,000	18,800,000
2005	32,383,000	22,861,679
2004	30,832,972	15,495,290
Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash (Note 7)	841,303,000	2,629,000
Notes	—	—
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—	—
Incentive fees	—	—
Other (Notes 3, 4, 5 and 6)	33,900,000	48,600,000

FOOTNOTES:

Note 1:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997.

Note 2:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998.

Note 3:	During the year ended December 31, 2004, the Hotels & Resorts REIT incurred approximately $2.1 million in soliciting dealer servicing fees payable to the sponsor. In addition, during the year ended December 31, 2004, the Retirement Properties REIT incurred approximately $310,000 in soliciting dealer servicing fees payable to the sponsor.

Past performance is not necessarily indicative of future performance

Note 4:	CNL Hospitality Corp., the advisor of the Hotels & Resorts REIT, was entitled to receive acquisition fees for services relating to identifying the properties, structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans equal to 4.5% of the gross proceeds of the offerings, loan proceeds from permanent financing and the line of credit that are used to acquire properties, but excluding amounts used to finance secured equipment leases. During the years ended December 31, 2006, 2005, and 2004, the Hotels & Resorts REIT paid the advisor $0, approximately $23.0 million and approximately $2.7 million, respectively, related to the permanent financing for properties directly or indirectly owned by the Hotels & Resorts REIT. These acquisition fees were not paid using proceeds from the offerings. The advisor of the Hotels & Resorts REIT was also entitled to receive fees in connection with the development, construction or renovation of a property, generally equal to 4% of project costs. During the years ended December 31, 2006, 2005 and 2004, the Hotels & Resorts REIT paid the advisor approximately $0.9 million, $3.0 million and $2.2 million, respectively, relating to these fees.

Note 5:	In addition to acquisition fees paid on gross proceeds from the offerings, the advisor of the Retirement Properties REIT was entitled to receive acquisition fees for services related to obtaining permanent financing that was used to acquire properties. For the 2004 Offering, for the period from May 14, 2004 through May 2, 2005, this percentage was equal to 4.0%. For the period from May 3, 2005 through December 31, 2005, this percentage was equal to 3.0%. During the years ended December 31, 2006, 2005 and 2004, the Retirement Properties REIT paid the advisor approximately $4.3 million, $13.8 million and $30.0 million, respectively, in acquisition fees relating to permanent financing for properties owned by the Retirement Properties REIT. These acquisition fees were not paid using proceeds from the offerings.

Note 6:	Century Capital Markets, LLC (“CCM”), an entity in which an affiliate of the advisor was formerly a non-voting Class C member, made the arrangements for two commercial paper loans totaling $43.9 million. The monthly interest payments due under these commercial paper loans included an annual margin of either 30 or 40 basis points, payable to CCM for the monthly services it provided related to the administration of the commercial paper loans. Effective September 30, 2005, a non-affiliated third party assumed the administration of these commercial paper loans. Thereafter, the Retirement Properties REIT paid the monthly services fee directly to the non-affiliated third party. During the years ended December 31, 2005 and 2004, approximately $0.1 million and $0.1 million, respectively, was paid to CCM related to these services.

Note 7:	Excludes properties sold and substituted with replacement properties, as permitted under the terms of the lease agreements.

[Intentionally left blank]

Past performance is not necessarily indicative of future performance

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HOTELS & RESORTS, INC.

	2002 (Note 1 & 2)	2003 (Note 1 & 2)	2004 (Note 1& 2)	2005 (Note 1 & 2)	2006 (Note 1 & 2)
Gross revenue	$171,041,000	$396,452,000	$943,945,000	$1,216,789,000	$1,540,528,000
Interest and other income	5,550,000	5,316,000	2,512,000	4,077,000	4,234,000
Less: Operating expenses	(113,416,000)	(309,373,000)	(733,534,000)	(968,458,000)	(1,172,484,000)
Interest expense and loan cost amortization	(21,867,000)	(53,736,000)	(140,876,000)	(180,369,000)	(220,632,000)
Depreciation and amortization	(25,618,000)	(53,989,000)	(126,689,000)	(162,926,000)	(204,642,000)
Equity in earnings (loss) of unconsolidated subsidiaries after deduction of preferred stock dividends	(17,256,000)	(23,970,000)	(18,469,000)	32,775,000	6,600,000
Minority interests	(639,000)	960,000	(2,978,000)	(5,190,000)	(6,361,000)
Benefit (Expense) from Income Taxes	—	(388,000)	(27,429,000)	2,979,000	(621,000)
Income (Loss) from Discontinued Operations	15,768,000	29,571,000	34,299,000	76,010,000	164,503,000
Net income (loss)—GAAP basis	15,810,000	5,993,000	(87,113,000)	6,900,000	(3,335,000)
Taxable income
- from operations (Note 6)	24,697,076	15,129,889	1,144,668	31,821,000	27,669,000
- from gain (loss) on sales	—	—	9,882,974	93,936,000	161,414,000
Cash generated from operations (Notes 3 and 4)	76,660,000	112,887,000	213,741,000	169,813,000	213,578,000
Less: Cash distributions to investors (Note 7)
- from operating cash flow	(74,217,000)	(112,887,000)	(213,741,000)	(168,132,000)	_—
- from sale of properties	—	—	—	—	(154,704,000)
- from cash flow from prior period	—	—	—	—	—
- from return of capital (Note 8)	—	(17,074,000)	(4,602,000)	—	—

Cash generated (deficiency) after cash distributions	2,443,000	(17,074,000)	(4,602,000)	1,681,000	58,874,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	489,111,000	1,169,496,000	658,578,000	43,481,000	37,745,000
Proceeds from mortgage loans and other notes payable	118,720,000	866,912,000	1,922,508,000	400,000,000	2,215,000,000
Distributions to holders of minority Interest, net of contributions	14,040,000	106,853,000	(13,213,000)	(33,418,000)	(5,935,000)
Stock issuance costs (refunds)	(51,640,000)	(113,211,000)	(59,430,000)	2,497,000	(1,185,000)
Acquisition of land, buildings and equipment	(446,520,000)	(1,307,313,000)	(118,213,000)	(108,559,000)	(159,669,000)
Acquisition of RFS in 2003, KSL in 2004 and Grand Lakes in 2006	—	(450,350,000)	(1,426,309,000)	(15,000,000)	(735,613,000)
Investment in unconsolidated subsidiaries and JV interests	(53,099,000)	(727,000)	(2,192,000)	—	(72,580,000)
Deposit on property and other investments	(10,300,000)	(24,985,000)	—	(1,725,000)	—
Sale of land, buildings and equipment	—	—	16,810,000	595,300,000	229,193,000
Distribution from unconsolidated entity related to sales proceeds	—	—	—	47,529,000	—
Sale of investment in equity securities	—	—	28,295,000	—	—
Decrease (increase) in restricted cash	(12,425,000)	(29,241,000)	(37,778,000)	8,062,000	29,940,000
Proceeds of borrowing on line of credit	16,579,000	(6,000)	(24,073,000)	—	108,000,000
Payment on mortgage loans and line of credit	(1,748,000)	(4,730,000)	(802,812,000)	(903,980,000)	(1,617,154,000)
Proceeds (Payment) of other notes	(26,790,000)	(2,533,000)	(63,593,000)	—	4,892,000
Payment of loan costs	(2,395,000)	(9,751,000)	(43,979,000)	(8,004,000)	(15,516,000)
Payment of capital lease obligation	—	—	(1,823,000)	(772,000)	(805,000)
Proceeds (Payment) to sell (acquire) cash flow hedges	—	—	(4,899,000)	(3,020,000)	1,005,000
Decrease (increase) in intangibles and other assets	(29,643,000)	(81,996,000)	(37,655,000)	(400,000)	—
Retirement of shares of common stock	(2,391,000)	(6,591,000)	(24,636,000)	(43,336,000)	(31,745,000)
Due to related parties—operating expenses	—	—	—	—	(10,998,000)
Other	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	3,942,000	94,753,000	(39,016,000)	(19,664,000)	33,449,000

Past performance is not necessarily indicative of future performance

	2002 (Note 1 & 2)	2003 (Note 1 & 2)	2004 (Note 1& 2)	2005 (Note 1 & 2)	2006 (Note 1 & 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 9)
- from operations (Note 6)	25	9	—	10	9

- from recapture	—	—	—	—	—

Capital gain (loss) (Note 7)	—	—	3	31	53

Cash distributions to investors Source (on GAAP basis)
- from investment income	16	3	—	2	—
- from capital gain	—	—	—	—	50
- from investment income from prior period	—	—	—	—	—
- from return of capital (Note 8)	60	72	74	53	—

Total distributions on GAAP basis (Note 9)	76	75	74	55	50

Source (on cash basis)
- from sales	—	—	—	—	—
- from refinancing	—	—	—	—	—
- from operations	76	65	72	55	50
- from cash flow from prior period	—	—	—	—	—
- from return of capital (Note 8)	—	10	2	—	—

Total distributions on cash basis (Note 9)	76	75	74	55	50

Total cash distributions as a percentage of original $1,000 investment (Notes 5 and 10)	7.75%	7.75%	7.45%	5.50%	5.00%
Total cumulative cash distributions per $1,000 investment from inception	345	420	494	549	599
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%	100%	100%

Footnotes:

Note 1:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997. Of the funds raised as of December 31, 2006, $74,307,514 were pursuant to its reinvestment plan.
Note 2:	The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering, as applicable. For the years ended December 31, 2001, 2002 and 2003 the amounts were restated in connection with the adoption of FIN 46R and have been rounded to thousands. All years presented, where appropriate, reflect the reverse stock split which occurred on August 2, 2004.
Note 3:	Cash generated from operations includes cash received from tenants and dividend, interest and other income, less cash paid for operating expenses.
Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hotels & Resorts REIT.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income presented is before the dividends paid deduction.
Note 7:	For the years ended December 31, 2005, 2004, 2003 and 2002, approximately 31%, 23%, 39% and 51%, respectively, of the distributions received by stockholders were considered to be ordinary income, and approximately 35%, 77%, 61% and 49%, respectively, were considered a return of capital for federal income tax purposes. For the years ended December 31, 2006 and 2005, approximately 100% and 34% of distributions paid to stockholders were considered capital gain distributions. No amounts distributed to stockholders for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.
Note 8:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.
Note 9:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.
Note 10:	Certain data for columns representing less than 12 months have been annualized.

Past performance is not necessarily indicative of future performance

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RETIREMENT PROPERTIES, INC.

	2002 (Note 3)	2003 (Note 4)	2004 (Note 5)	2005 (Note 5)	2006 (Note 5)
Gross revenue	$15,571,000	$90,300,000	$259,818,000	$381,074,000	$322,662,000
Interest and other income	1,909,000	1,625,000	4,771,000	2,970,000	1,553,000
Equity in earnings of unconsolidated entity	6,000	11,000	178,000	227,000	328,000
Less: Operating expenses	(2,118,000)	(9,797,000)	(39,964,000)	(66,335,000)	(65,270,000)
Interest and loan cost amortization expense	(1,534,000)	(9,588,000)	(42,783,000)	(76,171,000)	(71,164,000)
Provision for doubtful accounts	—	—	(3,900,000)	(3,082,000)	(8,326,000)
Depreciation and amortization	(3,190,000)	(17,277,000)	(62,512,000)	(98,446,000)	(84,260,000)
Minority interests in income of consolidated subsidiaries	(433,000)	—	(93,000)	(706,000)	(414,000)

Income (loss) from continuing operations
—GAAP basis	10,211,000	55,274,000	115,515,000	139,531,000	95,089,000
Income (loss) from discontinued operations
—GAAP basis	1,161,000	3,186,000	2,403,000	(3,950,000)	(972,000)

Net income (loss)—GAAP basis	11,372,000	58,460,000	117,918,000	135,581,000	94,117,000

Taxable income
- from operations (Note 9)	7,792,000	27,477,000	56,155,000	81,871,000	48,922,000

- from gain (loss) on sales	—	—	—	—	1,298,080,000

Cash generated from operations (Note 6)	16,976,000	60,807,000	139,573,000	188,309,000	153,175,000
Less: Cash distributions to investors (Note 10)
- from operating cash flow	(14,379,000)	(59,784,000)	(139,573,000)	(175,958,000)	(139,344,000)
- from sale of properties	—	—	—	—	—
- from cash flow from prior period	—	—	(4,842,000)	—	—
- from return of capital (Note 11)	—	—	(2,723,000)	—	—

Cash generated (deficiency) after cash
Distributions	2,597,000	1,023,000	(7,565,000)	12,351,000	13,831,000
Special items (not including sales of real Estate and refinancing):
Subscriptions received from stockholders	371,135,000	1,059,981,000	880,268,000	215,397,000	103,183,000
Stock issuance costs	(40,232,000)	(99,309,000)	(89,039,000)	(17,254,000)	(9,688,000)
Proceeds from the sale of properties	—	—	—	—	2,629,000
Acquisition of land, building and equipment on operating leases	(193,176,000)	(661,946,000)	(921,698,000)	(371,026,000)	(253,426,000)
Investment in direct financing leases	(128,065,000)	(263,330,000)	(50,230,000)	(278,000)	(300,000)
Investment in lease intangibles	(8,408,000)	(23,220,000)	(50,064,000)	(15,044,000)	(15,415,000)
DASCO acquisition	—	—	(204,441,000)	—	—
Investment in notes receivable	(2,000,000)	—	—	(16,000,000)	(24,500,000)
Proceeds from notes receivable	—	2,000,000	—	—	—
Investment in unconsolidated subsidiary	(350,000)	—	—	—	—
Contributions from minority interests	—	—	997,000	3,093,000	3,286,000
Distributions to minority interests	(509,000)	—	(45,000)	(459,000)	(871,000)
Payment of acquisition fees and costs	(16,132,000)	(53,126,000)	(73,124,000)	(20,575,000)	(7,439,000)
Payment of deferred leasing costs	—	—	(864,000)	(1,039,000)	(2,745,000)
Increase (decrease) in restricted cash	(1,650,000)	(13,127,000)	(9,448,000)	6,082,000	(1,745,000)
Proceeds from borrowings on line of credit	—	71,370,000	—	115,000,000	141,000,000
Repayments on line of credit	—	(51,370,000)	—	(60,000,000)	—
Proceeds from borrowings on mortgages payable	32,620,000	170,800,000	315,045,000	305,485,000	136,520,000
Principal payments on mortgages payable	(268,000)	(13,832,000)	(28,964,000)	(66,219,000)	(31,727,000)
Proceeds from construction loans payable	—	7,402,000	73,618,000	63,367,000	26,032,000
Repayments of construction loans payable	—	—	—	(1,315,000)	(128,149,000)
Proceeds from term loan	—	—	60,000,000	—	—
Repayment of term loan	—	—	—	(60,000,000)	—
Proceeds from issuance of bonds payable	—	8,203,000	12,063,000	12,622,000	13,280,000
Retirement of bonds payable	—	(6,589,000)	(7,736,000)	(9,057,000)	(6,786,000)
Payment of loan costs	(1,309,000)	(7,523,000)	(10,149,000)	(11,707,000)	(1,954,000)
Refund of loan costs	—	—	—	—	2,774,000
Retirement of shares of common stock	(174,000)	(1,117,000)	(3,933,000)	(40,303,000)	(16,315,000)

Cash generated (deficiency) after cash distributions and special items	14,079,000	126,290,000	(115,309,000)	43,121,000	(58,525,000)

Past performance is not necessarily indicative of future performance

	2002 (Note 3)	2003 (Note 4)	2004 (Note 5)	2005 (Note 5)	2006 (Note 5)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 8)
Federal income tax results:
Ordinary income (Note 10)
- from operations (Note 9)	42	48	42	48	18

- from recapture	—	—	—	—	—

Capital gain (Note 10)	—	—	—	—	481

Cash distributions to investors
Source (on GAAP basis)
- from investment income	52	66	56	55	—
- from capital gain	—	—	—	—	53
- from investment income from prior period	—	—	—	—	—
- from return of capital (Note 11)	13	1	14	16	—

Total distributions on GAAP basis (Note 12)	65	67	70	71	53

Source (on cash basis)
- from sales	—	—	—	—	—
- from refinancing	—	—	—	—	—
- from operations (Note 6)	65	67	66	71	53
- from cash flow from prior period	—	—	2	—	—
- from return of capital (Note 11)	—	—	2	—	—

Total distributions on cash basis (Note 12)	65	67	70	71	53

Total cash distributions as a percentage of original $1,000 investment (Note 8)	7.0%	7.1%	7.1%	7.1%	5.3%
Total cumulative cash distributions per $1,000 investment from inception	199	266	336	407	460
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%	100%	100%

FOOTNOTES:

Note 1:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. Of the funds raised as of March 26, 2006, $125,358,803 was raised pursuant to its reinvestment plan.

Note 2:	The amounts shown represent the combined results of the Initial Offering and the 2000 Offering.

Note 3:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering and the 2002 Offering.

Note 4:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering.

Note 5:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering, the 2003 Offering and the 2004 Offering. Information for 2006 represents partial year data through the date the company was acquired by Health Care Property Investors, Inc.

Note 6:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.

Note 7:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.

Note 8:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 9:	Taxable income presented is before the dividends paid deduction.

Note 10:	For the years ended December 31, 2005, 2004, 2003 and 2002, approximately 67%, 60%, 71% and 65%, respectively, of the distributions received by stockholders were considered to be ordinary income for federal income tax purposes. For the years ended December 31, 2005, 2004, 2003 and 2002, approximately 33%, 40%, 29% and 35%, respectively, of distributions received by stockholders were considered a return of capital for federal income tax purposes. For the period ended October 5, 2006, 100% of the distributions paid to stockholders were considered capital gain distributions. No amounts distributed to stockholders for the years ended December 31, 2005, 2004, 2003 and 2002 or the period ended October 5, 2006, are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Past performance is not necessarily indicative of future performance

Note 11:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 12:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented. The taxability of distributions of a REIT is based on the annual earnings and profits split of the REIT. Therefore, federal income tax results per $1,000 invested presented above has been calculated using the annual earnings and profits split as described in Note 10.

Note 13:	Certain data for columns representing less than 12 months have been annualized.

Past performance is not necessarily indicative of future performance

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Restaurant Properties, Inc. (2)
Dollar Amount Raised	$747,464,413
Number of Properties Purchased	1,366
Date of Closing of Offering	1/20/1999
Date of First Sale of Property	4/21/1997
Date of Final Sale of Property	2/24/2005
Tax and Distribution Data per $1000 investment (1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	382
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	340
- Return of Capital	362
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	563
- Reserves	139
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through December 31, 2004.

Note 2:	During the period January 1, 2005 through February 24, 2005, for every $1,000 investment, every investor of CNL Restaurant Properties, Inc. received common and preferred shares with an aggregate market value of $870.07 and received a pro rated final distribution of $12.66.

Past performance is not necessarily indicative of future performance

TABLE IV

RESULTS OF COMPLETED PROGRAMS (1)

Program Name	CNL Income Fund I	CNL Income Fund II	CNL Income Fund III	CNL Income Fund IV	CNL Income Fund V	CNL Income Fund VI	CNL Income Fund VII	CNL Income Fund VIII	CNL Income Fund IX
Dollar amount raised	$15,000,000	$25,000,000	$25,000,000	$30,000,000	$25,000,000	$35,000,000	$30,000,000	$35,000,000	$35,000,000
Number of properties purchased	22 fast-food restaurants	50 fast-food restaurants	40 fast-food restaurants	47 fast-food or family- style restaurants	36 fast-food or family- style restaurants	67 fast-food or family- style restaurants	59 fast-food or family- style restaurants	55 fast-food or family- style restaurants	55 fast-food or family- style restaurants
Date of closing of offering	31-Dec-86	21-Aug-87	29-Apr-88	30-Dec-88	7-Jun-89	22-Jan-90	1-Aug-90	7-Mar-91	6-Sep-91
Date of first sale of property	12-Jun-92	21-Jul-93	10-Jan-97	27-Apr-94	25-Aug-95	24-May-94	19-May-92	31-Jul-95	12-Dec-96
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	132	63	(2)	21	23	39	11	19	(6)
From operations	1,004	1,186	1,037	1,011	903	1,109	1,116	1,165	957
Cash distributions to Investors
Source (on a GAAP basis)
-investment income	1,567	1,860	1,579	1,579	1,459	2,293	2,193	2,178	1,686
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	438	281	242	218	313	12	4	—	29
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,391	1,430	1,326	1,321	1,168	1,363	1,314	1,308	1,184
-other (2):	26	44	31	14	20	2	—	—	—
-from sales of partnership interests (3)	712	1,105	980	1,026	958	1,916	1,875	1,870	1,473
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Cash distributions to investors prior to sale of partnership interest	1,855	1,755	1,599	1,553	1,501	1,377	1,320	1,310	1,213
Cash received upon sale of partnership interest	322	500	443	464	433	867	847	845	666
Market value of preferred stock received upon sale of partnership interest	390	605	537	562	525	1049	1026	1023	807

Past performance is not necessarily indicative of future performance

Program Name	CNL Income Fund X	CNL Income Fund XI	CNL Income Fund XII	CNL Income Fund XIII	CNL Income Fund XIV	CNL Income Fund XV	CNL Income Fund XVI	CNL Income Fund XVII	CNL Income Fund XVIII
Dollar amount raised	$40,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$30,000,000	$35,000,000
Number of properties purchased	60 fast-food or family-style restaurants	50 fast-food or family-style restaurants	58 fast-food or family-style restaurants	54 fast-food or family-style restaurants	72 fast-food or family-style restaurants	63 fast-food or family-style restaurants	56 fast-food or family-style restaurants	39 fast-food, family-style or casual-dining restaurants	30 fast-food, family-style or casual-dining restaurants
Date of closing of offering	18-Mar-92	28-Sep-92	15-Mar-93	26-Aug-93	22-Feb-94	1-Sep-94	12-Jun-95	19-Sep-96	6-Feb-98
Date of first sale of property								13-Sep-00	29-Jun-01
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	14	53	41	21	36	14	(39)	(30)	(56)
From operations	946	956	871	814	765	744	641	514	423
Cash distributions to investors
Source (on a GAAP basis)
-investment income	1,761	1,941	1,891	1,739	1,852	1,672	1,562	1,379	1,218
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	22	—	—	—	5	—	23	49	79
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,145	1,098	1,020	965	899	844	759	637	483
-other (2)	3	1	1	1	—	—	9	2	46
-from sales of partnership interests (3)	1,591	1,842	1,870	1,773	1,948	1,828	1,771	1,691	1,610
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Tax and distribution data per $1,000:
Cash distributions to investors prior to sale of partnership interest	1,170	1,099	1,021	966	904	844	791	689	607
Cash received upon sale of partnership interest	720	833	846	802	881	827	801	719	729
Market value of preferred stock upon sale of partnership interest	871	1009	1024	971	1067	1001	970	971	882

Past performance is not necessarily indicative of future performance

FOOTNOTES:

Note 1:	On February 24, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (USRP). The combined company changed USRP’s name to Trustreet Properties, Inc, and acquired the 18 CNL Income Funds. As a result, each of the CNL Income Funds and CNL Restaurant Properties, Inc. became closed programs.
Note 2:	Includes distributions on a cash basis from general partner loans, additional general partners contributions, and returns of capital (other than from the sale of the partnership interest).
Note 3:	Includes cash distributions and preferred stock distributions.

[Intentionally left blank]

Past performance is not necessarily indicative of future performance

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Hotels & Resorts, Inc. (2)
Dollar Amount Raised	$3,066,534,832
Number of Properties Purchased	137
Date of Closing of Offering	03/12/2004
Date of First Sale of Property	07/10/2003
Date of Final Sale of Property	04/12/2007
Tax and Distribution Data per $1000 investment (1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	197
- from recapture	—
Capital Gain (loss)	87
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	194
- Capital Gain	50
- Return of Capital	355
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	586
- Cash flow from prior period	—
- Return of Capital	13
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through December 31, 2006.

Note 2:	On April 12, 2007, CNL Hotel & Resorts, Inc. merged with and into a wholly owned subsidiary of MS Resort Holdings, LLC at which time, for every $1,000 investment, every investor of CNL Hotels & Resorts, Inc. received total cash of $1,025.00.

Past performance is not necessarily indicative of future performance

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Retirement Properties, Inc. (2)
Dollar Amount Raised	$2,701,312,000
Number of Properties Purchased	280
Date of Closing of Offering	03/26/2006
Date of First Sale of Property	03/09/2006
Date of Final Sale of Property	10/05/2006
Tax and Distribution Data per $1000 investment (1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	301
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	330
- Return of Capital	130
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	456
- Cash flow from prior period	2
- Return of Capital	2
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through September 30, 2006.

Note 2:	On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of Health Care Property Investors, Inc. (“HCP”) at which time, for every $1,000 investment, every investor of CNL Retirement Properties, Inc. received a cash payment of $1,112.93 and 8.65 shares of HCP common stock.

Past performance is not necessarily indicative of future performance

TABLE V

SALES OR DISPOSALS OF PROPERTIES

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Income Fund, Ltd. (3):
Wendy’s - Oklahoma City, OK (4)	8/20/1986	2/19/2004	447,550	—	—	—	447,550	—	634,500	634,500	1,241,866

CNL Income Fund II, Ltd. (3):
Burger King - Holland, MI	4/29/1988	6/11/2004	685,802	—	—	—	685,802	—	517,083	517,083	922,558
Checker’s - Atlanta, GA	12/8/1994	9/10/2004	282,000	—	—	—	282,000	—	314,926	314,926	341,261

CNL Income Fund IV, Ltd. (3):
Captain D’s - Oak Ridge, TN (4)	12/22/1988	4/30/2004	438,090	—	—	—	438,090	—	422,300	422,300	736,063
Burger King - Holland, MI	4/29/1988	6/11/2004	713,794	—	—	—	713,794	—	538,189	538,189	960,213

CNL Income Fund V, Ltd. (3):
Golden Corral - Livingston, TX (4)	9/7/1989	1/31/2005	343,075	—	—	—	343,075	—	541,682	541,682	822,366

CNL Income Fund VI, Ltd. (3):
Branch Bank & Trust - Marietta, GA	2/24/1997	3/31/2004	1,588,927	—	—	—	1,588,927	—	1,100,000	1,100,000	651,913
Loco Lupes Mexican Restaurant - Hermitage, TN	6/18/1990	8/5/2004	831,050	—	—	—	831,050	—	1,023,287	1,023,287	1,000,149
Golden Corral - Lawton, OK	12/26/1989	8/13/2004	942,505	—	—	—	942,505	—	1,300,000	1,300,000	2,317,830

CNL Income Fund VII, Ltd. (3):
Sonny’s Real Pit Bar-B-Q - Columbus, GA	12/19/2001	8/27/2004	1,100,000	—	—	—	1,100,000	—	1,100,000	1,100,000	330,454

CNL Income Fund VIII, Ltd. (3):
Denny’s - Tiffin, OH	3/22/1991	3/30/2004	791,062	—	—	—	791,062	—	457,698	457,698	836,474
Burger King - Brandon, FL	2/16/1991	9/28/2004	1,056,928	—	—	—	1,056,928	—	915,000	915,000	1,736,767

CNL Income Fund IX, Ltd. (3):
Johnnies - Wildwood, FL	8/1/1991	2/20/2004	526,388	—	—	—	526,388	—	1,153,856	1,153,856	1,293,325
Hardee’s - Greenville, TN	10/9/1991	5/6/2004	712,148	—	—	—	712,148	—	493,007	493,007	829,856

CNL Income Fund X, Ltd. (3):
Denny’s - Romulus, MI	2/11/1992	7/16/2004	1,461,287	—	—	—	1,461,287	—	962,028	962,028	1,460,350

CNL Income Fund XI, Ltd. (3):
Sagebrush - Lynchburg, VA	9/30/1992	1/20/2004	960,000	—	—	—	960,000	—	934,642	934,642	1,264,235
Denny’s - Cullman, AL	9/30/1992	2/11/2004	1,045,580	—	—	—	1,045,580	—	712,893	712,893	982,892
Hardee’s - Huntersville, NC	9/28/1992	3/9/2004	1,035,600	—	—	—	1,035,600	—	719,345	719,345	982,513
Hardee’s - Toccoa, GA	12/28/1992	3/3/2004	853,225	—	—	—	853,225	—	602,020	602,020	799,449
Denny’s - Blue Springs, MO	4/1/1993	3/17/2004	1,420,634	—	—	—	1,420,634	—	939,795	939,795	1,244,848
Hardee’s - Fultondale, AL	4/23/1993	3/26/2004	1,083,525	—	—	—	1,083,525	—	756,992	756,992	970,132
Hardee’s - Columbia, MS	1/4/1993	10/4/2004	646,592	—	—	—	646,592	—	467,322	467,322	657,006
Hardee’s - Simpsonville, SC	6/3/1993	12/30/2004	1,012,848	—	—	—	1,012,848	—	702,998	702,998	966,078
Hardee’s - Dothan, AL	9/30/1992	1/14/2005	893,060	—	—	—	893,060	—	634,180	634,180	939,855

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Income Fund XIII, Ltd. (3):
Hardee’s - Blytheville, AR	7/30/1993	5/20/2004	639,960	—	—	—	639,960	—	571,557	571,557	652,766

CNL Income Fund XIV, Ltd.(3):
Denny’s - Bullhead City, AZ	9/28/1993	2/6/2004	1,348,866	—	—	—	1,348,866	—	984,118	984,118	1,053,795
Hardee’s - Franklin, TN	11/10/1993	3/1/2004	675,343	—	—	—	675,343	—	576,104	576,104	626,901
Denny’s - Winslow, AZ	9/28/1993	3/26/2004	1,242,179	—	—	—	1,242,179	—	918,019	918,019	1,013,767
Denny’s - Topeka, KS	1/23/1994	5/24/2004	1,199,166	—	—	—	1,199,166	—	851,096	851,096	1,032,717
Hardee’s - Antioch, TN	11/10/1993	12/30/2004	865,616	—	—	—	865,616	—	722,986	722,986	855,582

CNL Income Fund XV, Ltd.:
Denny’s - Huntsville, TX	11/23/1994	3/12/2004	1,292,405	—	—	—	1,292,405	—	902,012	902,012	983,879
Hardee’s - Piney Flats, TN	4/28/1994	3/23/2004	743,383	—	—	—	743,383	—	599,205	599,205	637,150
Hardee’s - Cookeville, TN	4/28/1994	4/2/2004	909,797	—	—	—	909,797	—	733,373	733,373	781,886
Hardee’s - Columbia, SC	4/28/1994	8/3/2004	811,528	—	—	—	811,528	—	674,178	674,178	745,708
Sonny’s Real Pit Bar-B-Q - Columbus, GA	12/19/2001	8/27/2004	500,000	—	—	—	500,000	—	500,000	500,000	150,206
Checker’s - Marietta, GA	5/27/1994	9/10/2004	398,000	—	—	—	398,000	—	401,403	401,403	460,758
Checker’s - Norcross, GA	5/27/1994	9/10/2004	310,000	—	—	—	310,000	—	376,146	376,146	432,864
Hardee’s – Pawley’s Island, SC	4/28/1994	2/11/2005	1,027,981	—	—	—	1,027,981	—	835,826	835,826	976,398

CNL Income Fund XVI, Ltd. (3):
Golden Corral - Ft. Collins, CO	3/13/1995	3/26/2004	1,898,000	—	—	—	1,898,000	—	1,582,753	1,582,753	1,544,895

CNL Income Fund XVII, Ltd. (3):
Burger King - Lyons, IL	5/8/1997	2/17/2005	1,506,480	—	—	—	1,506,480	—	1,409,091	1,409,091	1,092,974

CNL Income Fund XVIII, Ltd. (3):
NI’s International Buffet - Stow, OH (4)	4/2/1997	8/30/2004	1,000,000	—	—	—	1,000,000	—	1,686,119	1,686,119	1,127,270

CNL APF Partners, LP (3)
Darryl’s - Winston-Salem, NC	6/11/1997	1/16/2004	393,383	—	—	—	393,383	—	1,185,158	1,185,158	547,814
Hardee’s - West Point, MS	3/16/1999	3/6/2004	746,609	—	—	—	746,609	—	670,045	670,045	369,592
Golden Corral - Corsicana, TX	8/18/1995	2/11/2004	895,300	—	—	—	895,300	—	997,401	997,401	923,054
Darryl’s (sold to related party for re-development) Raleigh, NC	6/11/1997	3/1/2004	1,073,922	—	—	—	1,073,922	—	1,276,324	1,276,324	572,431
Tiffany’s Restaurant - Woodson Terrace, MO	1/19/1999	3/3/2004	795,800	—	—	—	795,800	—	1,834,950	1,834,950	320,680

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
Hardee’s - Mobile, AL	3/16/1999	3/18/2004	926,283	—	—	—	926,283	—	790,584	790,584	413,326
Houlihan’s - Bethel Park, PA	6/11/1997	3/30/2004	2,487,300	—	—	—	2,487,300	—	1,367,490	1,367,490	965,214
Roadhouse Grill - Pineville, NC	4/22/1999	4/21/2004	1,268,800	—	—	—	1,268,800	—	2,139,323	2,139,323	471,075
Burger King - Portland, OR	9/20/2001	4/29/2004	496,208	—	—	—	496,208	—	500,000	500,000	158,888
Pizza Hut - Bowling Green, OH	12/5/1996	5/14/2004	136,835	—	—	—	136,835	—	130,097	130,097	(19,591)
Shoney’s - Debary, FL	2/8/2002	6/15/2004	593,575	—	—	—	593,575	—	900,000	900,000	(54,559)
Roadhouse Grill - Rock Hill, SC	10/28/1999	6/18/2004	527,942	—	—	—	527,942	—	1,386,328	1,386,328	128,152
Denny’s - Tampa, FL	2/11/1997	6/25/2004	459,400	—	—	—	459,400	—	1,038,037	1,038,037	469,063
Burger King - Port Angeles, WA	1/28/1999	9/27/2004	—	—	—	—	—	—	659,259	659,259	290,902
Bank of America - Lynnwood, WA	1/28/1999	9/30/2004	2,024,520	—	—	—	2,024,520	—	1,018,519	1,018,519	324,319
Roadhouse Grill - Centerville, OH	10/4/1999	12/20/2004	824,917	—	—	—	824,917	—	1,930,434	1,930,434	220,430
Steak & Ale - Birmingham, AL	6/16/1998	12/23/2004	1,543,617	—	—	—	1,543,617	—	1,320,930	1,320,930	905,433
Steak & Ale - Jacksonville, FL	6/16/1998	12/30/2004	1,712,157	—	—	—	1,712,157	—	1,465,116	1,465,116	1,047,918

CNL Funding 2000-A, LP (3):
Roadhouse Grill - Pensacola, FL	7/24/1998	1/15/2004	282,238	—	—	—	282,238	—	1,517,561	1,517,561	445,940
Rio Bravo - Auburn Hills, MI	4/12/1999	3/26/2004	1,555,000	—	—	—	1,555,000	—	2,968,508	2,968,508	1,257,717
Chevy’s Fresh Mex - Olathe, KS	4/12/1999	4/7/2004	1,024,119	—	—	—	1,024,119	—	1,901,730	1,901,730	806,151
Chevy’s Fresh Mex - Altamonte Springs, FL	4/12/1999	5/28/2004	2,610,535	—	—	—	2,610,535	—	2,725,812	2,725,812	1,129,654
Ground Round - Cincinnati, OH	10/20/1997	12/16/2004	637,583	—	—	—	637,583	—	772,727	772,727	513,109

CNL Net Lease Funding 2001, LP (3):
Chevy’s Fresh Mex - Independence, MO	4/29/1999	4/30/2004	977,300	—	—	—	977,300	—	2,580,918	2,580,918	1,045,500

Maple & Main Orlando, LLC (3) (8):
BB&T - Virginia Beach, VA	5/25/2004	6/21/2004	1,680,900	—	—	—	1,680,900	—	1,446,734	1,446,734	—
Rally’s - Newark, OH	3/29/2004	9/8/2004	936,551	—	—	—	936,551	—	750,000	750,000	18,881
Jiffy Lube - Fredericksburg, VA	10/24/2003	10/25/2004	1,005,058	—	—	—	1,005,058	—	686,437	686,437	—
Rally’s - West Carrolton, OH	3/29/2004	12/16/2004	1,112,072	—	—	—	1,112,072	—	734,994	734,994	—

CNL RAI Restaurants, Inc. (3) (8):
Sweet Tomatoes - Albuquerque, NM	3/10/2004	5/14/2004	1,115,838	—	—	—	1,115,838	—	900,000	900,000	17,615
Walgreen’s (former Darryl’s) - Raleigh, NC	3/1/2004	7/14/2004	4,793,736	—	—	—	4,793,736	—	3,289,578	3,289,578	—

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
Flat Rock Grill - Roanoke, VA	9/15/2003	12/16/2004	2,032,160	—	—	—	2,032,160	—	1,698,457	1,698,457	191,737
JP Morgan Chase Bank - Carrollton, TX	3/31/2004	12/29/2004	1,797,170	—	—	—	1,797,170	—	886,572	886,572	(20,298)
Chick-Fil-A - Albequerque, NM	2/5/2004	1/12/2005	1,183,252	—	—	—	1,183,252	—	1,003,408	1,003,408	40,587

CNL Restaurant Investors Properties, LLC (3) (8):
Arby’s - Hutchinson, MN	10/17/2003	2/20/2004	353,040	1,213,801	—	—	1,566,841	1,213,801	—	1,213,801	363
Arby’s - Nashville, TN	10/21/2003	2/24/2004	455,330	1,270,774	—	—	1,726,104	1,270,774	—	1,270,774	544
Arby’s - Franklin, IN	12/2/2003	3/23/2004	351,859	890,807	—	—	1,242,666	892,887	—	892,887	3,623
Arby’s - Hastings, MN	6/30/2003	4/8/2004	512,521	1,463,545	—	—	1,976,066	1,466,019	—	1,466,019	1,480
Arby’s - Murfreesboro, TN	8/8/2003	4/23/2004	467,068	1,278,444	—	—	1,745,512	1,282,945	—	1,282,945	4,768
Arby’s - Zainesville, OH	9/30/2003	4/23/2004	376,278	1,042,283	—	—	1,418,561	1,043,494	—	1,043,494	1,537
Arby’s - Aliquippa, PA	10/8/2003	5/17/2004	360,646	999,343	—	—	1,359,989	1,000,917	—	1,000,917	1,921
Arby’s - Blaine, MN	9/22/2003	6/25/2004	436,824	1,451,202	—	—	1,888,026	1,456,311	—	1,456,311	6,050
Arby’s - Champin, MN	8/11/2003	8/31/2004	526,363	1,444,208	—	—	1,970,571	1,456,311	—	1,456,311	12,597
Arby’s - Boonville, IN	3/5/2004	10/8/2004	357,449	978,540	—	—	1,335,989	980,081	—	980,081	743
Arby’s - Kentwood, MI	3/5/2004	10/14/2004	431,678	1,141,107	—	—	1,572,785	1,142,904	—	1,142,904	1,723
Arby’s - Pittsburgh, PA	10/23/2003	10/22/2004	342,687	968,860	—	—	1,311,547	980,182	—	980,182	9,377
Arby’s - Austin, MN	5/25/2004	11/30/2004	400,131	1,113,277	—	—	1,513,408	1,113,277	—	1,113,277	262
Arby’s - Pleasant Hills, PA	3/4/2004	12/30/2004	331,192	958,361	—	—	1,289,553	962,936	—	962,936	5,459
Arby’s - Cambridge, MN	9/24/2004	2/15/2005	431,570	1,198,975	—	—	1,630,545	1,198,975	—	1,198,975	(2)
Arby’s - Albert Lea, MN	10/4/2004	2/23/2005	397,732	1,164,994	—	—	1,562,726	1,164,994	—	1,164,994	390

CNL Funding 2001-A, LP (3) (8):
Max and Erma’s - Cincinnati (Union Township), OH	9/24/2003	1/9/2004	311,940	2,446,965	—	—	2,758,905	2,458,972	—	2,458,972	13,897
Wendy’s - Knoxville, TN	6/13/2003	1/14/2004	243,731	866,439	—	—	1,110,170	865,764	—	865,764	10,010
O’Charley’s - Murfreesboro, TN	10/17/2003	1/16/2004	207,762	2,362,782	—	—	2,570,544	2,375,154	—	2,375,154	17,164
Whataburger - Dallas, TX	6/25/2000	1/29/2004	584,800	—	—	—	584,800	683,125	—	683,125	(51,281)
Bakers Square - St. Anthony Village, MN	8/4/2003	2/13/2004	291,925	1,293,069	—	—	1,584,994	1,300,000	—	1,300,000	8,784
O’Charley’s - Lexington, KY	10/17/2003	2/18/2004	219,044	1,891,440	—	—	2,110,484	1,906,359	—	1,906,359	19,788
O’Charley’s - Smyrna, TN	10/17/2003	3/3/2004	241,849	2,516,284	—	—	2,758,133	2,542,859	—	2,542,859	30,671
O’Charley’s - Cary, NC	10/17/2003	3/4/2004	247,119	2,060,349	—	—	2,307,468	2,082,109	—	2,082,109	25,067
Bakers Square - Dekalb, IL	6/16/2003	3/8/2004	299,246	1,571,309	—	—	1,870,555	1,590,000	—	1,590,000	19,219
O’Charley’s - Cincinnati, OH	11/7/2003	3/12/2004	181,745	1,560,419	—	—	1,742,164	1,572,727	—	1,572,727	15,730

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
O’Charley’s - Burlington, NC	10/17/2003	3/31/2004	183,302	2,018,046	—	—	2,201,348	2,039,359	—	2,039,359	29,257
Ruby Tuesday - Cape Coral, FL	1/13/2004	3/31/2004	412,252	1,942,922	—	—	2,355,174	1,943,948	—	1,943,948	3,012
O’Charley’s - Marietta, GA	10/17/2003	4/8/2004	287,790	2,153,311	—	—	2,441,101	2,181,859	—	2,181,859	30,932
RDHSE - Fredricksburg, VA	2/9/2001	4/15/2004	1,019,800	—	—	—	1,019,800	1,742,001	—	1,742,001	(209,127)
O’Charley’s - Bloomington, IN	10/17/2003	4/29/2004	245,124	2,040,803	—	—	2,285,927	2,067,859	—	2,067,859	35,283
O’Charley’s - Chattanooga, TN	10/17/2003	5/3/2004	253,599	2,509,899	—	—	2,763,498	2,550,000	—	2,550,000	44,212
Max and Emma’s - Auburn Hills, MI	5/5/2003	5/4/2004	296,794	2,897,527	—	—	3,194,321	2,930,000	—	2,930,000	35,055
O’Charley’s - Mobile, AL	10/17/2003	5/12/2004	189,318	2,017,762	—	—	2,207,080	2,050,000	—	2,050,000	35,172
O’Charley’s - Louisville, KY	10/17/2003	5/21/2004	286,513	2,506,653	—	—	2,793,166	2,546,702	—	2,546,702	46,825
O’Charley’s - O’Fallon, IL	12/30/2003	6/8/2004	265,991	1,836,709	—	—	2,102,700	1,858,735	—	1,858,735	21,914
O’Charley’s - Paducah, KY	12/30/2003	6/18/2004	218,344	1,612,481	—	—	1,830,825	1,631,818	—	1,631,818	21,268
O’Charley’s - Hermitage, TN	12/30/2003	6/22/2004	338,121	2,569,190	—	—	2,907,311	2,600,000	—	2,600,000	35,180
Casa Ole - Port Arthur, TX	1/7/2004	6/25/2004	305,132	1,630,881	—	—	1,936,013	1,635,729	—	1,635,729	7,094
O’Charley’s - Monroe, NC	10/17/2003	6/28/2004	185,754	1,940,627	—	—	2,126,381	1,976,955	—	1,976,955	43,758
O’Charley’s - Dothan, AL	10/17/2003	6/30/2004	180,735	1,866,665	—	—	2,047,400	1,901,609	—	1,901,609	42,596
O’Charley’s - Evansville, IN	11/7/2003	6/30/2004	104,997	1,786,724	—	—	1,891,721	1,815,271	—	1,815,271	37,019
O’Charley’s - Franklin, TN	11/7/2003	6/30/2004	282,605	2,236,986	—	—	2,519,591	2,272,727	—	2,272,727	46,583
Casa Ole - Jasper, TX	1/7/2004	6/30/2004	140,640	1,339,039	—	—	1,479,679	1,343,020	—	1,343,020	6,021
O’Charley’s - Asheville, NC	10/17/2003	7/13/2004	205,543	1,658,902	—	—	1,864,445	1,694,545	—	1,694,545	38,294
Casa Ole - Sulphur, LA	1/7/2004	8/10/2004	159,164	1,486,989	—	—	1,646,153	1,493,679	—	1,493,679	7,960
Captain D’s - Byram, MS	8/29/2003	8/17/2004	141,988	849,812	—	—	991,800	852,273	—	852,273	2,536
Captain D’s - Richland, MS	8/29/2003	8/17/2004	164,615	875,989	—	—	1,040,604	878,526	—	878,526	2,623
O’Charley’s - Oxford, AL	10/17/2003	8/23/2004	140,274	1,779,527	—	—	1,919,801	1,822,727	—	1,822,727	48,355
O’Charley’s - Richmond, VA	10/17/2003	8/30/2004	221,054	2,081,306	—	—	2,302,360	2,131,832	—	2,131,832	58,653
O’Charley’s - Hopkinsville, KY	10/17/2003	9/2/2004	199,357	1,876,440	—	—	2,075,797	1,927,273	—	1,927,273	53,810
Tumbleweed SW Grill - Louisville, KY	12/23/2003	9/13/2004	252,537	1,686,839	—	—	1,939,376	1,619,425	—	1,619,425	15,759
O’Charley’s - Johnson City, TN	12/30/2003	9/17/2004	289,319	1,850,393	—	—	2,139,712	1,886,364	—	1,886,364	37,998
O’Charley’s - Bristol, VA	10/17/2003	9/28/2004	130,942	1,934,697	—	—	2,065,639	1,987,109	—	1,987,109	59,926
O’Charley’s - Greenwood, SC	12/30/2003	9/28/2004	224,631	1,605,160	—	—	1,829,791	1,636,364	—	1,636,364	35,013
O’Charley’s - Mobile, AL	10/17/2003	9/29/2004	247,312	2,411,043	—	—	2,658,355	2,476,359	—	2,476,359	75,012
Bakers Square - West St. Paul, MN	6/16/2003	9/30/2004	298,650	2,202,661	—	—	2,501,311	2,250,000	—	2,250,000	56,190
Casa Ole - Orange, TX	1/7/2004	9/30/2004	187,322	1,413,051	—	—	1,600,373	1,420,502	—	1,420,502	9,632
O’Charley’s - Indianapolis, IN	10/17/2003	10/14/2004	165,089	2,123,068	—	—	2,288,157	2,186,609	—	2,186,609	67,264
O’Charley’s - Florence, KY	10/17/2003	11/9/2004	338,318	3,142,408	—	—	3,480,726	3,245,455	—	3,245,455	108,162

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
Casa Ole - Silsbee, TX	1/7/2004	11/16/2004	64,725	1,261,215	—	—	1,325,940	1,269,842	—	1,269,842	10,056
Casa Ole - Vidor, TX	1/7/2004	12/16/2004	80,653	1,154,333	—	—	1,234,986	1,162,229	—	1,162,229	9,668
O’Charley’s - Centerville, GA	10/17/2003	12/21/2004	248,480	1,742,334	—	—	1,990,814	1,804,545	—	1,804,545	68,249
O’Charley’s - Tupelo, MS	10/17/2003	1/14/2005	196,393	1,731,278	—	—	1,927,671	1,798,182	—	1,798,182	70,476

CNL Net Lease Investors, LP (3) (8):
Jack in the Box - Mojave, CA	9/25/2002	1/8/2004	364,908	1,241,898	—	—	1,606,806	1,241,457	—	1,241,457	(1,908)
Burger King - Bowling Green, OH	9/25/2002	1/16/2004	107,489	818,684	—	—	926,173	823,270	—	823,270	4,207
Burger King - Wauseon, OH	9/25/2002	1/29/2004	79,691	818,684	—	—	898,375	823,270	—	823,270	4,287
Burger King - Columbia, SC	9/25/2002	2/4/2004	226,574	269,666	—	—	496,240	277,644	—	277,644	(20,771)
Jack in the Box - San Benito, TX	9/25/2002	3/25/2004	185,477	1,260,437	—	—	1,445,914	1,257,183	—	1,257,183	(4,011)
Schlotzsky’s - Louisville, KY	9/25/2002	3/30/2004	272,684	1,039,491	—	—	1,312,175	1,043,169	—	1,043,169	3,001
Boston Market - Carrolton, TX	9/25/2002	3/31/2004	44,215	821,960	—	—	866,175	823,321	—	823,321	(6,043)
Golden Corral - Augusta, GA	9/25/2002	3/31/2004	155,640	1,129,629	—	—	1,285,269	1,159,728	—	1,159,728	31,727
Burger King - Bradford, PA	9/25/2002	4/2/2004	53,936	815,644	—	—	869,580	823,151	—	823,151	7,125
Denny’s - Raytown, MD	9/25/2002	4/27/2004	125,030	798,970	—	—	924,000	798,617	—	798,617	(825)
Boston Market - Kansas City, MO	9/25/2002	8/20/2004	200,500	1,136,300	—	—	1,336,800	1,157,285	—	1,157,285	21,185
Boston Market - Houston, TX	9/25/2002	9/21/2004	171,942	840,790	—	—	1,012,732	842,675	—	842,675	1,384
Boston Market - Orlando, FL	9/25/2002	9/27/2004	196,913	919,171	—	—	1,116,084	923,154	—	923,154	4,007
Boston Market - Vero, FL	9/25/2002	9/28/2004	151,991	818,569	—	—	970,560	821,769	—	821,769	3,206
Denny’s - Corpus Christi, TX	9/25/2002	9/30/2004	202,524	1,168,469	—	—	1,370,993	1,161,563	—	1,161,563	(4,617)
Jack in the Box - Campbell, CA	6/30/2004	10/5/2004	478,151	1,752,877	—	—	2,231,028	1,764,874	—	1,764,874	12,734
Jack in the Box - Castro Valley, CA	6/30/2004	10/22/2004	384,195	1,441,985	—	—	1,826,180	1,451,854	—	1,451,854	12,183
Jack in the Box - Cucamonga, CA	6/30/2004	10/27/2004	386,869	1,422,008	—	—	1,808,877	1,431,740	—	1,431,740	12,308
Jack in the Box - Chula Vista, CA	6/30/2004	10/29/2004	360,260	1,327,863	—	—	1,688,123	1,336,951	—	1,336,951	11,866
Golden Corral - Newman, GA	5/25/2004	11/4/2004	544,547	2,897,159	—	—	3,441,706	2,912,000	—	2,912,000	16,324
Golden Corral - Conyers, GA	5/25/2004	11/4/2004	599,484	3,188,213	—	—	3,787,697	3,204,545	—	3,204,545	17,964
Jack in the Box - Palmdale, CA	6/30/2004	11/8/2004	320,326	984,602	—	—	1,304,928	993,627	—	993,627	9,704
IHOP - Spring, TX	7/22/2004	11/8/2004	649,693	2,453,010	—	—	3,102,703	2,456,940	—	2,456,940	2,527
Jack in the Box - Los Angeles, CA	6/30/2004	11/10/2004	367,116	1,457,564	—	—	1,824,680	1,470,924	—	1,470,924	14,590
IHOP - Hillsboro, TX	7/22/2004	11/18/2004	311,512	1,193,219	—	—	1,504,731	1,195,130	—	1,195,130	1,909
Jack in the Box - Dallas, TX	9/30/2004	11/24/2004	233,333	889,082	—	—	1,122,415	891,093	—	891,093	3,690
Golden Corral - Lawrenceville, GA	5/25/2004	11/29/2004	477,075	2,735,984	—	—	3,213,059	2,750,000	—	2,750,000	17,988
Jack in the Box - San Rafael, CA	6/30/2004	12/10/2004	253,890	891,638	—	—	1,145,528	901,900	—	901,900	10,956
Applebee’s - Gaffney, SC	6/28/2004	12/15/2004	117,965	1,123,037	—	—	1,241,002	1,125,000	—	1,125,000	1,240
Sweet Tomatoes - Orlando, FL	3/10/2004	12/17/2004	559,838	3,372,581	—	—	3,932,419	3,384,700	—	3,384,700	12,104
Golden Corral - Alpharetta, GA	5/25/2004	12/22/2004	727,979	3,836,308	—	—	4,564,287	3,860,000	—	3,860,000	36,725
Jack in the Box - Berkely, CA	9/30/2004	12/30/2004	337,670	1,285,577	—	—	1,623,247	1,291,417	—	1,291,417	8,871

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Net Lease Funding 2003, LLC (3) (8):
Sweet Tomatoes - Atlanta, GA	3/10/2004	6/3/2004	605,000	2,735,217	—	—	3,340,217	2,737,625	—	2,737,625	3,232
Sweet Tomatoes - Westminister, CO	3/10/2004	6/9/2004	428,345	2,132,123	—	—	2,560,468	2,134,000	—	2,134,000	1,136
Souplantation - Lake Forest, CA	3/10/2004	6/9/2004	522,416	1,958,839	—	—	2,481,255	1,960,000	—	1,960,000	207
Sweet Tomatoes - Raleigh, NC	3/10/2004	6/17/2004	316,054	1,578,611	—	—	1,894,665	1,580,000	—	1,580,000	1,590
Sweet Tomatoes - Alpharetta, GA	3/10/2004	6/18/2004	324,261	2,287,636	—	—	2,611,897	2,289,650	—	2,289,650	2,439
Sweet Tomatoes - St. Charles, IL	3/10/2004	6/30/2004	393,303	1,939,518	—	—	2,332,821	1,941,225	—	1,941,225	3,448
Sweet Tomatoes - Albuquerque, NM	3/10/2004	6/30/2004	312,047	1,737,970	—	—	2,050,017	1,739,500	—	1,739,500	2,748
Sweet Tomatoes - Sarasota, FL	3/10/2004	7/7/2004	553,874	2,734,003	—	—	3,287,877	2,737,625	—	2,737,625	1,653
Jack in the Box - Palo Alto, CA	6/30/2004	7/29/2004	359,407	1,273,509	—	—	1,632,916	1,273,509	—	1,273,509	2,611
Jack in the Box - Bakersfield, CA	6/30/2004	8/12/2004	173,097	1,002,048	—	—	1,175,145	1,004,314	—	1,004,314	3,164
Golden Corral - Buford, GA	5/25/2004	8/17/2004	588,738	3,491,943	—	—	4,080,681	3,499,000	—	3,499,000	9,973
Jack in the Box - Riverside, CA	6/30/2004	8/17/2004	419,820	1,575,670	—	—	1,995,490	1,579,233	—	1,579,233	5,516
Jack in the Box - Phoenix, AZ	6/30/2004	8/18/2004	176,947	1,049,261	—	—	1,226,208	1,051,634	—	1,051,634	3,597
Sweet Tomatoes - Peoria, AZ	3/10/2004	8/19/2004	580,946	2,881,842	—	—	3,462,788	2,886,950	—	2,886,950	5,373
Jack in the Box - Marysville, CA	6/30/2004	8/20/2004	399,446	1,351,870	—	—	1,751,316	1,354,927	—	1,354,927	5,011
Golden Corral - Snellville, GA	5/25/2004	8/30/2004	499,488	2,864,211	—	—	3,363,699	2,870,000	—	2,870,000	9,219
Sweet Tomatoes - Tampa, FL	3/10/2004	8/30/2004	419,149	2,033,396	—	—	2,452,545	2,037,000	—	2,037,000	6,136
Golden Corral - Kennesaw, GA	5/25/2004	9/2/2004	536,093	3,133,208	—	—	3,669,301	3,142,750	—	3,142,750	10,904
Jack in the Box - Orcutt, CA	6/30/2004	9/8/2004	309,329	1,156,105	—	—	1,465,434	1,161,357	—	1,161,357	5,876
Sweet Tomatoes - Aurora, CO	3/10/2004	9/9/2004	438,437	2,100,331	—	—	2,538,768	2,105,000	—	2,105,000	3,943
Jack in the Box - Woodland, CA	6/30/2004	9/10/2004	327,824	1,214,742	—	—	1,542,566	1,220,260	—	1,220,260	6,531
Jack in the Box - Santa Ana, CA	6/30/2004	9/17/2004	269,268	1,001,356	—	—	1,270,624	1,005,905	—	1,005,905	5,918
Sweet Tomatoes - Fort Myers, FL	3/10/2004	9/17/2004	424,602	3,178,534	—	—	3,603,136	3,185,600	—	3,185,600	7,484
Sweet Tomatoes - Tampa, FL	3/10/2004	9/22/2004	422,150	2,508,063	—	—	2,930,213	2,513,638	—	2,513,638	6,653
Jack in the Box - Houston, TX	6/30/2004	9/24/2004	172,456	1,207,144	—	—	1,379,600	1,212,627	—	1,212,627	7,778
Jack in the Box - Antioch, CA	6/30/2004	9/28/2004	253,778	785,367	—	—	1,039,145	788,934	—	788,934	5,522
Jack in the Box - Auburn, WA	6/30/2004	9/28/2004	249,965	1,304,766	—	—	1,554,731	1,310,693	—	1,310,693	8,804
Jack in the Box - Mesa, AZ	6/30/2004	9/28/2004	198,453	957,998	—	—	1,156,451	962,350	—	962,350	6,465
Jack in the Box - Chico, CA	6/30/2004	9/29/2004	204,705	841,893	—	—	1,046,598	845,717	—	845,717	5,745
Applebee’s - Greenville, SC	6/28/2004	9/30/2004	259,610	1,873,702	—	—	2,133,312	1,875,000	—	1,875,000	2,001
Jack in the Box - Irving, TX	6/30/2004	9/30/2004	241,103	1,120,097	—	—	1,361,200	1,125,185	—	1,125,185	7,729
Jack In The Box - Ventura, CA	9/30/2004	1/7/2005	462,278	1,688,319	—	—	2,150,597	1,699,874	—	1,699,874	12,500
Applebee’s - Asheville, NC	6/28/2004	1/14/2005	295,765	2,878,941	—	—	3,174,706	2,885,000	—	2,885,000	4,244
Jack In The Box - Seattle, WA	9/30/2004	1/18/2005	203,888	666,853	—	—	870,741	671,417	—	671,417	5,448
Applebee’s - Anderson, SC	6/28/2004	1/21/2005	351,034	2,679,361	—	—	3,030,395	2,685,000	—	2,685,000	4,860

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
IHOP - Frisco, TX	7/22/2004	1/31/2005	481,493	2,146,428	—	—	2,627,921	2,152,200	—	2,152,200	7,251
Jack In The Box - Riverside, CA	9/30/2004	2/8/2005	283,746	1,081,834	—	—	1,365,580	1,091,750	—	1,091,750	10,797
Jack In The Box - Houston, TX	9/30/2004	2/11/2005	493,699	1,938,472	—	—	2,432,171	1,956,240	—	1,956,240	19,887
Golden Corral - Austell, GA	5/25/2004	2/11/2005	512,052	2,895,436	—	—	3,407,488	2,919,500	—	2,919,500	25,967
IHOP - Austin, TX	7/22/2004	2/18/2005	527,393	2,297,121	—	—	2,824,514	2,304,560	—	2,304,560	8,678
Sweet Tomatoes - Tampa, FL	3/10/2004	2/18/2005	406,036	2,317,519	—	—	2,723,555	2,328,000	—	2,328,000	11,709
IHOP - Austin, TX	7/22/2004	2/18/2005	447,310	1,945,908	—	—	2,393,218	1,952,210	—	1,952,210	7,351

CFD Holdings II, LLC (3):
Fazoli’s - Oregon, OH	5/8/2003	6/24/2004	383,988	—	—	—	383,988	—	740,459	740,459	27,852

CNL Funding 2001-4, LP (3):
Burger King - Boynton Beach, FL	7/21/2003	3/12/2004	999,217	—	—	—	999,217	—	709,380	709,380	28,932
Burger King - West Palm Beach, FL	7/21/2003	6/23/2004	834,264	—	—	—	834,264	—	725,000	725,000	24,352
Burger King - Coral Springs, FL	5/5/2003	8/31/2004	885,163	—	—	—	885,163	—	1,036,190	1,036,190	(40,339)

CNL Hotels & Resorts, Inc.:
Residence Inn - Charlotte, NC	7/10/2003	12/17/2004	3,763,810	—	—	—	3,763,810	—	3,177,789	3,177,789	(6)
Hampton Inn - Denver, CO	7/10/2003	11/15/2004	2,639,686	—	—	—	2,639,686	—	2,554,787	2,554,787	(6)
Comfort Inn - Marietta, GA	7/10/2003	7/15/2004	5,119,961	—	—	—	5,119,961	—	5,023,017	5,023,017	(6)
Hampton Inn - Omaha, NE	7/10/2003	7/7/2004	5,840,562	—	—	—	5,840,562	—	5,408,607	5,408,607	(6)
Holiday Inn Express - Bloomington, MN	7/10/2003	3/10/2005	(2,238,589)	7,500,000	—	—	5,261,411	—	4,874,420	4,874,420	(6)
Holiday Inn Express - Austin, TX	7/10/2003	6/9/2005	—	2,645,528	—	—	2,645,528	—	3,035,061	3,035,061	(6)
Ashford Portfolio - 30 Properties Various locations	Various	6/17/2005	39,722,062	424,362,577	—	—	464,084,639	—	463,952,053	463,952,053	(6)
Lake Lanier Islands Resort - Lake Lanier, GA	4/2/2004	8/30/2005	13,475,668	—	—	—	13,475,668	—	13,261,066	13,261,066	(6)
Pyramid Portfolio - 5 Properties Various locations	Various	9/1/2005	15,242,465	90,822,065	—	—	106,064,530	—	110,955,454	110,955,454	(6)

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
Hotel del Coronado (70.0%) - San Diego, CA	12/18/2003	1/9/2006	166,088,675	400,000,000	—	—	566,088,675	—	339,329,000	339,329,000	(7)
Wyndham Portfolio - 2 Properties Various Locations	5/1/2000	4/28/2006	42,284,507	—	—	—	42,284,507	—	46,475,084	46,475,084	(7)
Hampton Inn Chelsea (66.667%) - New York, NY	8/29/2003	9/29/2006	39,121,762	15,668,869	—	—	54,790,631	—	28,699,794	28,699,794	(7)

CNL Retirement Properties, Inc.:
EdenGardens of Greenwood - Greenwood, SC	11/25/2003	3/9/2006	600,000	—	2,400,000	—	3,000,000	—	4,538,000	4,538,000	1,076,000
EdenGardens of Roswell - Roswell, SC	11/25/2003	3/9/2006	600,000	—	2,400,000	—	3,000,000	—	2,447,000	2,447,000	576,000
EdenGardens of Sandy Springs - Atlanta, GA	11/25/2003	7/27/2006	1,475,000	—	—	—	1,475,000	—	3,343,000	3,343,000	466,000

Footnotes

(1)	Amounts shown do not include pro rata share of original offering costs or acquisition fees.
(2)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.
(3)	On February 25, 2005, these entities merged into or were acquired by US Restaurant Properties, Inc. in conjunction with a merger. As a result of the merger, these entities legally ceased to exist. Upon the merger, the combined company changed its name to Trustreet Properties, Inc.
(4)	Closing costs deducted from net sales proceeds do not include deferred, subordinated real estate disposition fees payable to CNL Fund Advisors, Inc. or its affiliates.
(5)	Information in this table includes properties sold by Maple & Main Orlando, LLC; RAI Restaurants, Inc.; South Street Investments, Inc.; CNL Restaurant Investors Properties, LLC; CNL Funding 2001-A, LP; CNL Net Lease Investors LP, and CNL Net Lease Funding 2003, LLC subsidiaries of CNL Restaurant Properties, Inc., which were formed for the purpose of originating long-term triple net leases on real estate with the intent of selling these properties to third parties.
(6)	The excess of property operating cash receipts over cash expenditures for properties sold during 2004 and 2005 was $154,696,000.
(7)	The excess of property operating cash receipts over cash expenditures for properties sold during 2006 was $125,939,000.

Past performance is not necessarily indicative of future performance.